transalta™

Annual Information Form

for the Year Ended December 31, 2023

Energizing the Future.

Contents

2	Presentation of Information
2	Special Note Regarding Forward-Looking Statements
4	Documents Incorporated by Reference
4	Corporate Structure
7	Overview
12	General Development of the Business
20	Business of TransAlta
42	Environmental Risk Management
46	Risk Factors
63	Employees
64	Capital and Loan Structure
79	Credit Ratings
82	Dividends
85	Market for Securities
92	Directors and Officers
102	Interests of Management and Others in Material Transactions
102	Indebtedness of Directors, Executive Officers and Senior Officers
102	Corporate Cease Trade Orders, Bankruptcies or Sanctions
103	Material Contracts
103	Conflicts of Interest
103	Legal Proceedings and Regulatory Actions
105	Transfer Agent and Registrar
105	Interests of Experts
105	Additional Information
105	Audit, Finance and Risk Committee
A- 1	Audit, Finance and Risk Committee Charter
B- 1	Glossary of Terms

Presentation of Information
The information contained in this Annual Information Form ("AIF") is given as of or for the year ended Dec. 31, 2023, unless otherwise noted. All dollar amounts are in Canadian dollars, unless otherwise noted. All references to the "Company" and to "TransAlta", "we", "our" and "us" refers to TransAlta Corporation and its subsidiaries, including TransAlta Renewables Inc., on a consolidated basis. Reference to "TransAlta Corporation" refers to TransAlta Corporation, including its subsidiaries. Capitalized terms not defined in the body of this AIF are defined in Appendix "B" – Glossary of Terms contained .
Special Note Regarding Forward-Looking Statements
This AIF, including the documents incorporated herein by reference, includes "forward-looking information," within the meaning of applicable Canadian securities laws, and "forward-looking statements," within the meaning of applicable United States securities laws, including the Private Securities Litigation Reform Act of 1995 (collectively referred to herein as "forward-looking statements"). All forward-looking statements are based on our beliefs as well as assumptions based on information available at the time the assumption was made and on management's experience and perception of historical trends, current conditions and expected future developments, and other factors deemed appropriate in the circumstances. Forward-looking statements are not facts, but only predictions and generally can be identified by the use of statements that include phrases such as "may", "will", "can", "could", "would", "shall", "believe", "expect", "estimate", "anticipate", "intend", "plan", "forecast", "foresee", "potential", "enable", "continue" or other comparable terminology. These statements are not guarantees of our future performance, events or results and are subject to risks, uncertainties and other important factors that could cause our actual performance, events or results to be materially different from those set out in or implied by the forward-looking statements.
In particular, this AIF (or a document incorporated herein by reference) contains forward-looking statements including, but not limited to: global trends for decarbonization, including the cost of carbon, cost effective technologies for storage, hydrogen and carbon capture, and customer demand; the role of natural gas generation in maintaining affordability and reliability in each of TransAlta's core markets; anticipated evolution of the Alberta merchant market; TransAlta's ability to execute its strategy, including meeting customer needs, achieving operational excellence, increasing shareholder value and delivering stable and predictable cash flows; TransAlta’s priorities to 2028, including optimizing the Alberta portfolio, maintaining financial strength and capital allocation discipline, defining the next generation of power solutions and leading environmental, social and governance ("ESG") and market policy; emissions reductions, including reducing emissions (scope 1 and 2) by 75 per cent below 2015 levels by 2026, achieving net-zero by 2045 and ending coal generation by 2025; TransAlta’s ability to execute its sustainability targets, including 80 per cent of procurement spend to be with suppliers committed to sustainability, 40 per cent company-wide female employment by 2030, and 50 per cent female Board representation by 2030; TransAlta’s acquisition of Heartland Generation Ltd. and Alberta Power (2000) Ltd. (collectively, “Heartland”), including the ability to obtain regulatory approval, the timing thereof, and the anticipated benefits arising from the transaction; the Alberta portfolio strategy and priorities, including optimizing value from the diversified fleet; the energy marketing business' ability to deliver value with low risk; expected earnings before interest, taxes, depreciation and amortization ("EBITDA") contribution from TransAlta's Energy Marketing segment; the ability to execute the updated Clean Electricity Growth Plan targets, including delivering up to an incremental 1.75 GW of clean electricity capacity, a 10 GW pipeline, deploying approximately $3.5 billion of growth capital, and achieving cumulative annual EBITDA from new growth projects of $350 million, in each case to 2028; the Company's future growth pipeline, including the timing of commercial operations and the costs of the advanced and early-stage projects; the ability to pursue and execute joint development projects with Hancock Prospecting; ability to proceed to construction and operation of the Company’s advanced development projects, including WaterCharger, Pinnacle and the Mount Keith Expansion, and the timing thereof and the expected EBITDA contribution thereof; the source of funding for the updated Clean Electricity Growth Plan; our transformation, growth and capital allocation; future growth opportunities; growth in renewables and on-site and cogeneration assets, including the timing of commercial operations such as the White Rock wind project, Horizon Hill wind project and Mount Keith transmission expansion; the ability to realize future growth opportunities with BHP (as defined below); the proportion of
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EBITDA to be generated from renewable sources by the end of 2025, including the announced 800 MW of new renewable generation; the ability of the Company to realize benefits from Canadian, American and Australian regulatory developments, including receiving funding for clean electricity projects; the potential increase in value of emissions reduction credits; the cyclicality of the business, including as it relates to maintenance costs, production and loads; expectations regarding refinancing debt as it matures; and the Company continuing to maintain a strong financial position and significant liquidity.
The forward-looking statements contained in this AIF (or a document incorporated herein by reference) are based on many assumptions including, but not limited to, the following: no significant changes to applicable laws and regulations beyond those that have already been announced; no unexpected delays in obtaining required regulatory approval; no material adverse impacts to long-term investment and credit markets; no significant changes to power price and hedging assumptions; no significant changes to gas commodity price assumptions and transport costs; no significant changes to decommissioning and restoration legislation or regulations; no significant changes to interest rates; no significant changes to the demand and growth of renewables generation; no significant changes to the integrity and reliability of our assets; no significant changes to the Company's debt and credit ratings; no unforeseen changes to economic and market conditions; no significant event occurring outside the ordinary course of business. These assumptions are based on information currently available to TransAlta, including information obtained from third-party sources. Actual results may differ materially from those predicted by such forward-looking information. While TransAlta does not know what impact any of these differences may have, TransAlta's business, results of operations, financial condition and credit stability may be materially adversely affected if any such differences occur.
Forward-looking statements are subject to a number of significant risks and uncertainties that could cause actual plans, performance, results or outcomes to differ materially from current expectations. Factors that may adversely impact what is expressed or implied by forward-looking statements contained in this AIF (or a document incorporated herein by reference) include, but are not limited to: fluctuations in power prices, including lower merchant pricing in Alberta, Ontario and Mid-Columbia; changes in demand for electricity and capacity; our ability to contract our electricity generation for prices that will provide expected returns; our ability to replace contracts as they expire; risks associated with development projects and acquisitions, including capital costs, permitting, land rights, engineering risks, and delays in the construction or commissioning of projects, including as it pertains to the White Rock and Horizon Hills wind projects; risks relating to our early stage development projects, including interconnection, offtake contracts and geotechnical and environmental conditions of such projects; any difficulty raising needed capital in the future, including debt, equity and tax equity, as applicable, on reasonable terms or at all; our ability to achieve our targets relating to ESG (as defined below); long term commitments on gas transportation capacity that may not be fully utilized over time; our ability to replace or renew contracts as they expire; failure or delay in closing the Heartland acquisition, including the inability to obtain regulatory approvals necessary for the acquisition of Heartland on terms satisfactory to TransAlta or at all; changes to the legislative, regulatory and political environments in the jurisdictions in which we operate; environmental requirements and changes in, or liabilities under, these requirements; operational risks involving our facilities, including unplanned outages; disruptions in the transmission and distribution of electricity; restricted access to capital and increased borrowing costs; changes in short-term and/or long-term electricity supply and demand; reductions in production; a higher rate of losses on our accounts receivables due to credit defaults; impairments and/or writedowns of assets; adverse impacts on our information technology systems and our internal control systems, including increased cybersecurity threats; commodity risk management and energy trading risks, including the effectiveness of the Company’s risk management tools associated with hedging and trading procedures to protect against significant losses; reduced labour availability and ability to continue to staff our operations and facilities; disruptions to our supply chains, including our ability to secure necessary equipment and to obtain regulatory approvals on the expected timelines or at all in respect of our growth projects; the effects of weather, including man-made or natural disasters and other climate-change related risks; increases in costs; reductions to our generating units’ relative efficiency or capacity factors; disruptions in the source of fuels, including natural gas, coal, water, solar or wind resources required to operate our facilities; general economic risks, including deterioration of equity markets, increasing interest rates or rising inflation; failure to meet financial expectations; general domestic and international economic and political developments, including armed hostilities, the threat of terrorism, adverse diplomatic developments or other similar events; equipment failure and our ability to carry out or have completed repairs in a cost-effective manner or timely manner or at all;
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industry risk and competition; public health crises and the impacts of any restrictive directives of government and public health authorities; fluctuations in the value of foreign currencies; structural subordination of securities; counterparty credit risk; inadequacy or unavailability of insurance coverage; increases in Company's income taxes and any risk of reassessments; legal, regulatory and contractual disputes and proceedings involving the Company; reliance on key personnel; and labour relations matters. The foregoing risk factors, among others, are described in further detail under the heading "Risk Factors" in this AIF or in a document incorporated herein by reference, including our Management's Discussion and Analysis for the year ended Dec. 31, 2023.
Readers are urged to consider these factors carefully when evaluating the forward-looking statements and are cautioned not to place undue reliance on them, which reflect the Company's expectations only as of the date hereof. The forward-looking statements included in this AIF are made only as of the date hereof and we do not undertake to publicly update these forward-looking statements to reflect new information, future events or otherwise, except as required by applicable laws. The purpose of the financial outlooks contained herein (including as may be incorporated by reference) is to give the reader information about management's current expectations and plans and readers are cautioned that such information may not be appropriate for other purposes. In light of these risks, uncertainties and assumptions, the forward-looking statements might occur to a different extent or at a different time than we have described or might not occur at all. We cannot assure that projected results or events will be achieved.
Non-IFRS Financial Measures
We use a number of financial measures to evaluate our performance and the performance of our business segments, including measures and ratios that are presented on a non-International Financial Reporting Standards (IFRS), and therefore are unlikely to be comparable to similar measures presented by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS. In addition, TransAlta cautions the reader that information provided in this AIF regarding the Company's outlook on certain matters, including EBITDA, adjusted EBITDA and free cash flow are provided to give context to the nature of some of the Company's future plans and may not be appropriate for other purposes. Refer to the "Non-IFRS Financial Measures" section of our Management's Discussion and Analysis for the year ended Dec. 31, 2023, for more information, which is specifically incorporated by reference in this AIF. Refer to the section under the heading "Documents Incorporated by Reference" of this AIF for more information.
Documents Incorporated by Reference
The Company's audited consolidated financial statements for the year ended Dec. 31, 2023, and related annual Management's Discussion and Analysis (the "2023 Integrated Report"), are hereby specifically incorporated by reference in this AIF. Copies of these documents are available on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov.
Corporate Structure
Name and Incorporation
TransAlta is a corporation organized under the Canada Business Corporations Act (the "CBCA"). The Company was formed by a Certificate of Amalgamation issued on Oct. 8, 1992. On Dec. 31, 1992, a Certificate of Amendment was issued in connection with a plan of arrangement involving the Company and TransAlta Utilities Corporation ("TransAlta Utilities" or "TAU") under the CBCA. The plan of arrangement, which was approved by shareholders on Nov. 26, 1992, resulted in shareholders of TAU exchanging their common shares for common shares of TransAlta Corporation on a one-for-one basis. Upon completion of the arrangement, TAU became a wholly owned subsidiary of TransAlta Corporation.
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Effective Jan. 1, 2009, we completed a reorganization, whereby the assets and business affairs of TAU and TransAlta Energy Corporation ("TransAlta Energy") (with the exception of the wind business) were transferred to TransAlta Generation Partnership, a then new Alberta general partnership, whose partners are the Company and TransAlta Generation Ltd., a wholly owned subsidiary of TransAlta. TransAlta Generation Partnership is managed by TransAlta Corporation pursuant to the terms of a partnership agreement and a management services agreement. Immediately following the transfer of assets by TAU and TransAlta Energy to TransAlta Generation Partnership, TransAlta Corporation amalgamated with TAU, TransAlta Energy and Keephills 3 GP Ltd. pursuant to the provisions of the CBCA. Effective June 1, 2023, TransAlta Corporation amalgamated with its wholly owned subsidiary TransAlta Investment Ltd. On Oct. 5, 2023, TransAlta Corporation acquired all of the outstanding common shares of TransAlta Renewables Inc. ("TransAlta Renewables") not already owned, directly or indirectly, by the Company.
We amended our articles on Dec. 7, 2010, to create the Series A Shares and Series B Shares; again on Nov. 23, 2011, to create the Series C Shares and Series D Shares; again on Aug. 3, 2012, to create the Series E Shares and Series F Shares; and again on Aug. 13, 2014, to create the Series G Shares and Series H Shares. We further amended our articles on Oct. 1, 2020, to create the Series I Shares, a new series of redeemable, retractable first preferred shares that were issued to an affiliate of Brookfield Renewable Partners ("Brookfield") in October 2020. See the "Capital and Loan Structure – Exchangeable Securities" section of this AIF.
Our registered and head office is located at TransAlta Place, Suite 1400, 1100 1st Street SE, Calgary, Alberta, Canada, T2G 1B1.

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Our Subsidiaries
As of Dec. 31, 2023, our principal subsidiaries and their respective jurisdictions of formation are set out in the organization chart below. The Company’s remaining subsidiaries and partnerships each account for (i) less than 10 per cent of the Company’s consolidated assets as at Dec. 31, 2023 and (ii) less than 10 per cent of the Company’s consolidated revenues for the year ended Dec. 31, 2023. In aggregate, TransAlta’s subsidiaries and partnerships not listed below did not exceed 20 per cent of the Company’s total consolidated assets or total consolidated revenues as at and for the year ended Dec. 31, 2023.

TransAlta Corporation
(Canada) (1)
Garden Plain Wind Energy I Inc. (Canada)
TransAlta Energy Marketing Corp. (Canada)
TransAlta Generation Ltd. (Canada)
TransAlta Cogeneration Ltd. (Canada)
TransAlta Power Ltd. (Canada)
99.99%
Keephills 3 Limited Partnership (Alberta) (3)
99.99%
0.01%
57.13%
34.28%
0.01%
99.99%
0.01%
52.26%
47.74%
Garden Plain I L.P. (Alberta)
TA Energy Inc. (Canada)
65.72%
TransAlta Generation Partnership (Alberta)
50%
TransAlta Cogeneration, L.P. (Ontario) (8)
TransAlta Holdings ULC (Nova Scotia)
42.86%
TEC Limited Partnership (Alberta) (2)
99.99%
22.73%
TA Alberta Hydro LP (Alberta) (4)
TransAlta Renewables Inc. (Canada)
77.27%
TransAlta Holdings U.S. Inc. (Delaware)
Barracuda Wind LLC (Delaware)
TransAlta Energy (Australia) Pty Ltd. (Canada)
TEC Hedland Pty Ltd. (Australia)
TransAlta Energy Marketing (U.S.) Inc. (Delaware)
TransAlta USA Inc. (Delaware)
Horizon Hill Wind, LLC (Delaware)
White Rock Wind East, LLC (Delaware)
White Rock Wind West, LLC (Delaware)
TransAlta (SC) Inc. (Canada)
Canadian Hydro Developers, Inc. (Alberta)
0.01%
99.99%
99.99%
TransAlta (SC) L.P. (Alberta)
MW Intermediary LP (Ontario) (5)
TECWA Fuel, Inc. (Washington)
TECWA Power, Inc. (Washington)
TransAlta Centralia Mining LLC (Washington)
TransAlta Centralia Generation LLC (Washington)
82.99%
99.99%
Kent Hills Wind LP (New Brunswick) (7)
Melancthon Wolfe Wind LP (Ontario) (6)

(1)    Unless otherwise stated, ownership is 100 per cent.
(2)    The remaining 0.01 per cent of TEC Limited Partnership is owned by TransAlta (Ft. McMurray) Ltd, a wholly owned subsidiary of the Company.
(3) The remaining 0.01 per cent of Keephills 3 Limited Partnership is owned by Vision Quest WindElectric Ltd., a wholly owned subsidiary of the Company.
(4) The remaining 0.01 per cent of TA Alberta Hydro LP is owned by TA Alberta Hydro Inc., a wholly owned subsidiary of the Company.
(5) The remaining 0.01 per cent of MW Intermediary LP is owned by MW Intermediary Inc., a wholly owned subsidiary of Canadian Hydro Developers, Inc.
(6) The remaining 0.01 per cent of Melancthon Wolfe Wind LP is owned by Melancthon Wolfe Wind Inc., a wholly owned subsidiary of MW Intermediary LP.
(7) The remaining 17.00 per cent of Kent Hills Wind LP is owned Natural Forces Technologies Inc. and the remaining 0.01 percent is owned by by Kent Hills Wind Inc.
(8) The remaining 49.99 per cent of TransAlta Cogeneration LP is owned by CPH Cogen Inc.

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TransAlta Renewables
On Sept. 26, 2023, shareholders of TransAlta Renewables approved a definitive arrangement agreement (the "Arrangement Agreement”) under which TransAlta acquired all of the outstanding common shares of TransAlta Renewables (each, a “RNW Share”) not already owned, directly or indirectly, by TransAlta and certain of its affiliates.
The Arrangement Agreement was approved by the Court of King’s Bench of Alberta on Oct. 4, 2023. The consideration paid totaled $1.3 billion which consisted of $800 million of cash and approximately 46 million common shares of the Company.
On Oct. 5, 2023, the Company announced the completion of the acquisition of TransAlta Renewables pursuant to the terms of the Arrangement Agreement. TransAlta's acquisition of TransAlta Renewables' common shares resulted in TransAlta Renewables becoming a wholly owned subsidiary of the Company. Prior to the Arrangement, TransAlta and its affiliates collectively held 160,398,217 RNW Shares, representing 60.1 per cent of the issued and outstanding RNW Shares, with the remaining 106,510,884 RNW Shares held by TransAlta Renewables shareholders other than TransAlta and its affiliates.
Overview
TransAlta
TransAlta and its predecessors have been engaged in the development, production and sale of electric energy since 1911. We are one of Canada's largest publicly traded power generators and are among Canada's largest non-regulated electricity generation and energy marketing companies with 6,761 megawatts ("MW") of gross installed capacity. We are one of the largest producers of wind power in Canada and the largest producer of hydro power in Alberta. We own, operate and manage a highly contracted and geographically diversified portfolio of generation assets that includes water, wind, solar, natural gas, battery storage and transition coal. We also have industry-leading energy marketing capabilities where we seek to maximize margins by securing and optimizing high-value products and markets for ourselves and our customers in dynamic market conditions. Our energy marketing operations aim to maximize margins by securing and optimizing high-value products and markets for ourselves and our customers in dynamic market conditions. Our mix of merchant and contracted assets along with our energy marketing business provides cash flows that support our ability to pay dividends to our shareholders and reinvest in growth.
Our Goal
The Company's goal is to be a leading clean electricity company that is committed to a sustainable future and a responsible energy transition. Our strategic priorities include accelerating growth into customer-centred renewables and storage, selectively expanding flexible generation and reliability assets to support the transition, defining the next generation of power solutions and maintaining financial strength and capital allocation discipline. We are primarily focused on opportunities within our core markets of Canada, the US and Western Australia. Our 112-year operating history allows us to apply our expertise, scale and diversified fuel mix to capitalize on opportunities in our core markets and grow in areas where we can employ our competitive advantages.
Our Values
Our values are grounded in safety, innovation, sustainability, respect and integrity, all of which enable us to work towards our common goals. These values are the principles that define our corporate culture. They reflect our skills and mindset while providing a framework for everything we do, guiding both internal conduct and external relationships. These values are at the heart of our success:
•Safety – Safeguard the health and safety of our people, partners and stakeholders.
•Innovation – Develop and embrace innovative solutions to challenges.
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•Sustainability – Reduce the impact of resource use in everything we do.
•Respect – Support our people, our partners, our communities and our environment.
•Integrity – Focus on honesty, transparency and doing what's right.
Our Corporate Strategy
Our strategic focus is to invest in clean electricity solutions that meet the needs of our customers and communities. We invest in a disciplined manner to deliver appropriately risk-adjusted returns to our shareholders, which includes investing in projects that help our customers and our communities meet their environment, social and governance ("ESG") objectives. To support this strategy, we maintain a growing pipeline of project opportunities focused on hydro, wind, solar, energy storage and low-emissions gas generation.
On Nov. 21, 2023, TransAlta updated its Clean Electricity Growth Plan and five-year strategic growth targets. These growth targets include adding up to 1.75 gigawatts ("GW") of new generating capacity to the Company’s fleet by investing approximately $3.5 billion to develop, construct or acquire new assets through 2024 to the end of 2028. The growth will focus on customer-centred renewables and storage through the development of those projects in our current 5.3 GW development pipeline, which we intend to expand to 10 GW by 2028.
The following provides an overview of our Clean Electricity Growth Plan and strategic priorities to 2028:
1. Optimize our Alberta portfolio
We will continue to optimize our existing asset base and maximize the value of our hydro and legacy gas fleet in Alberta. This fleet of assets is well positioned to meet the changing price dynamics of the market and the needs of the province of Alberta. With the acquisition of the Heartland Generation assets (See the "General Development of the Business" section of this AIF for further details), we will diversify and support our Alberta portfolio to deliver fast-responding peaking capacity as the market transitions into a higher concentration of renewables. The acquisition will include almost 400 MW of peaking capacity with a large base of contracted cogeneration assets that have strong and long-term contracts.
2. Execute the Clean Electricity Growth Plan
We are focused on growing our renewable generation capacity and plan to invest approximately $3.5 billion to deliver up to 1.75 GW of incremental renewable generation capacity by the end of 2028. We are targeting that this new capacity, once fully operational, will deliver incremental annual earnings before interest, taxes, depreciation and amortization ("EBITDA") of approximately $350 million.1 We are also targeting to expand the Company's development pipeline to 10 GW by the end of 2028.
3. Selectively expand flexible generation and reliability assets
We are focused on selectively expanding our portfolio offerings in flexible generation and reliability assets, such as peaking generation and short-term and long-term storage, to optimize our portfolio and address the increasing intermittency of renewables generation-based systems. The Company's Clean Electricity Growth Plan may also include efficient and flexible natural gas generation assets that are required to meet system reliability needs and support the addition of new intermittent renewable generation, especially where we can use the knowledge and skill set of our optimization and trading teams to realize additional value.
4. Maintain financial strength and capital allocation discipline
Our strong financial results have created higher operating cash flow that can be allocated to our funding priorities. Higher operating cash flow allows us to allocate more capital to growth, dividends, debt repayment and share repurchases. Our capital allocation is highly flexible, and during periods of limited growth opportunities and share price underperformance we view share repurchases as an opportunity to return capital to shareholders.
1 Adjusted EBITDA is a non-IFRS financial measure; see the "Non-IFRS Financial Measures" section of the 2023 Integrated Report for more information.
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5. Define the next generation of power solutions
As we approach net-zero governmental mandates, it is important for TransAlta to be at the forefront of technology innovation to remain competitive and continue to deliver on our commitments to our customers. We have established an internal new technology team that monitors developments in new technologies including storage, hydrogen, fusion, carbon capture and small modular reactors ("SMRs") to assess their potential for deployment over the next decade. We intend to identify and define the next generation of power solutions that will meet the needs of our economy and communities in the second half of this decade and the decade to come.
6. Lead in sustainability and market policy development
Given the ambitious climate goals in all of our geographies, it is imperative that independent power producers ("IPPs"), like TransAlta, actively participate in policy development to ensure that decarbonization, affordability and reliability are properly balanced in order to promote a competitive and effective electricity sector in those geographies.
Our Capital Allocation and Financing Strategy
We are focused on remaining disciplined with our capital investment program and maintaining a strong financial position that provides sufficient capital to execute on our strategy.
Maintaining a strong financial position allows us to contract our portfolio with a variety of counterparties on terms and prices that are favourable to our financial results and provide us with better access to capital markets through commodity and credit cycles. We have an investment-grade BBB (low) credit rating from Morningstar DBRS, a corporate family rating of Ba1 from Moody's with a stable outlook, and S&P Global Ratings reaffirmed the Company’s unsecured debt rating and issuer rating of BB+ with a stable outlook. We believe that we have the ability to execute our Clean Electricity Growth Plan at these rating levels.
Our capital allocation and financing strategy balances the demands associated with meeting our goals around reinvestment, new growth and debt repayments along with providing shareholders an appropriate risk-adjusted return on their capital. Our capital allocation strategy considers sustaining capital, debt repayment, growth, dividend payments and share repurchases.
Our Business Segments
The following is a description of our business segments:
•The Hydro segment has a net ownership interest of approximately 922 MW of owned hydroelectric generating capacity. The facilities within this segment are located in Alberta, British Columbia and Ontario.
•The Wind and Solar segment has a net ownership interest of approximately 2,057 MW of owned wind and solar electrical-generating capacity, as well as battery storage, and includes facilities located in Alberta, Ontario, New Brunswick and Québec; the states of Massachusetts, Minnesota, New Hampshire, North Carolina, Pennsylvania, Washington and Wyoming; and the state of Western Australia. We currently have 500 MW of construction projects underway in this segment that are expected to be completed in 2024.
•The Gas segment has a net ownership interest of approximately 2,775 MW of owned gas electrical-generating capacity and includes facilities located in Alberta, Ontario, Michigan and the state of Western Australia. This segment includes our ownership interest in a natural gas pipeline located in Western Australia.
•The Energy Transition segment has a net ownership interest of approximately 671 MW of owned coal electrical-generating capacity. The segment includes one remaining operating unit at Centralia, the Skookumchuck hydro facility, the retired Centralia unit, retired Alberta thermal units, and the Highvale mine and the mine reclamation activities.
•The Energy Marketing segment is responsible for marketing production through short-term and long-term contracts, for securing cost-effective and reliable fuel supply, and for maximizing margins by optimizing certain assets as market conditions change. Our Energy Marketing segment is actively engaged in the trading of power, natural gas and environmental products across several markets and has allowed us to obtain more
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favourable pricing for uncommitted electricity, secure fuel supply on a cost-effective basis and fulfil electricity delivery obligations in the event of an outage.
•The Corporate segment supports each of the above segments and includes the Company's central finance, legal, human resources, administrative, business development, external affairs and investor relations functions.
We regularly review our operations in order to optimize our generating assets and evaluate appropriate growth opportunities to maximize value to the Company. We have, in the past, made, and may in the future make, changes and additions to our fleet of hydro, wind, solar, energy storage, natural gas and coal facilities.
Our Sustainability Leadership
Sustainability means ensuring that our financial returns consider short- and long-term economic, environmental and societal impacts as well as community needs. As we execute our strategy, our decisions are governed with a view to also delivering on our sustainability objectives. We have a long history of adopting leading sustainability practices, including 30 years of sustainability reporting and also voluntarily integrating our sustainability report into the 2023 Integrated Report. We adopt guidance from the International Sustainability Standards Board by the International Financial Reporting Standards ("IFRS") Foundation, the International Integrated Reporting Framework, the Global Reporting Initiative and the Sustainability Accounting Standards Board requirements for electric utilities and power generators. We continue to monitor the development of sustainability and climate-related disclosure requirements to assess our future reporting, such as the proposed climate-related disclosure rules by the Canadian Securities Administrators, the US Securities and Exchange Commission and the Australian government. Moreover, we align our sustainability targets with the UN Sustainable Development Goals.
Our key sustainability pillars build on our corporate strategy and weave through our entire business. Our track record in these areas illustrates our commitment to sustainability, including climate change leadership, safety and equity, diversity and inclusion ("ED&I"). Our sustainability pillars include:
•Clean, reliable and sustainable electricity production;
•Safe, healthy, diverse and engaged workplace;
•Positive Indigenous, stakeholder and customer relationships;
•Progressive environmental stewardship; and
•Technology and innovation.
In 1990, we were the first Canadian company to purchase carbon offsets and, in 2000, we were an early adopter of wind power generation. At the end of 2021, we no longer generated electricity with coal in Canada and we have also ceased all coal mining operations. Since 2015, we have reduced our scope 1 and 2 greenhouse gas ("GHG") emissions by 66 per cent. In 2023, our GHG emissions (scopes 1 and 2) were 10.9 million tonnes as a result of normal operating activities. We will cease generation from our single remaining US coal unit by the end of 2025, which will further reduce our emissions.
The key components of our sustainability targets include:
•By 2024, verifying and disclosing 80 per cent of TransAlta’s scope 3 emissions;
•By 2024, ensuring 80 per cent of our spend is with suppliers that have a sustainability policy or commitment;
•By 2026, achieving a company-wide reduction in GHG emissions (scope 1 and 2) of 75 per cent below 2015 levels;
•Enhancing our commitment to workplace gender diversity, including our target of 50 per cent representation of women on the board of directors of the Company (the "Board" or the "Board of Directors") by 2030 and a goal of 40 per cent representation of women in our workforce by 2030;
•By 2045, achieving net-zero for 100 per cent of TransAlta’s scope 1 and 2 GHG emissions; and
•Continuing to focus on safe operations and environmentally sustainable practices, including undertaking significant reclamation work.
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•Undertaking initiatives that will enhance the environmental performance of the Company, including developing new renewable projects that support our customers' ESG goals to achieve both long-term power price affordability and carbon reductions;
•Supporting equal access to all levels of education for youth and Indigenous Peoples through financial assistance and employment opportunities; and
•Maintaining our commitment to leading ESG disclosures.
From 2000 to 2023, we grew our nameplate renewables capacity from approximately 900 MW to over 2,900 MW. In line with our goal to reduce scope 1 and 2 carbon emissions by 75 per cent from 2015 levels by 2026, we completed coal-to-gas conversions of our Canadian coal-fired facilities in 2021, nine years ahead of Alberta’s legislated coal phase-out plan and retired the remainder of our Canadian coal-fired facilities.
ESG factors are overseen primarily by the Governance, Safety and Sustainability Committee ("GSSC") of the Board of Directors of TransAlta. The GSSC assists the Board of Directors in fulfilling its oversight responsibilities with respect to the Company’s monitoring of climate change; environmental, health and safety regulations; public policy changes and the development of strategies; policies and practices for climate change; environment, health and safety; and social well-being, including human rights, working conditions and responsible sourcing.
Our Corporate Code of Conduct sets out expected behaviours of all of our employees and our commitment to creating a work environment where all workers feel safe and are valued for the diversity that they bring to our business. Our Supplier Code of Conduct defines the principles and standards that we expect our suppliers, their employees and contractors to meet while providing goods and services to TransAlta, including but not limited to, environmental and climate-related leadership, ED&I, Indigenous relations, health and safety, ethical business conduct, cybersecurity, conflict of interest, and raising concerns through TransAlta’s Ethics Help Line.
Our Human Rights and Discrimination Policy outlines our commitment to human rights in our operations and supply chain to ensure that our personnel policies and practices in our global operations respect fundamental rights. In Australia, our policies related to the Modern Slavery Act demonstrate the actions that we have taken to assess and address modern slavery risks within our operations and supply chain. In 2024, we will report under Canada’s Fighting Against Forced Labour and Child Labour in Supply Chains Act. Our Indigenous Relations Policy focuses on four key areas: community engagement and consultation, business development, community investment, and employment. We follow TransAlta’s principles for engagement and strive to fulfil our commitments to Indigenous communities.
Our Whistleblower Policy provides a mechanism for our employees, officers, directors and contractors to report, among other things, any actual or suspected ethical or legal violations. In case of a violation, we will seek to promptly remedy the impact by establishing a corrective action plan in collaboration with the relevant individuals and stakeholders.
Our Total Safety Management Policy formalizes our commitment to protecting the public and our assets, as well as the physical, psychological and social well-being of our people; it defines the personal responsibility of each employee and contractor working on TransAlta's behalf.
Our Environmental Policy defines how we are integrating the protection of nature and the environment within TransAlta’s strategy, our Total Safety Management System, as well as the principles of conduct for the management of natural resources.
Our commitment to ED&I in our workplace and among our co-workers at all levels of the Company is set out in our Board and Workforce Diversity Policy and Diversity and Inclusion Pledge. We believe a strong focus on ED&I will drive performance in innovation, improve service to our customers and positively impact the communities that we all live in.
TransAlta Corporation • Annual Information Form        11

TransAlta's Map of Operations
The following map outlines the Company's operations as of Dec. 31, 2023.

General Development of the Business
Summarized below are significant developments that have occurred in our business segments during the last three financial years. These events include growth, innovation, acquisitions, recontracting, retirement of assets, dispositions, corporate changes, and other events or conditions that have influenced the general development of the Company's business. See the "Business of TransAlta" section of this AIF.

TransAlta Corporation • Annual Information Form        12

Three Year History
Growth
Northern Goldfields Solar Achieves Commercial Operation
On Nov. 22, 2023, the Company announced that the 48 MW Northern Goldfields solar and battery storage facilities achieved commercial operation. The facilities consist of the 27 MW Mount Keith solar facility, the 11 MW Leinster solar facility, the 10 MW Leinster battery energy storage system and interconnecting transmission infrastructure, all of which are now integrated into TransAlta’s existing 169 MW Southern Cross Energy North remote network in Western Australia. The facilities are fully contracted to BHP Nickel West for a term of 15 years and are expected to reduce BHP's scope 2 emissions at Mount Keith and Leinster by 12 per cent annually.
Hancock Prospecting Joint Development Agreement
The Company entered into a joint development agreement with Hancock Prospecting Pty Ltd. (“Hancock”), Australia’s fourth largest iron ore producer. This arrangement will build on TransAlta’s expertise in supplying power to remote mining operations in Western Australia. TransAlta will work collaboratively with Hancock to define and supply behind-the-fence generation solutions for Hancock in the Port Hedland area.
Garden Plain Wind Facility Reaches Commercial Operations
In August 2023, the Garden Plain wind facility was commissioned adding 130 MW to our gross installed capacity. The facility is fully contracted with Pembina Pipeline Corporation ("Pembina") and PepsiCo Canada ("PepsiCo"), with a weighted average contract life of approximately 17 years. The facility consists of 26 Siemens-Gamesa turbines.
Early-Stage Pumped Hydro Development Project
On April 24, 2023, the Company acquired a 50 per cent interest in the Tent Mountain Renewable Energy Complex (“Tent Mountain”), an early-stage 320 MW pumped storage hydro development project located in southwest Alberta, from Evolve Power Ltd. ("Evolve"), formerly known as Montem Resources Limited. The acquisition includes land rights, fixed assets and intellectual property associated with Tent Mountain.
The Company and Evolve own the Tent Mountain project within a special purpose partnership that is jointly managed, with the Company acting as project developer. The partnership is actively seeking an offtake agreement for the energy and environmental attributes that will be generated by the facility.
Mount Keith 132kV Transmission Expansion
On May 3, 2022, Southern Cross Energy, a subsidiary of the Company, entered into an engineering, procurement and construction agreement for the expansion of the Mount Keith 132kV transmission system in Western Australia. The project is being developed under the existing PPA with BHP, which expires in 2038. It is expected to be completed in the first quarter of 2024. The project will facilitate the connection of additional generating capacity to our network to support BHP's operations and increase its competitiveness as a supplier of low-carbon nickel.
Horizon Hill Wind Project and Corporate PPA with Meta
On April 5, 2022, TransAlta announced a long-term renewable energy PPA with a subsidiary of Meta Platforms Inc. ("Meta"), formerly known as Facebook, Inc., for 100 per cent of the generation from its 200 MW Horizon Hill wind project, located in Logan County, Oklahoma. Under this agreement, Meta receives both renewable electricity and environmental attributes from the Horizon Hill facility. The facility will consist of a total of 34 Vestas turbines. Construction began in the fall of 2022 with an expected commercial operation date in the first quarter of 2024. A substantial majority of the budgeted project costs are captured under executed fixed price turbine supply agreements and executed construction agreements with a top-tier construction provider.
White Rock Wind Projects and Corporate PPA with Amazon
On Dec. 22, 2021, the Company executed two long-term PPAs with Amazon Energy LLC (“Amazon”) for 100 per cent of the renewable electricity and environmental attributes from the projects. The 300 MW White Rock wind projects, located in Caddo County, Oklahoma, will consist of a total of 51 Vestas turbines. Construction began in late 2022 with a target for both White Rock projects to achieve full commercial operation in the first quarter of 2024. A substantial majority of the budgeted project costs are captured under executed fixed price turbine supply agreements and executed construction agreements with a top-tier construction provider.
TransAlta Corporation • Annual Information Form        13

TransAlta Achieves Commercial Operation at Windrise
On Dec. 2, 2021, TransAlta announced that the 206 MW Windrise wind facility achieved commercial operation on Nov. 10, 2021. The Windrise facility is located approximately 20 kilometres southwest of Fort Macleod on approximately 11,000 acres of privately owned land. The Windrise wind facility has a 20-year offtake agreement with the Alberta Electric System Operator ("AESO").
Innovation
Energy Impact Partners Investment
On May 5, 2022, the Company entered into a commitment to invest US$25 million over the next four years in Energy Impact Partners ("EIP") Deep Decarbonization Frontier Fund 1 (the “Frontier Fund”). During 2022, the Company invested $10 million (US$8 million). In 2023, the Company invested $5 million (US$4 million).
This program invests in early-stage, innovative technology companies that will accelerate the transition to net-zero GHG emissions. TransAlta's investment in the Frontier Fund provides TransAlta with the opportunity to pool funds with some of the largest utilities in the United States and Europe to identify, pilot, commercialize and bring to market technologies that will support its decarbonization goals.
Investment in Ekona Power Inc.
On Feb. 1, 2022, the Company made an equity investment of $2 million in Ekona Power Inc.’s ("Ekona") Class B Preferred Shares. The investment will help support the commercialization of Ekona’s novel methane pyrolysis technology platform, which produces cleaner and lower-cost turquoise hydrogen. Built on the principles of combustion and high-speed gas dynamics, if successful, the platform could be low-cost, scalable, and situated wherever natural gas infrastructure exists.
Acquisitions
TransAlta to Acquire Heartland Generation from Energy Capital Partners
On Nov. 2, 2023, the Company announced that it had entered into a definitive share purchase agreement with an affiliate of Energy Capital Partners, the parent of Heartland Generation Ltd. and Alberta Power (2000) Ltd. (collectively, "Heartland"), pursuant to which TransAlta will acquire Heartland and its entire business operations in Alberta and British Columbia. The acquisition will add 10 facilities to TransAlta’s fleet, totalling 1,844 MW of new capacity. The transaction is expected to close in the first half of 2024, subject to customary closing conditions, including receipt of regulatory approvals.
The purchase price for the acquisition is $390 million, subject to working capital and other adjustments, as well as the assumption of $268 million of low-cost debt. The Company will finance the transaction using cash on hand and drawing on its credit facilities.
The assets are expected to add approximately $115 million of average annual EBITDA including synergies. Approximately 55 per cent of revenues are under contract with highly creditworthy counterparties, with a weighted-average remaining contract life of 16 years. Corporate pre-tax synergies are expected to exceed $20 million annually.
The acquisition will competitively position the Company to respond to the highly dynamic and shifting electricity landscape in Alberta given the expected significant increase in renewables and other large baseload generation coming online in the next several years in the province. The Clean Electricity Growth Plan continues to be at the heart of our strategy and is primarily focused on meeting the future needs of our customers with clean electricity solutions.
TransAlta Corporation Completes Acquisition of TransAlta Renewables Inc.
On Oct. 5, 2023, the Company completed the acquisition of TransAlta Renewables. Please see the "Our Subsidiaries" section of this AIF for details.
Acquisition of North Carolina Solar
On Nov. 5, 2021, the Company closed the acquisition of a 122 MW portfolio of 20 solar photovoltaic sites located in North Carolina (collectively, "North Carolina Solar"). The assets were acquired from a fund managed by Copenhagen Infrastructure Partners for approximately US$99 million (including working capital adjustments) and the assumption of existing tax equity obligations. The acquisition was funded using existing liquidity. The facilities are all operational and were commissioned between November 2019 and May 2021. The facilities are
TransAlta Corporation • Annual Information Form        14

secured by long-term PPAs with Duke Energy, which at the time of purchase had an average remaining term of 12 years. Under the PPAs, Duke Energy receives the renewable electricity, capacity and environmental attributes from each site.
Recontracting
Pingston Successfully Recontracted
During 2023, the Company successfully recontracted the Pingston facility for a period of 20 years. Pingston is a 46 MW run-of-river hydroelectric facility located on Pingston Creek, British Columbia.
Executed Industrial Contract Extensions at Sarnia Cogeneration
During the second and fourth quarters of 2022, the Company executed contracts for the supply of electricity and steam from the Sarnia cogeneration facility with three of its legacy industrial customers, and with three of its new customers, who had previously been resold utilities as part of a legacy customer's contract. Following the contracting efforts in 2021 and 2022, the Sarnia cogeneration facility has been fully recontracted without interruption to the customers' delivery terms. The contracts extend to April 30, 2031, for four customers and to Dec. 31, 2032 for the other three customers.
Executed Contract Renewals with the IESO at Sarnia Cogeneration and Melancthon 1 Wind Facilities
On Aug. 23, 2022, TransAlta announced that it was awarded capacity contracts for the Sarnia cogeneration facility and the Melancthon 1 wind facility from the Ontario Independent Electricity System Operator (“IESO”) as part of the IESO’s Medium-Term Capacity Procurement Request for Proposals. The new capacity contracts for the Sarnia cogeneration facility and the Melancthon 1 wind facility run from May 1, 2026, to April 30, 2031. The existing contracts for the Sarnia cogeneration facility and the Melancthon 1 wind facility were extended from Dec. 31, 2025 and March 3, 2026, respectively, to April 30, 2026. The Company expects the gross margin from the Sarnia cogeneration facility to be reduced by approximately 30 per cent as a result of the IESO price cap under the new capacity contracts.
Kent Hills Wind
On Jan. 29, 2024, TransAlta hosted a celebration event with New Brunswick Power to mark the re-opening of our Kent Hills wind facility. The facilities were partially returned to service in the fourth quarter of 2023, with all turbines now commissioned and the remediation project completed in the first quarter of 2024. On June 2, 2022, TransAlta announced the rehabilitation plan for the Kent Hills 1 and 2 wind facilities. In addition to the announcement, TransAlta amended and extended PPAs with New Brunswick Power Corporation ("NB Power") in respect of each of the Kent Hills 1, 2 and 3 wind facilities, providing for an additional 10-year contract term to December 2045 and an effective 10 per cent reduction to the original contract prices from January 2023 through December 2033. In addition, both parties have agreed to work in good faith to evaluate the installation of a battery energy storage system at Kent Hills and to consider a potential repowering of Kent Hills at the end of life in 2045. A waiver for the Kent Hills wind non-recourse bonds was also obtained from the project bondholders and a supplemental indenture was entered into with the bondholders that facilitates the rehabilitation of the Kent Hills 1 and 2 wind facilities. See the "Wind and Solar" and "Financial Capital" sections of the 2023 Integrated Report. See Note 24 of our audited consolidated financial statements for the year ended Dec. 31, 2023, which financial statements are incorporated by reference herein.
Coal Retirement Updates and Coal-to-Gas Conversions
TransAlta and Lafarge Canada Advance Low-Carbon Fly Ash Repurposing Project
During the fourth quarter of 2022, the Company entered into an agreement with Lafarge Canada that will advance low-carbon concrete projects in Alberta. The project will repurpose landfilled fly ash, a waste product from the Company's previously operated Canadian coal-fired electricity facilities, which ceased operating on coal at the end of 2021. The ash will be used to replace cement in concrete manufacturing.
TransAlta Achieves Full Phase-Out of Coal in Canada
On Dec. 29, 2021, the Company announced the completion of the full conversions of each of Keephills Unit 2, Keephills Unit 3 and Sundance Unit 6 from thermal coal to natural gas. Keephills Unit 2, Keephills Unit 3 and Sundance Unit 6 maintain the same generator nameplate capacity of 395 MW, 463 MW and 401 MW, respectively. As of Dec. 31, 2021, the Company no longer generates electricity with coal in Canada.
TransAlta Corporation • Annual Information Form        15

Retirement of Sundance Unit 4 and Keephills Unit 1 and Suspension of Sundance Unit 5 Repowering
On Sept. 28, 2021, the Company announced its decision to suspend the Sundance Unit 5 repowering project and retired Keephills Unit 1 on Dec. 31, 2021, and Sundance Unit 4 on April 1, 2022. Sundance Unit 5 retired on Nov. 1, 2021.
Dispositions
Appleton and Galetta Disposition
On Dec. 2, 2022, the Company sold the Appleton and Galetta hydro facilities located in Ontario. The Appleton facility is a 1 MW run-of-river hydroelectric facility located on the Mississippi River near Almonte, Ontario. The Galetta facility is a 2 MW run-of-river hydroelectric facility located on the Mississippi River near Galetta, Ontario. The Appleton and Galetta facilities were sold following consideration of the expected ongoing maintenance expense and sustaining capital required for the facilities relative to their annual revenue contribution.
Sale of the Pioneer Pipeline
On June 30, 2021, the Company closed the sale of the Pioneer Pipeline to ATCO Gas and Pipelines Ltd. ("ATCO") for the aggregate sale price of $255 million. The net cash proceeds to TransAlta from the sale of its 50 per cent interest was approximately $128 million. Pioneer Pipeline has been integrated into NOVA Gas Transmission Ltd. ("NGTL") and ATCO's Alberta natural gas transmission systems to provide reliable natural gas supply to the Company's power generation stations at Sundance and Keephills. As part of the transaction, TransAlta entered into long-term gas transportation agreements with NGTL for a new and existing transportation service of 400 terajoules per day by the end of 2023.
Corporate
Production Tax Credit ("PTC") Sale Agreements
On Feb. 22, 2024, the Company entered into 10-year transfer agreements with an AA- rated customer for the sale of approximately 80 per cent of the expected PTCs to be generated from the White Rock wind projects and the Horizon Hill wind project. The expected annual average EBITDA from these contracts is approximately $57 million (US$43 million).
Financing Activities, Credit Facility Updates and Dividend Declaration
Normal Course Issuer Bid and Automatic Share Purchase Plan
During the year ended Dec. 31, 2023, the Company purchased and cancelled a total of 7,537,500 common shares, pursuant to its Normal Course Issuer Bid ("NCIB") programs at an average price of $11.49 per common share, for a total cost of $87 million.
On May 26, 2023, the Toronto Stock Exchange ("TSX") accepted the notice filed by the Company to implement an NCIB for a portion of its common shares. Pursuant to the NCIB, TransAlta may repurchase up to a maximum of 14,000,000 common shares, representing approximately 7.29 per cent of its public float of common shares as at May 17, 2023. Purchases under the NCIB may be made through open market transactions on the TSX and any alternative Canadian trading platforms on which the common shares are traded, based on the prevailing market price. Any common shares purchased under the NCIB will be cancelled. The period during which TransAlta is authorized to make purchases under the NCIB commenced on May 31, 2023, and ends on May 30, 2024, or such earlier date on which the maximum number of common shares are purchased under the NCIB or the NCIB is terminated at the Company’s election.
On Dec. 19, 2023, the Company entered into an ASPP to facilitate repurchases of TransAlta’s common shares under its NCIB.
Declared Dividend Increases
On Nov. 18, 2023, TransAlta's approved an annualized $0.02 per share increase, or 9 per cent increase to our common share dividend and declared a dividend of $0.06 per common share to be paid on April 1, 2024. The quarterly dividend of $0.06 per common share represents an annualized dividend of $0.24 per common share.
On Nov. 7, 2022, the Company announced that the Board of Directors approved a 10 per cent increase in its common share dividend and declared a dividend of $0.055 per common share that was paid on Jan. 1, 2023.
TransAlta Corporation • Annual Information Form        16

The quarterly dividend of $0.055 per common share represents an annualized dividend of $0.22 per common share.
On Sept. 28, 2021, the Company announced that the Board of Directors approved an 11 per cent increase to its common share dividend and declared a dividend of $0.05 per common share paid on Jan. 1, 2022, to shareholders of record at the close of business on Dec. 1, 2021.
Public Offering of US Senior Green Bonds and release of inaugural Green Bond Framework
On Nov. 17, 2022, the Company issued US$400 million Senior Notes ("Senior Green Bonds"), which have a coupon rate of 7.750 per cent per annum and mature on Nov. 15, 2029. Including the effects of settled interest rate swaps, the notes have an effective yield of approximately 5.982 per cent. The notes are an unsecured obligation and rank equally in right of payment with all of our existing and future senior indebtedness, and are senior in right of payment to all of our future subordinated indebtedness. The interest payments on the Senior Green Bonds are made semi-annually, on November 15 and May 15, with the first payment being made on May 15, 2023.
The Company will allocate an amount equal to the net proceeds from this offering to finance or refinance new and/or existing eligible green projects in accordance with its Green Bond Framework (the “Framework”). The Framework received a second-party opinion from Sustainalytics, which verified that it aligned with the Green Bond Principles from the International Capital Market Association.
New Term Facility
During the third quarter of 2022, the Company closed a two-year $400 million floating-rate term facility ("Term Facility") with its banking syndicate with a maturity date of Sept. 7, 2024. As at Dec. 31, 2023, the full amount was drawn on the Term Facility.
Conversion Results for Series E and F Preferred Shares
On Sept. 21, 2022, there were 89,945 Cumulative Redeemable Rate Reset First Preferred Shares, Series E (“Series E Shares”) tendered for conversion, which was less than the one million shares required to give effect to conversions into Cumulative Redeemable Rate Reset First Preferred Shares, Series F (“Series F Shares”). As a result, no Series E Shares were converted into Series F Shares.
Conversion Results for Series C and D Preferred Shares
On June 30, 2022, the Company converted 1,044,299 of its 11,000,000 Cumulative Redeemable Rate Reset First Preferred Shares, Series C (“Series C Shares”), on a one-for-one basis, into Cumulative Redeemable Floating Rate First Preferred Shares, Series D (“Series D Shares”).
TransAlta Debuts New Brand Reiterating Commitment to a Clean Energy Future
On June 20, 2022, the Company announced and launched a new brand, including a new Company logo and tagline, "Energizing the Future". The new visual identity encapsulates the TransAlta of today while reinforcing the Company’s focus as a leader in creating a net-zero future.
Windrise Wind LP Closed $173 Million Green Bond
On Dec. 6, 2021, Windrise Wind LP, secured a Green Bond financing by way of private placement for $173 million. The bonds are amortizing, bear interest from their date of issue at a rate of 3.41 per cent per annum and mature on Sept. 30, 2041. The bonds are aligned with the four components of the 2021 International Capital Market Association Green Bond Principles.
Windrise Wind LP used proceeds of the bonds to, among other things, repay all amounts owing pursuant to an intercompany construction loan agreement entered into in connection with the Windrise facility, make advances to TransAlta Renewables on a subordinated basis pursuant to an intercompany loan agreement, finance or refinance eligible green projects, including renewable energy facilities, and to fund a construction reserve account.
TransAlta Corporation • Annual Information Form        17

Sustainability-Linked Loan
On March 30, 2021, TransAlta extended its $1.25 billion syndicated credit facility to June 30, 2025, and converted the facility into a Sustainability-Linked Loan (“SLL”). On June 8, 2023, the SLL was further extended to June 30, 2027. On Sept. 6, 2023, the SLL was increased to $1.95 billion. The facility's financing terms align the cost of borrowing to TransAlta's GHG emission reductions and gender diversity targets, which are part of the Company's overall ESG strategy. The SLL will have a cumulative pricing adjustment to the borrowing costs on the facilities and a corresponding adjustment to the standby fee (the "Sustainability Adjustment"). Depending on performance against interim targets that have been set for each year of the credit facility term, the Sustainability Adjustment is structured as a two-way mechanism and could move either up, down or remain unchanged for each sustainability performance target based on performance. The SLL further underscores TransAlta's commitment to sustainability leadership, including ED&I and emissions reduction.
Sustainability
2024 Board of Directors Change
The Honourable Rona Ambrose has decided that she will not stand for re-election and will retire from the Board following the annual shareholder meeting on April 25, 2024. The Board extends its gratitude for her service to the Company. She has been a valuable contributor to the Board since 2017 and we thank her for her leadership and insights during her tenure, especially as Chair of the Governance, Safety and Sustainability Committee of the Board.
TransAlta Tops List of Newsweek’s World’s Most Trustworthy Companies
On Sept. 14, 2023, the Company announced that it ranked first on Newsweek's inaugural “World's Most Trustworthy Companies 2023” list for the Energy and Utilities category. The list identifies the top 1,000 companies in 21 countries and across 23 industries. Newsweek’s 2023 World’s Most Trustworthy Companies were chosen based on a holistic approach to evaluating three pillars of public trust – customers, investors and employees. The list was compiled based on an extensive survey of over 70,000 participants, gathering 269,000 evaluations of companies that people trust as a customer, as an investor or as an employee.
2023 Management and Board of Directors Changes
At our annual shareholder meeting held on April 28, 2023, shareholders elected our Board of Directors, which included director nominee Ms. Candace MacGibbon. Ms. MacGibbon brings to the Board attributes and skills focused on leadership, collaboration and integrity, which she has demonstrated through her prior successful senior leadership roles, including as a chief executive officer and a chief financial officer. Ms. MacGibbon is a Chartered Professional Accountant.
In November 2023, the responsibilities and accountabilities of the Company's executive team were reorganized, which resulted in Jane Fedoretz becoming the Executive Vice President, People, Culture and Chief Administrative Officer, Kerry O'Reilly Wilks becoming the Executive Vice President, Growth and Energy Marketing, Aron Willis becoming the Executive Vice President, Project Delivery and Construction, Blain van Melle becoming the Executive Vice President, Commercial and Customer Relations and David Little joining the Company as Senior Vice President, Growth.
2022 Management and Board of Directors Changes
On Dec. 15, 2022, the Company announced the appointment of Ms. Manjit Sharma to the Board of Directors effective Jan. 1, 2023. Ms. Sharma brings over 30 years of experience that spans a variety of industries, most recently serving as Chief Financial Officer of WSP Canada Inc. Ms. Sharma holds a Bachelor of Commerce degree (with Honours) from the University of Toronto, is a Fellow Chartered Accountant and holds the ICD.D Directors designation and the GCB.D Global Competent Boards designation. In 2019, Ms. Sharma was recognized as one of Canada’s Top 100 Most Powerful Women by the Women’s Executive Network.
On Sept. 30, 2022, Mr. Michael Novelli retired from his role as the Executive Vice President, Generation of the Company and on Nov. 3, 2022, Mr. Novelli was appointed to the TransAlta Renewables Board of Directors as the Company's nominee pursuant to the Governance Agreement between the Company and TransAlta Renewables.
On Sept. 30, 2022, Ms. Beverlee Park retired from TransAlta's Board of Directors. Ms. Park served on the Board of Directors since 2015 and as Chair of the Audit, Finance and Risk Committee from April 2018 to May 2022.
TransAlta Corporation • Annual Information Form        18

MSCI Environmental, Social and Governance Rating Upgrade
During the second quarter of 2022, TransAlta's MSCI ESG Rating was upgraded to 'AA' from 'A'. The upgrade reflects the Company's strong renewable energy growth compared to its peers. From 2000 to 2022, we grew our nameplate renewables capacity from approximately 900 MW to over 2,900 MW. In line with its goal to reduce carbon emissions by 75 per cent from 2015 emissions levels by 2026, TransAlta also completed coal-to-gas conversions of our Canadian coal-fired facilities in 2021, nine years ahead of Alberta’s coal phase-out plan.
2021 Clean Electricity Growth Plan
On Sept. 28, 2021, we held our 2021 Investor Day and announced our Clean Electricity Growth Plan. The targets were to deliver 2 GW of incremental renewable capacity with a targeted investment of $3.6 billion by 2025. The Clean Electricity Growth Plan was updated with new targets from 2024 to 2028 at our Nov. 21, 2023, Investor Day. See the section "Overview - Our Corporate Strategy" of this AIF for further details.
ED&I Program
TransAlta’s commitment and focus on excellence in ED&I is found in our workplace and among our co-workers who advocate for the values of equity and inclusion at all working levels. This commitment is outlined in our Board and Workforce Diversity Policy and Diversity and Inclusion Pledge. In 2023, TransAlta executed the third year of our five-year ED&I strategy to achieve the goals and aspirations defined in our ED&I Pledge, which is publicly available in the Governance section of the Investor Centre on our website.
2021 Management and Board of Directors Changes
On March 31, 2021, Dawn Farrell retired from the Board of Directors and as President and Chief Executive Officer of the Company. John Kousinioris succeeded Ms. Farrell as President and Chief Executive Officer and joined the Board of Directors on April 1, 2021.
On May 4, 2021, the Company announced the election of four new directors: Ms. Laura W. Folse, Ms. Sarah Slusser, Mr. Thomas O'Flynn and Mr. Jim Reid. Ms. Georgia Nelson, Mr. Richard Legault and Mr. Yakout Mansour did not stand for re-election and retired from the Board of Directors immediately following the annual shareholder meeting on May 4, 2021.
TransAlta Corporation • Annual Information Form        19

Business of TransAlta
Our Hydro, Wind and Solar, Gas and Energy Transition segments are responsible for operating and maintaining our electrical generation facilities in Canada, the US and Australia. Our Energy Marketing segment is responsible for marketing and scheduling our merchant asset fleet in North America along with the procurement of gas, transport and storage for our gas fleet, providing knowledge to support our growth team, and generating a stand-alone gross margin separate from our asset business through a leading North American energy marketing platform. These segments are all supported by a Corporate segment.
As the Company continues its transformation to achieve the Clean Electricity Growth Plan, it is expected that the proportion of revenue attributable to the Energy Transition business unit will decline relative to the other business units. In addition, we continue to evolve into a leaner organization through continuous optimization.
The following table identifies each revenue-generating segment's contribution to revenues as at Dec. 31, 2023:

	2023 Revenues	2022 Revenues
Hydro	16%	20%
Wind and Solar	10%	10%
Gas	45%	41%
Energy Transition	22%	24%
Energy Marketing	7%	5%
For further information on our segment earnings and assets see the audited consolidated financial statements for the year ended Dec. 31, 2023, which are incorporated by reference herein. Also, see the "Documents Incorporated by Reference" section of this AIF.
The following sections of this AIF provide detailed information on facilities by geographic location and fuel type.
Hydro Segment
The Hydro segment holds an interest in 922 net MW. The facilities are located in Alberta, British Columbia, and Ontario.
As well as contracting for power, we enter into long-term and short-term contracts to sell the environmental attributes from our merchant hydro facilities. These activities help to ensure earnings stability from these assets. Generally, for facilities under long-term contract, the benefit of the environmental attributes generated is provided to the contract holder.
TransAlta Corporation • Annual Information Form        20

The following table summarizes our hydroelectric facilities as at Dec. 31, 2023:

Facility Name	Province/ State	Nameplate Capacity (MW)(1)	Consolidated Interest	Gross Installed Capacity(1)	Ownership	Net Capacity Ownership Interest (MW)(1)	Commercial Operation Date(2)	Revenue Source(3)	Contract Expiry Date(4)
Alberta - Bow River System
Barrier(5)(6)	AB	13	100%	13	100%	13	1947	Merchant	‑
Bearspaw(5)(6)	AB	17	100%	17	100%	17	1954	Merchant	‑
Cascade(5)(6)	AB	36	100%	36	100%	36	1942, 1957	Merchant	‑
Ghost(5)(6)	AB	54	100%	54	100%	54	1929, 1954	Merchant	‑
Horseshoe(5)(6)	AB	14	100%	14	100%	14	1911	Merchant	‑
Interlakes(5)(6)	AB	5	100%	5	100%	5	1955	Merchant	‑
Kananaskis(5)(6)	AB	19	100%	19	100%	19	1913, 1951	Merchant	‑
Pocaterra(6)	AB	15	100%	15	100%	15	1955	Merchant	‑
Rundle(5)(6)	AB	50	100%	50	100%	50	1951, 1960	Merchant	‑
Spray(5)(6)	AB	112	100%	112	100%	112	1951, 1960	Merchant	‑
Three Sisters(5)	AB	3	100%	3	100%	3	1951	Merchant	‑
Alberta - Oldman River System
Belly River(6)	AB	3	100%	3	100%	3	1991	Merchant	‑
St. Mary(6)	AB	2	100%	2	100%	2	1992	Merchant	‑
Taylor(6)	AB	13	100%	13	100%	13	2000	Merchant	‑
Waterton(6)	AB	3	100%	3	100%	3	1992	Merchant	‑
Alberta - North Saskatchewan River System(6)
Bighorn(5)(6)	AB	120	100%	120	100%	120	1972	Merchant	‑
Brazeau(5)(6)	AB	355	100%	355	100%	355	1965, 1967	Merchant	‑
BC Hydro
Akolkolex(6)	BC	10	100%	10	100%	10	1995	LTC	2046
Bone Creek(6)	BC	19	100%	19	100%	19	2011	LTC	2031
Pingston(6)	BC	45	50%	22.5	100%	23	2003, 2004	LTC	2043
Upper Mamquam(6)	BC	25	100%	25	100%	25	2005	LTC	2025
Ontario Hydro
Misema	ON	3	100%	3	100%	3	2003	LTC	2027
Moose Rapids(6)	ON	1	100%	1	100%	1	1997	LTC	2030
Ragged Chute	ON	7	100%	7	100%	7	1991	LTC	2029
Total Hydroelectric Capacity		944		921.5		922
(1) MW are rounded to the nearest whole number. The gross installed capacity reflects the basis of consolidation of underlying assets owned, whereas net capacity ownership interest deducts capacity attributable to the non-controlling interest in these assets and is calculated after the consolidation of underlying assets.
(2) A second date in this column refers to a second unit that was subsequently operational.
(3) The large majority of the Company’s contracted operating facilities benefit from inflation adjustment provisions that apply to all or a portion of our revenues under such contracts.
(4) Where no contract expiry date is indicated, the facility operates as merchant.
(5) These facilities form part of the hydro assets that are subject to an Investment Agreement. See the "Capital and Loan Structure - Investment Agreement and E&O Agreement" section of this AIF for further details.
(6) These facilities are EcoLogo® certified. EcoLogo certification is granted to products with an environmental performance that meets or exceeds all government, industrial safety and performance standards.
TransAlta Corporation • Annual Information Form        21

Bow River System
Barrier
Barrier is a hydroelectric facility with installed capacity of 13 MW located on the Kananaskis River near Seebe, Alberta. This facility uses a Dominion Engineering Francis turbine and a Westinghouse generator, commercial operations began in 1947. Generation from the facility is currently sold in the Alberta electricity market and creates Emission Performance Credits ("EPCs") under the Alberta Technology Innovation and Emissions Reduction ("TIER") system.
Bearspaw
Bearspaw is a hydroelectric facility with installed capacity of 17 MW located on the Bow River in Calgary, Alberta. This facility uses a Karlstads Mekaniska Werkstad ("KMW") Kaplan turbine and a Westinghouse generator. Commercial operations began in 1954. Generation from the facility is currently sold in the Alberta electricity market and creates EPCs under the TIER system.
Cascade
Cascade is a hydroelectric facility with installed capacity of 36 MW located on the Cascade River in Banff National Park, Alberta. This facility was purchased from the Government of Canada in 1941. The following year, we built a new dam and power plant to replace the original, and then, in 1957, added a second generating unit. This facility uses two Dominion Engineering Francis turbines and two Westinghouse generators. Generation from the facility is currently sold in the Alberta electricity market and creates EPCs under the TIER system.
Ghost
Ghost is a hydroelectric facility with installed capacity of 54 MW located on the Bow River near Cochrane, Alberta. This facility uses two Dominion Engineering Francis turbines, an English Electric turbine and three Westinghouse generators. Commercial operations began in 1929. Generation from the facility is currently sold in the Alberta electricity market and creates EPCs under the TIER system.
Horseshoe
Horseshoe is a run-of-river hydroelectric facility with installed capacity of 14 MW located on the Bow River near Seebe, Alberta. This facility uses two KMW Twin Francis turbines and two Canadian General Electric generators. Commercial operations began in 1911. Generation from the facility is currently sold in the Alberta electricity market and creates EPCs under the TIER system.
Interlakes
Interlakes is a hydroelectric facility with installed capacity of 5 MW located at Kananaskis Lakes, Alberta. This facility uses an Allis Chalmers Francis turbine and a Westinghouse generator. Commercial operations began in 1955. Generation from the facility is currently sold in the Alberta electricity market and creates EPCs under the TIER system.
Kananaskis
Kananaskis is a run-of-river hydroelectric facility with installed capacity of 19 MW located on the Bow River in Seebe, Alberta. This facility uses two Allis Chalmers Francis turbines, a General Electric Barber Hymac impeller, two ASEA generators and a Westinghouse generator. Commercial operations began in 1913. Generation from the facility is currently sold in the Alberta electricity market and creates EPCs under the TIER system.
Pocaterra
Pocaterra is a hydroelectric facility with installed capacity of 15 MW located at Kananaskis Lakes, Alberta. This facility uses an Allis Chalmers Francis turbine and a Westinghouse generator. Commercial operations began in 1955. Generation from the facility is sold in the Alberta electricity market and creates EPCs under the TIER system.
Rundle
Rundle is a hydroelectric facility with installed capacity of 50 MW located in Canmore, Alberta, on the Spray system. The facility uses water from the Spray Lakes storage reservoir. This facility uses two Dominion Engineering Francis turbines and two Westinghouse generators. Commercial operations began in 1951. Generation from the facility is currently sold in the Alberta electricity market and creates EPCs under the TIER system.
TransAlta Corporation • Annual Information Form        22

Spray
Spray is a hydroelectric facility with installed capacity of 112 MW located in Canmore, Alberta, on the Spray system. The plant uses water from the Spray Lakes storage reservoir. This facility uses two Dominion Engineering Francis turbines and two Westinghouse generators. Commercial operations began in 1951. Generation from the facility is currently sold in the Alberta electricity market and creates EPCs under the TIER system.
Three Sisters
Three Sisters is a hydroelectric facility with installed capacity of 3 MW located at the base of the Three Sisters Dam near Canmore, Alberta, on the Spray system. The facility uses water from the Spray Lakes storage reservoir. This facility uses a Dominion Engineering Impeller turbine and a Westinghouse turbine. Commercial operations began in 1951. Generation from the facility is currently sold in the Alberta electricity market.
Oldman River System
Belly River
Belly River is a run-of-river hydroelectric facility with installed capacity of 3 MW located on the Waterton-St. Mary Headworks Irrigation Canal System, east of the Waterton Reservoir, approximately 75 kilometres southwest of Lethbridge in southern Alberta. Due to its location along the irrigation canal, Belly River operates from April to October when water is diverted through the canal as part of the St. Mary Irrigation District Water Management Plan. This facility uses a double Alstom Francis turbine and an Alstom generator. Commercial operations began in March 1991. Generation from the facility is currently sold in the Alberta electricity market.
St. Mary
St. Mary is a run-of-river hydroelectric facility with installed capacity of 2 MW located at the base of the dam impounding the St. Mary Reservoir, near Magrath, in southern Alberta. This facility uses a horizontal double Alstom Francis turbine and a Kato generator. Commercial operations began in 1992. Generation from the facility is currently sold in the Alberta electricity market.
Taylor
Taylor is a run-of-river hydroelectric facility with installed capacity of 13 MW and is located adjacent to the Taylor Coulee Chute on the Waterton-St. Mary Headworks Irrigation Canal System, which is owned by the Government of Alberta. The facility uses a horizontal Andritz Kaplan turbine and a GE generator. Commercial operations began in 2000. Generation from the facility is currently sold in the Alberta electricity market and creates EPCs under the TIER system.
Waterton
Waterton is a run-of-river hydroelectric facility with installed capacity of 3 MW located at the base of the Waterton Dam on the Waterton Reservoir, near Hill Spring, southwest of Lethbridge, Alberta. This facility uses a horizontal double Alstom Francis turbine and a Kato generator. Commercial operations began in 1992. Generation from the facility is currently sold in the Alberta electricity market.
North Saskatchewan River System
Bighorn
Bighorn is a hydroelectric facility with installed capacity of 120 MW located near Nordegg, Alberta. This facility uses two Dominion Engineering Francis turbines and two English Electric generators. Commercial operations began in 1972. Generation from the facility is currently sold in the Alberta electricity market and creates EPCs under the TIER system.
Brazeau
Brazeau is a hydroelectric facility with installed capacity of 355 MW located near Drayton Valley, Alberta. This facility uses two Dominion Engineering Francis turbines and two Westinghouse generators. Commercial operations began in 1967. Generation from the facility is currently sold in the Alberta electricity market and creates EPCs under the TIER system.
TransAlta Corporation • Annual Information Form        23

BC Hydro Facilities
Akolkolex
Akolkolex is a run-of-river hydroelectric facility with installed capacity of 10 MW and is located on the Akolkolex River, south of Revelstoke, British Columbia. This facility uses two horizontal Chongqing Francis turbines on a common shaft with a single Chongqing generator. Commercial operations began in 1995. The output from the facility is sold to British Columbia Hydro and Power Authority ("BC Hydro") under a PPA that terminates in 2046.
Bone Creek
Bone Creek is a run-of-river hydroelectric facility with installed capacity of 19 MW and is located on Bone Creek, 90 kilometres south of Valemount, British Columbia. The facility uses two 9.5 MW horizontal turbine generator units, with twin Francis double draft tube Litostroj turbines and direct-drive INDAR horizontal generators. Commercial operations began in 2011. The output from the facility is sold to BC Hydro under a PPA that terminates in 2031.
Pingston
Pingston is a run-of-river hydroelectric facility with installed capacity of 46 MW and is located on Pingston Creek, southwest of Revelstoke, British Columbia, and downriver of the Akolkolex facility. Pingston is equally owned with Evolugen Trading and Marketing LP, a subsidiary of Brookfield. The facility uses three 15 MW horizontal Pelton turbines and Leroy-Somer generators. Commercial operations began in 2003. The output from the facility is sold to BC Hydro under a recontracted 20-year PPA that expires on May 8, 2043.
Upper Mamquam
Upper Mamquam is a run-of-river hydroelectric facility with installed capacity of 25 MW located on the Mamquam River, east of Squamish, British Columbia, and north of Vancouver. The facility uses two horizontal axis double Litostroj Francis turbines and Voith generators. Commercial operations began in 2005. The output from the facility is sold to BC Hydro under a PPA that terminates in 2025.
Ontario Hydro Facilities
Misema
Misema is a run-of-river hydroelectric facility with installed capacity of 3 MW located on the Misema River, close to Englehart, in northern Ontario. This facility uses one horizontal axis double Litostroj Francis turbine with a Leroy-Somer generator. Commercial operations began in 2003. Generation from this facility is sold to the IESO under a contract that terminates on May 3, 2027.
Moose Rapids
Moose Rapids is a run-of-river hydroelectric facility with installed capacity of 1 MW located on the Wanapitei River, near Sudbury, in northern Ontario. This facility uses two Canadian Hydro Components slant-axis fixed-blade propeller mini-turbines and one slant-axis adjustable-speed Andritz Kaplan mini turbine with three Siemens generators. Commercial operations began in 1997. Generation from this facility is sold to the IESO under a contract that terminates on Dec. 31, 2030.
Ragged Chute
Ragged Chute is a run-of-river hydroelectric facility with installed capacity of 7 MW located on the Montréal River, south of Temiskaming Shores, in northern Ontario. The Company leases this facility from Ontario Power Generation Inc. ("OPG"). The facility has been operating since 1991. The facility uses a single 6.6 MW horizontal Kaplan unit and a GE generator. Generation from this facility is sold to the IESO under a contract that terminates on June 30, 2029. Upon termination, the asset will transfer to OPG together with a payment of $6.6 million to the Company.
TransAlta Corporation • Annual Information Form        24

Wind and Solar Segment
As at Dec. 31, 2023, the Wind and Solar segment held interests in approximately 2,057 MW of net wind generating capacity. This capacity consists of 12 wind facilities in Western Canada, four in Ontario, two in Québec, three in New Brunswick and five in the US, more specifically in the states of Washington, Wyoming, Minnesota, Pennsylvania and New Hampshire. The Company also holds a 10 MW utility-scale battery energy storage system in Alberta, 143 MW of solar facilities in the states of Massachusetts and North Carolina, and a 38 MW solar facility and a 10 MW battery energy storage system in Western Australia.
Wind and solar are not generally dispatchable sources of generation. Therefore, in merchant markets, wind and solar assets may not be able to secure the annual average pool price. As such, we make different assumptions in forecast revenue for generation from a wind or solar asset compared to a dispatchable asset. If these price assumptions and generation production forecasts are not correct, the corresponding revenue received may vary from our forecast. Generation production forecasts are based on the long-term average production forecast for a site, reflecting historical climatic conditions. Within any year there may be variations from this long-term average. To forecast generation production, numerous factors have to be assumed based on historic on-site data. For a wind facility, this includes the wind facility design, including wake and array losses, wind shear and the electrical losses within the site. For a solar facility, the long-term production depends on panel angle and row spacing, amount of sun, and ambient and environmental conditions at the site. If these assumptions are incorrect then actual production will be higher or lower than the long-term forecast for the site.
In addition to contracting for the sale of the power generation, we also enter into long-term and short-term contracts to sell the environmental attributes from the merchant wind and solar facilities. These activities help to ensure earnings consistency from these assets. Generally, for facilities under a long-term power purchase agreement, the purchaser under such long-term contracts also benefits from any environmental attributes associated with the facility.
TransAlta Corporation • Annual Information Form        25

The following table summarizes our Wind and Solar generation facilities as at Dec. 31, 2023:

Facility Name	Province/ State	Nameplate Capacity (MW)(1)	Consolidated Interest	Gross Installed Capacity(1)	Ownership	Net Capacity Ownership Interest (MW)(1)	Commercial Operation Date(2)	Revenue Source(3)	Contract Expiry Date(4)
Alberta Wind
Ardenville(5)	AB	69	100%	69	100%	69	2010	Merchant	‑
Blue Trail and Macleod Flats(5)	AB	69	100%	69	100%	69	2009 and 2004	Merchant	‑
Castle River(5)(6)	AB	44	100%	44	100%	44	1997‑2001	Merchant	-
Cowley North(5)	AB	20	100%	20	100%	20	2001	Merchant	‑
Garden Plain	AB	130	100%	130	100%	130	2023	LTC	2035-2041
McBride Lake(5)	AB	75	50%	38	100%	38	2004	LTC	2024
Oldman(5)	AB	4	100%	4	100%	4	2007	Merchant	-
Sinnott(5)	AB	7	100%	7	100%	7	2001	Merchant	‑
Soderglen(5)	AB	71	50%	36	100%	36	2006	Merchant	‑
Summerview 1(5)	AB	68	100%	68	100%	68	2004	Merchant	‑
Summerview 2 (5)	AB	66	100%	66	100%	66	2010	Merchant	‑
Windrise	AB	206	100%	206	100%	206	2021	LTC	2041
Alberta Battery Energy Storage
WindCharger	AB	10	100%	10	100%	10	2020	Merchant	‑
Eastern Canada Wind
Kent Breeze	ON	20	100%	20	100%	20	2011	LTC	2031
Kent Hills 1	NB	96	100%	96	83%	80	2008	LTC	2045
Kent Hills 2	NB	54	100%	54	83%	45	2010	LTC	2045
Kent Hills 3	NB	17	100%	17	83%	14	2018	LTC	2045
Le Nordais(5)(7)	QC	98	100%	98	100%	98	1999	LTC	2033
Melancthon 1	ON	68	100%	68	100%	68	2006	LTC	2031
Melancthon 2	ON	132	100%	132	100%	132	2008	LTC	2028
New Richmond(5)	QC	68	100%	68	100%	68	2013	LTC	2033
Wolfe Island	ON	198	100%	198	100%	198	2009	LTC	2029
US Wind
Antrim	NH	29	100%	29	100%	29	2019	LTC	2039
Big Level	PA	90	100%	90	100%	90	2019	LTC	2034
Lakeswind	MN	50	100%	50	100%	50	2014	LTC	2034
Skookumchuck Wind	WA	137	49%	67	100%	67	2020	LTC	2040
Wyoming Wind	WY	140	100%	140	100%	140	2003	LTC	2028
US Solar
Mass Solar (7)	MA	21	100%	21	100%	21	2012-2015	LTC	2032-2045
North Carolina Solar(7)	NC	122	100%	122	100%	122	2019-2021	LTC	2033
Australian Solar
Northern Goldfields(7)	WA	38	100%	38	100%	38	2023	LTC	2038
Australia Battery Energy Storage
Northern Goldfields Battery	WA	10	100%	10	100%	10	2023	LTC	2038
Total Wind and Solar Capacity (8)		2,227		2,085		2,057
(1)    MW are rounded to the nearest whole number. The gross installed capacity reflects the basis of consolidation of the underlying assets owned, whereas net capacity ownership interest deducts capacity attributable to non-controlling interest in these assets and is calculated after consolidation of the underlying assets.
(2)    A second date in this column refers to a second facility that was subsequently operational.
(3)    The large majority of the Company’s contracted operating facilities benefit from inflation adjustment provisions that apply to all or a portion of our revenues under such contracts.
(4)    Where no contract expiry date is indicated, the facility operates as merchant.
(5)    These facilities are EcoLogo® certified. EcoLogo certification is granted to products with an environmental performance that meets or exceeds all government, industrial safety and performance standards.
TransAlta Corporation • Annual Information Form        26

(6)    Includes seven additional turbines at other locations.
(7)    Includes multiple facilities.
(8)    Excludes White Rock East and White Rock West wind projects, which are expected to reach commercial operation in the first quarter of 2024.
Alberta Wind Facilities
Ardenville
Ardenville is a 69 MW wind facility consisting of 23 3.0 MW Vestas V90 wind turbines on 80-metre towers that is located approximately 14 kilometres south of Fort Macleod. The facility began commercial operations in November 2010. In 2018, the Ardenville wind facility was granted an extension to create offset credits under the TIER system until Oct. 31, 2023, and thereafter the facility became a facility that satisfies the eligibility criteria for an opted in facility under Section 4 of the TIER regulation and is voluntarily choosing to participate in the regulation for the purposes of being able to generate emission performance credits ("opt-in facility"). An opt-in facility is not considered a large emitter of GHGs and as such we elected to participate in TIER. Generation from the facility is currently sold in the Alberta electricity market.
Blue Trail and Macleod Flats
Blue Trail is a 66 MW wind facility consisting of 22 3.0 MW Vestas V90 wind turbines on 80-metre towers that is located in southern Alberta. The facility began commercial operations in November 2009. The Blue Trail wind facility created carbon offset credits under TIER until Sept. 16, 2022, at which time the facility became an opt-in facility under TIER.
Macleod Flats is a 3 MW wind facility that consists of a single 3.0 MW Vestas V90 wind turbine on a 67-metre tower that is located near Fort Macleod. It was commissioned in 2004 and was acquired by TransAlta in 2009. This facility generates Renewable Energy Certificate ("REC") credits. Generation from the facilities is currently sold in the Alberta electricity market.
Castle River
Castle River is a 39.5 MW wind facility consisting of 66 Vestas wind turbines (three Vestas V44 600 kW wind turbines and 63 Vestas V47 660 kW wind turbines) on 50-metre towers that is located southwest of Pincher Creek. This facility also includes an additional six turbines, totalling 4 MW that are located individually in the Cardston County and Hill Spring areas of southwestern Alberta. The facility began commercial operations in stages from November 1997 through to July 2001. This facility generates EPCs under the TIER system. Generation from the facility is currently sold in the Alberta electricity market.
Cowley North
Cowley North is a 19.5 MW wind facility consisting of 15 1.3 MW Nordex N60 wind turbines on 50-metre towers that is located near the towns of Cowley and Pincher Creek, in southern Alberta. The facility began commercial operations in the fall of 2001. The Cowley North facility creates EPCs under the TIER system. Generation from the facility is currently sold in the Alberta electricity market.
Garden Plain
Garden Plain is a 130 MW wind facility consisting of 26 5 MW Siemens 145 turbines on 102.5-metre towers that is located approximately 30 kilometres north of Hanna. This facility began commercial operations in August 2023. The facility is fully contracted with 100 MW being sold under a PPA with Pembina that terminates in 2041 and the remaining 30 MW of generation being contracted to PepsiCo under a PPA and terminates in 2035.
McBride Lake
McBride Lake is a 75.2 MW wind facility consisting of 114 660 kW Vestas V47 wind turbines on 50-metre towers that is located south of Fort Macleod. The McBride Lake facility is co-owned with ENMAX Generation Portfolio Inc. The facility began commercial operations on April 30, 2004. Generation from this facility is sold under a 20-year PPA with ENMAX Energy Corporation that terminates April 30, 2024. The Company expects generation from this facility will be sold into the Alberta electricity market after the PPA expires.
Oldman
Oldman is a 3.6 MW wind facility consisting of two 1.8 MW Vestas V80 turbines on 67-metre towers that is located east of the Oldman River Dam, near Pincher Creek in southern Alberta. The facility has been in operation since March 2007. In 2021, TransAlta acquired 100 per cent of the facility from a subsidiary of Boralex. This facility sells energy into the Alberta electricity market.
TransAlta Corporation • Annual Information Form        27

Sinnott
Sinnott is a 7 MW wind facility consisting of five 1.3 MW Nordex N60 wind turbines on 65-metre towers that is located directly east of the Cowley North wind facility and north of Pincher Creek. The facility began commercial operations in the fall of 2001. The facility sells energy into the Alberta electricity market and generates EPCs under the TIER system.
Soderglen
Soderglen is a 71 MW wind facility consisting of 47 1.5 MW GE SLE wind turbines on 65-metre towers that is located southwest of Fort Macleod. The facility is co-owned with CNOOC Petroleum North America ULC. The facility began commercial operations in September 2006. The Soderglen wind facility creates EPCs under the TIER system, of which TransAlta receives 25 per cent. The Company is entitled to 50 per cent of the generation that is sold into the Alberta electricity market.
Summerview 1
Summerview 1 is a 68 MW wind facility consisting of 38 1.8 MW Vestas V80 wind turbines on 67-metre towers that is located approximately 15 kilometres northeast of Pincher Creek. The facility began commercial operations in September 2004. The facility sells energy into the Alberta electricity market and generates EPCs under the TIER system.
Summerview 2
Summerview 2 is a 66 MW wind facility consisting of 22 3.0 MW Vestas V90 wind turbines on 80-metre towers that is located approximately 15 kilometres northeast of Pincher Creek. The facility began commercial operations in February 2010. The facility sells energy into the Alberta electricity market and generated carbon offset credits under TIER until November 2022, after which it became an opt-in facility under TIER.
Windrise
Windrise is a 206 MW wind facility consisting of 43 4.8 MW Siemens 145 wind turbines on 90-metre towers that is located in the county of Willow Creek. The facility began commercial operations in November 2021. Generation from the facility is sold to the AESO under a 20-year PPA that expires in 2041.
Alberta Battery Energy Storage
WindCharger
WindCharger is Alberta's first utility-scale battery storage facility. The facility consists of a lithium-ion battery using Tesla Megapack technology that has a nameplate capacity of 10 MW and a total storage capacity of 20 MWh. WindCharger is located in southern Alberta in the Municipal District of Pincher Creek, next to the Summerview wind facility substation. The storage project achieved commercial operations on Oct. 15, 2020. WindCharger stores energy produced by the nearby Summerview 2 wind facility and discharges this energy for ancillary services. The facility is an opt-in facility under TIER. The project received funding support from Emissions Reduction Alberta.
Eastern Canada Wind Facilities
Kent Breeze
Kent Breeze is a 20 MW wind facility consisting of eight 2.5 MW GE XL wind turbines on 85-metre towers that is located in Thamesville, Ontario. The facility began commercial operations in 2011. Generation from this facility is sold to the IESO under a 20-year PPA that expires in 2031.
Kent Hills 1
Kent Hills 1 is a 96 MW wind facility consisting of 32 3 MW Vestas V90's on 80-metre towers that is located near Moncton, New Brunswick. The facility began commercial operations in December 2008. The Company owns 83 per cent of the facility and Natural Forces Technologies Inc., a wind developer based in Atlantic Canada that co-developed the project with TransAlta, owns 17 per cent of the facility. Generation from this facility is sold under a PPA with NB Power.
On June 2, 2022, we announced the rehabilitation plan for the wind facilities, to address the single tower failure that occurred at the Kent Hills 2 facility in September 2021. The plan consisted of dismantling all 49 remaining turbines, demolishing and removing all existing tower foundations and replacing them with newly designed foundations, reassembling the wind turbine towers and generators and replacing the wind turbine
TransAlta Corporation • Annual Information Form        28

that collapsed. We also announced the extension of the PPA for an additional 10-year period through to December 2045. NB Power has also been provided with an effective 10 per cent reduction to the current contract price until 2033.
The facilities were partially returned to service in the fourth quarter of 2023, with all turbines now commissioned and the remediation project completed in the first quarter of 2024. See the "General Development of the Business - Three-Year History" section of this AIF for further details.
Kent Hills 2
Kent Hills 2 is a 54 MW wind facility consisting of 17 3 MW Vestas V90 wind turbines on 80-metre towers and one 3 MW Vestas V126 wind turbine on an 87-meter tower that is located near Moncton, New Brunswick. The facility began commercial operations in November 2010. The Company owns 83 per cent of the facility and Natural Forces Technologies Inc., a wind developer based in Atlantic Canada that co-developed the project with TransAlta, owns 17 per cent of the facility. On June 2, 2022, the Company announced the extension of the previous 2035 PPA term for an additional 10-year period through to December 2045. NB Power has also been provided with an effective 10 per cent reduction to the current contract price until 2033.
See "Kent Hills 1" section of this AIF and the "General Development of the Business - Three-Year History" section of this AIF for further details.
Kent Hills 3
Kent Hills 3 is a 17.25 MW wind facility consisting of five 3.45 MW Vestas V126 turbines on 117-metre towers that is located near Moncton, New Brunswick. The facility began commercial operations in November 2018 and brought the total generating capacity of the three Kent Hills facilities to 167 MW. On June 2, 2022, we announced the extension of the previous 2035 PPA term for an additional 10-year period through to December 2045. NB Power has also been provided with an effective 10 per cent reduction to the current contract price until 2033.
Le Nordais
Le Nordais is a 97.5 MW wind facility consisting of 130 750 kW NEG Micon wind turbines on 55-metre towers that is located on the Gaspé Peninsula of Québec. The facility has two sites, Cap-Chat with 74 turbines and Matan with 56 turbines. The facility began commercial operations in 1999. Generation from this facility is sold to Hydro-Québec pursuant to an energy supply agreement that terminates in 2033, and the facility generates RECs.
Melancthon 1
Melancthon 1 is a 67.5 MW wind facility consisting of 45 1.5 MW GE SLE wind turbines on 80-metre towers that is located in Melancthon Township near Shelburne, Ontario. The facility began commercial operations in March 2006. Generation from this facility is sold to the IESO pursuant to a PPA that expires in 2026; a new capacity contract with the IESO will begin on May 1, 2026, and terminate on April 30, 2031. Revenues will be provided through the IESO market and are expected to decrease by approximately 40 per cent from the current PPA pricing levels based on forecasted Ontario energy prices. The Company is exploring options to contract the energy output instead of relying on market prices.
Melancthon 2
Melancthon 2 is a 132 MW wind facility consisting of 88 1.5 MW GE SLE wind turbines on 80-metre towers that is located adjacent to Melancthon 1, in the Melancthon and Amaranth townships, Ontario. The facility began commercial operations in November 2008. Generation from this facility is sold to the IESO pursuant to a PPA that terminates in 2028. The Company anticipates future contract opportunities will become available with the IESO beyond 2028.
New Richmond
New Richmond is a 68 MW wind facility consisting of 27 2.0 MW and six 2.3 MW Enercon E82 wind turbines on 100-metre towers that is located in New Richmond, Québec. The facility began commercial operations in March 2013. Generation from this facility is sold under a 20-year electricity supply agreement with Hydro-Québec Distribution that terminates in 2033.
TransAlta Corporation • Annual Information Form        29

Wolfe Island
Wolfe Island is a 197.8 MW wind facility consisting of 86 2.3 MW Siemens 93 wind turbines on 80-metre towers that is located on Wolfe Island, near Kingston, Ontario. The facility began commercial operations in June 2009. Generation from this facility is sold to the IESO pursuant to a PPA that terminates in 2029.
US Wind and Solar Facilities
Antrim
Antrim is a 28.8 MW wind facility consisting of 9 3.2 MW Siemens 113 wind turbines with eight 92.5-metre towers and one 79.5 metre tower that is located in Antrim, New Hampshire. The wind facility was commissioned in December 2019. The wind facility is fully operational and contracted under two long-term PPAs until 2039 with Partners Healthcare and New Hampshire Electric. Ninety-nine per cent of production tax credits are allocated to tax equity partners and the remainder is allocated to TransAlta.
Big Level
Big Level is a 90 MW wind facility consisting of 25 3.6 MW GE wind turbines on 131-metre and 110-metre towers, and is located in Potter County, Pennsylvania. The wind facility was commissioned in December 2019. Generation from the facility is sold under a PPA with Microsoft that terminates in 2034. Ninety-nine per cent of production tax credits are allocated to tax equity partners and the remainder is allocated to TransAlta.
Lakeswind
Lakeswind is a 50 MW wind facility consisting of 32 1.62 MW GE XLE wind turbines on 80-metre towers, and is located near Rollag, Minnesota. The wind facility is fully operational and contracted under a long-term PPA until 2034 with several high-quality counterparties. Ninety-nine per cent of production tax credits are allocated to tax equity partners and the remainder is allocated to TransAlta.
Mass Solar
Mass Solar is a 21 MW solar portfolio consisting of multiple sites located in Massachusetts. The solar facility is contracted under long-term PPAs expiring between 2032 and 2045 with several high-quality counterparties, and the facility generated solar RECs that expired in 2023.
North Carolina Solar
North Carolina Solar is a 122 MW solar portfolio consisting of 20 sites located in North Carolina. The facilities were commissioned between November 2019 and May 2021. The facilities are secured by long-term PPAs with two subsidiaries of Duke Energy, with an average remaining term of 11 years. The PPAs are automatically extended unless terminated by either party.
Skookumchuck
Skookumchuck is a 137 MW wind facility that consists of 38 3.6 MW Vestas V136 wind turbines on 82-metre towers that is located in Lewis and Thurston counties, Washington. The facility began commercial operations in November 2020, and is secured by a long-term PPA with Puget Sound Energy Inc. that expires in 2040. Ninety-nine per cent of production tax credits are allocated to tax equity partners and the remainder are allocated to the Company and our partner Southern Power Company.
Wyoming
Wyoming is a 140 MW wind facility consisting of 78 1.8 MW Vestas V80 (Mark 3) wind turbines on 67-metre towers that is located near Evanston, Wyoming. The facility began commercial operations in December 2003. The wind facility is contracted under a long-term PPA until 2028 with an investment-grade counterparty. The Company is exploring recontracting the facility post-PPA expiry.
TransAlta Corporation • Annual Information Form        30

Australia Battery and Solar Facilities
Northern Goldfields Solar
Northern Goldfields Solar facilities consists of the 27 MW Mount Keith solar facility, 11 MW Leinster solar facility, 10 MW/5 MWh Leinster battery energy storage system facility and interconnecting transmission infrastructure, all of which are integrated into the existing Southern Cross Energy North remote electrical network in Western Australia. The combined solar and energy storage facilities began commercial operations in November 2023 and is contracted with BHP for 16 years. See the "General Development of the Business" section of this AIF for further details.
Facilities Under Construction
We have internal development expertise with teams that are able to manage every aspect and every stage of new project development from resource assessment to site control, permitting, contracting, engineering, construction and project management. Customers are increasingly looking not just to pricing for the procurement of clean electricity, but also to a developer's ability to bring projects through to full completion.
The following table summarizes our wind facilities under construction as at Dec. 31, 2023:

Facility Name	Type	Province/ State	Nameplate Capacity (MW)(1)	Target Commercial Operation Date	Revenue Source
US Facilities
Horizon Hill	Wind	OK	200	Q1 2024	LTC
White Rock	Wind	OK	300	Q1 2024	LTC
Total Facilities Under Construction			500
(1)    MW are estimated and rounded to the nearest whole number.
US Facilities
Horizon Hill
Horizon Hill is a 201.6 MW wind facility located in Logan County, Oklahoma, consisting of 34 Vestas V162 and V136 turbines, of which 33 have 119-metre towers and one has a 105-metre tower, respectively. One hundred per cent of the generation offtake from the project will be sold to Meta, formerly known as Facebook, under a long-term PPA. Under the PPA, Meta will receive both renewable electricity and environmental attributes. The Horizon Hill project is currently under construction with a target commercial operation date in the first quarter of 2024. See the "General Development of the Business" section of this AIF for further details
White Rock East and White Rock West
White Rock East and White Rock West are 201.6 MW and 99.6 MW facilities consisting of 34 and 17 (6.0 MW and 3.6 MW) Vestas wind turbines, of which 49 have 199-metre towers and two have 105-metre towers, respectively, located in Caddo County, Oklahoma. On Dec. 22, 2021, TransAlta executed two long-term Power PPAs with Amazon for the offtake of 100 per cent of the generation from its 300 MW White Rock East and White Rock West wind power projects. The White Rock wind projects are both expected to reach full commercial operation in the first half of 2024. See the "General Development of the Business" section of this AIF for further details.
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Gas Segment
The Gas segment holds a net capacity ownership interest in 2,775 MW. The facilities are located in Alberta, Ontario, Michigan and Western Australia.
The following table summarizes our natural-gas-fired generation facilities as at Dec. 31, 2023:

Facility Name	Province/ State	Nameplate Capacity (MW)(1)	Consolidated Interest	Gross Installed Capacity(1)	Ownership	Net Capacity Ownership Interest (MW)(1)	Commercial Operation Date	Revenue Source(2)	Contract Expiry Date(3)
Alberta
Fort Saskatchewan(4)	AB	118	60%	71	50%	35	1999	LTC/Merchant	2029
Keephills Unit No. 2	AB	395	100%	395	100%	395	1984	Merchant	-
Keephills Unit No. 3	AB	463	100%	463	100%	463	2011	Merchant	-
Poplar Creek(5)	AB	230	100%	230	100%	230	2001	LTC	2030
Sheerness Unit No.1(4)	AB	400	50%	200	50%	100	1986	Merchant	-
Sheerness Unit No.2(4)	AB	400	50%	200	50%	100	1990	Merchant	-
Sundance Unit No. 6	AB	401	100%	401	100%	401	1980	Merchant	-
Total Alberta Gas Capacity		2,407		1,960		1,724
Ontario and US
Ada	MI	29	100%	29	100%	29	1991	LTC	2026
Ottawa(4)	ON	74	100%	74	50%	37	1992	LTC/Merchant	2033
Sarnia	ON	499	100%	499	100%	499	2003	LTC	2031
Windsor(4)	ON	72	100%	72	50%	36	1996	LTC/Merchant	2031
Total Ontario and US Gas Capacity		674		674		601
Australia
Fortescue River Gas Pipeline	WA	N/A	100%	N/A	43%	N/A	2015	LTC	2035
Parkeston	WA	110	50%	55	100%	55	1996	LTC/Merchant	2026
South Hedland	WA	150	100%	150	100%	150	2017	LTC	2042
Southern Cross (6)	WA	245	100%	245	100%	245	1996	LTC	2038
Total Australian Gas Capacity		505		450		450
Total Gas Capacity		3,586		3,084		2,775
(1)    MW are rounded to the nearest whole number. The gross installed capacity reflects the basis of consolidation of the underlying assets owned, whereas net capacity ownership interest deducts capacity attributable to non-controlling interest in these assets and is calculated after the consolidation of the underlying assets.
(2)    The large majority of the Company’s contracted operating facilities benefit from inflation adjustment provisions that apply to all or a portion of our revenues under such contracts.
(3)    Where no contract expiry date is indicated, the facility operates as merchant.
(4)    Our interests in these facilities are through our ownership interest in TransAlta Cogeneration, LP ("TA Cogen").
(5)    The Poplar Creek facility is operated by Suncor Energy Inc.
(6)    Includes four facilities. Excludes the Northern Goldfields facilities, which are in the Wind and Solar segment.
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Alberta Gas Facilities
Fort Saskatchewan
We have a net ownership interest of 30 per cent in the Fort Saskatchewan facility. See the "Business of TransAlta - Non-Controlling Interests" section of this AIF for further details. The 118 MW natural gas-fired combined-cycle cogeneration facility is owned by TA Cogen and Prairie Boys Capital Corporation. The contract at the facility has an initial 10-year term, which began on Jan. 1, 2020, with the option for two five-year extensions. The contract allows our customer to continue to benefit from the operational flexibility of the facility. Generation from the facility is currently sold in the Alberta electricity market.
Keephills 2
The Keephills 2 facility is located approximately 70 kilometres west of Edmonton, and is wholly owned by TransAlta. Keephills 2 is a 395 MW gas-fired unit that completed its conversion to natural gas in the spring of 2021, after which commercial operation was announced on July 19, 2021. The end of regulatory life for this unit is set for 2037. Generation from the facility is currently sold in the Alberta electricity market.
Keephills 3
The Keephills 3 facility is located approximately 70 kilometres west of Edmonton, and is wholly owned by TransAlta. Keephills 3 is a 463 MW gas-fired unit that completed its conversion to natural gas in the second half of 2021, after which commercial operation was announced on Dec. 29, 2021. The end of regulatory life for this unit is set for 2039. Generation from the facility is currently sold in the Alberta electricity market.
Poplar Creek
The Poplar Creek cogeneration facility is located in Fort McMurray. The Poplar Creek cogeneration facility had been built and contracted to provide steam and electricity to Suncor's oil sands operations. On Aug. 31, 2015, the Company restructured its contractual arrangement for the facility's power generation services. Under the terms of the arrangement, Suncor acquired the Company's two steam turbines with an installed capacity of 126 MW and certain transmission interconnection assets. In addition, Suncor assumed full operational control of the cogeneration facility and has the right to use the full 230 MW capacity of the Company's gas generators until Dec. 31, 2030. The ownership of the entire Poplar Creek cogeneration facility will transfer to Suncor on Dec. 31, 2030.
Sheerness 1 and 2
The Sheerness facilities are located approximately 200 kilometres northeast of Calgary, and are jointly owned by TA Cogen and Heartland Generation Ltd. Heartland is responsible for the operation and maintenance of these units. On April 4, 2020, Sheerness Unit 2 was converted to natural gas and the unit capacity was increased from 390 MW to 400 MW following a generator rewind and final testing. On March 31, 2021, Sheerness Unit 1 was converted to natural gas. The Sheerness facility received its last coal shipment in the first quarter of 2021, with the coal stock being fully depleted in July 2021. On Nov. 9, 2021, Heartland announced that it had completed the transition off coal at Sheerness. The end of regulatory life for these units is set for 2037. Generation from the facility is currently sold in the Alberta electricity market.
Since Jan. 1, 2021, each owner separately offers their share of generation into the Alberta electricity market. See the "Business of TransAlta - Non-Controlling Interests" section of this AIF for further details.
Sundance 6
The Sundance 6 facility is located approximately 70 kilometres west of Edmonton, and is wholly owned by TransAlta. Sundance 6 is a 401 MW gas-fired unit that completed its conversion to gas in the first half of 2021, after which it announced its commercial operation on Jan. 31, 2021. The end of regulatory life for this unit is set for 2037. Generation from the facility is currently sold in the Alberta electricity market.
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Off-Coal Agreement
On Nov. 24, 2016, we entered into the Off-Coal Agreement with the Government of Alberta pertaining to our cessation of emissions from the Keephills 3 and Sheerness coal-fired facilities. Under the Off-Coal Agreement we are entitled to receive annual cash payments of approximately $37.4 million, net to TransAlta, from the Government of Alberta that commenced in 2017, and will terminate in 2030, subject to satisfaction of certain terms and conditions including our cessation of all coal-fired emissions on or before Dec. 31, 2030. Other conditions include maintaining prescribed spending on investment and investment-related activities in Alberta, maintaining a significant business presence in Alberta (including through the maintenance of prescribed employment levels), maintaining spending on programs and initiatives to support the communities surrounding the facilities and the employees of the Company negatively impacted by the phase-out of coal generation, and the fulfilment of all obligations to affected employees, in each case as prescribed by the Off-Coal Agreement.
Eastern Canada and US Gas Facilities
Ada
Ada is a 29 MW contracted cogeneration facility located in Ada, Michigan. The facility has been in operation since 1991, and produces approximately 18,000 tonnes of steam hourly. The electricity and steam output of the facility are fully contracted until 2026 with Consumers Energy and Amway, and the Company is seeking to recontract the facility.
Ottawa
The Ottawa facility is owned by TA Cogen. See the "Business of TransAlta - Non-Controlling Interests" section of this AIF for further details. It is a 74 MW combined-cycle cogeneration facility located in Ottawa, Ontario. On Aug. 30, 2013, the Company announced the recontracting of the facility with the IESO for a 20-year term, effective January 2014. The Ottawa facility also provides thermal energy to the member hospitals and treatment centres of the Ottawa Health Sciences Centre and the National Defence Medical Centre. The thermal energy contract with the Ottawa Health Sciences Centre has a term to Dec. 31, 2033, with an automatic renewal of a five-year term unless terminated by either party.
Sarnia
The Sarnia cogeneration facility is a 499 MW combined-cycle cogeneration facility located in Sarnia, Ontario, that provides power and/or steam to nearby industrial facilities owned by ARLANXEO Canada Inc. (formerly LANXESS AG, successor to Bayer Inc.); Nova Chemicals Corporation (Canada) Ltd., INEOS Styrolution Canada Ltd., a styrene production facility formerly owned by NOVA; Suncor Energy Products Partnership; Bitfury Holding BV, a full service blockchain technology company; and three new industrial customers. The contracts with the new customers are with respect to loads that had previously been supplied to and resold by ARLANXEO and TransAlta administers the contact in relation to sub-customers. The facility also provides electricity to the IESO under a contract that terminates on April 30, 2031, with the industrial customer contract terminations occurring from April 30, 2031, through December 31, 2032. The gross margin from the Sarnia cogeneration facility has been reduced by approximately 30 per cent as a result of the IESO price cap under the new contract.
Windsor
The Windsor facility is owned by TA Cogen. See the "Business of TransAlta - Non-Controlling Interests" section of this AIF for further details. It is a 72 MW combined-cycle cogeneration facility located in Windsor, Ontario. Effective Dec. 1, 2016, the Windsor facility began operating under an agreement with the IESO with a 15-year term for up to 72 MW of capacity. The Windsor facility also provides thermal energy to Stellantis Canada (formerly, FCA Canada, Inc. and Chrysler Canada) in Windsor under a contract that expires in 2028, with a series of six successive renewal terms of one year each.
Australian Gas Facilities
Fortescue River Gas Pipeline
In 2014, we established the Fortescue River Gas Pipeline joint venture with AGI Fortescue River Pty Limited, formerly known as DBP Development Group. The joint venture (of which TransAlta is a 43 per cent partner) was successfully awarded the contract to design, build, own and operate the 270-kilometre Fortescue River Gas Pipeline, located in the Pilbara region of Western Australia, to deliver natural gas to Fortescue Metal Group's ("FMG") Solomon facility. The pipeline was completed in the first quarter of 2015 and operates under a take-or-
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pay gas transport agreement with a subsidiary of FMG for an initial term of 20 years. The 16-inch diameter pipeline has an initial free-flow capacity of 64 terajoules per day. Under the gas tariff agreement, FMG has the option to purchase the Fortescue River Gas Pipeline commencing March 2020. FMG maintains its option and the joint venture continues to deliver natural gas transportation to the Solomon facility.
Parkeston
The Parkeston facility is a 110 MW dual-fuel natural gas and diesel-fired power station located near Kalgoorlie, Western Australia, which is owned in partnership through a 50/50 joint venture with Northern Star (NPK) Pty Ltd., a subsidiary of Northern Star Resources Limited. The Parkeston facility primarily supplies energy to Kalgoorlie Consolidated Gold Mines pursuant to a supply contract that extends to October 2026, with options for early termination available to either party. We are evaluating potential opportunities to renew or extend the supply contract. Any merchant capacity and energy are sold into Western Australia's wholesale electricity market.
South Hedland
The South Hedland Power Station is a 150 MW combined-cycle power station located near South Hedland, Western Australia. Construction began in early 2015 and the plant achieved commercial operation on July 28, 2017. The facility is contracted with two customers until 2042. Capacity of 110 MW is contracted to Horizon Power to 2042. Horizon Power is the state-owned electricity supplier in the region. The second customer is the port operations of FMG for 35 MW of capacity.
Southern Cross Energy
Southern Cross Energy Partnership ("SCE") has power stations at Mount Keith, Leinster, Kalgoorlie and Kambalda. Each of the four sites has an LM6000 gas turbine. A TM2500 turbine is also located at Mount Keith. Backup diesel generation is located at both Mount Keith and Leinster. In total, a combined gas and diesel-fired capacity of about 240 MW is available from these facilities. In 2023, SCE added battery and renewable energy capacity to the SCE fleet with separate solar facilities at Leinster (11 MW) and Mount Keith (27 MW), as well as a battery energy storage system at Leinster (10 MW/5 MWh).
The PPA with BHP for the facilities was amended in 2020, which includes an extension of the term of the PPA to Dec. 31, 2038, and a restructuring of the PPA that results in the traditional capacity payment being removed as of 2024. From 2024, the main payments under the PPA that SCE receives consist of (a) an annual payment to provide operations and general maintenance of the facility, (b) an agreed margin on all life extension and major maintenance work performed on the assets, and (c) capacity charges from all new-build assets such as the new solar farms. In 2024, this change in payment structure is expected to result in a decrease in capacity charge revenues of approximately AU$51 million partially offset by increases in new-build asset charges, such as for the Northern Goldfield solar facilities commissioned in November 2023 and the Mount Keith 132kV expansion project. In addition, the PPA provides SCE with the exclusive right to supply electricity and transmission and distribution infrastructure from the SCE facilities for BHP's mining operations located within a specified area in the Goldfields region of Western Australia for the duration of the PPA.
The PPA supports BHP's future power requirements and emission reduction targets by providing BHP participation rights in integrating renewable electricity generation, including solar, wind and energy storage technologies, into BHP's mining operations located in the Goldfields region, subject to the satisfaction of certain conditions. New-build projects have already been completed under this contract, including the Northern Goldfields solar and battery project in Mount Keith and Leinster that reached commercial operation in November 2023. Additional projects are in the development and construction stages. See the "General Development of the Business" section of this AIF for further details.
Evaluation of additional renewable energy supply and carbon emissions reduction initiatives under the extended PPA with BHP are underway.
Facility Under Construction
The following project is approved by the Board of Directors, has an executed PPA and is currently under construction or in the process of being commissioned.
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The following table summarizes our transmission expansion that is under construction as at Dec. 31, 2023:

Facility Name	Type	Province/ State	Nameplate Capacity (MW)	Target Commercial Operation Date	Revenue Source
Mount Keith 132kV Expansion	Transmission	WA	N/A	Q1 2024	LTC
Mount Keith 132kV Expansion
The Mount Keith 132kV transmission project is currently under construction and is located near Mount Keith, Western Australia. Southern Cross Energy is completing the expansion of the Mount Keith 132kV transmission system to support the BHP's Northern Goldfields-based operations. The project is being developed under the existing 15 year PPA with BHP. The project will facilitate the connection of additional generating capacity to our network to support BHP's operations and increase BHP's competitiveness as a supplier of low-carbon nickel. It is expected to be completed in the first quarter of 2024. See the "General Development of the Business" section of this AIF for further details.
Energy Transition Segment
The Energy Transition segment holds a net ownership interest in 671 MW. The two facilities are located in the US.
The following table summarizes our energy transition facilities as at Dec. 31, 2023:

Facility Name	Province/ State	Nameplate Capacity (MW)(1)	Consolidated Interest	Gross Installed Capacity(1)	Ownership	Net Capacity Ownership Interest (MW)(1)	Commercial Operation Date	Revenue Source	Contract Expiry Date
US
Centralia	WA	670	100%	670	100%	670	1971	LTC/Merchant	2025
Skookumchuck(2)	WA	1	100%	1	100%	1	1970	LTC	2025
Total Energy Transition Capacity		671		671		671
(1)    MW are rounded to the nearest whole number. The gross installed capacity reflects the basis of consolidation of underlying assets owned, whereas net capacity ownership interest deducts capacity attributable to non-controlling interest in these assets and is calculated after consolidation of underlying assets.
(2)    This facility is used to provide a reliable water supply to the Centralia facility.
Centralia
The Centralia coal-fired facility is located in Washington, US, and consists of one 670 MW unit.
On July 25, 2012, we announced that we entered into an 11-year PPA to provide electricity from our Centralia thermal facility to Puget Sound Energy. The contract terminates in 2025 when the facility is scheduled to stop burning coal. Under the agreement, Puget Sound Energy purchases 380 MW of baseload power to December 2024 and 300 MW in 2025. The coal used to fuel the Centralia facility is sourced from the Powder River Basin in Montana and Wyoming. The Centralia facility has coal contracts in place that expire at the end of 2025.
We sell electricity from the Centralia thermal facility into the Western Electricity Coordinating Council and, in particular, to the US Pacific Northwest electricity market. Our strategy is to balance contracted and non-contracted sales of electricity to manage production and price risk.
On July 30, 2015, we announced that we will invest US$55 million over 10 years to support energy efficiency, economic and community development, and education and retraining initiatives in Washington State. The initiative is part of Centralia's transition from coal-fired operations in Washington, beginning on Dec. 31, 2020. The US$55 million community investment is part of the TransAlta Energy Transition Bill (chapter 180, Laws of 2011) (the "Bill''). The Bill was an agreement between policymakers, environmentalists, labour leaders and TransAlta to transition away from coal in Washington State. As at Dec. 31, 2023, we have fully funded the US$55 million commitment.
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Skookumchuck Hydro
We own a 1 MW hydroelectric generating facility that is located on the Skookumchuck River near Centralia, Washington, and related assets that are used to provide water supply to our generation facilities in Centralia. On Dec. 7, 2020, we entered into a PPA with Puget Sound Energy for the Skookumchuck hydro facility. The contract terminates in 2025 when the facility is scheduled to retire.
Reclamation Activities
Centralia Mine
We own a coal mine adjacent to the Centralia facility, although mining operations were discontinued at the Centralia coal mine on Nov. 27, 2006. The mine is currently in the reclamation phase and we continue to perform reclamation and associated work.
Under the US Federal Mine Safety and Health Act, we must report all citations at our Centralia mine. There was one injury incident reported at the mine during 2023. The total dollar value of all Mine Safety and Health Administration ("MSHA") assessments is not material.

Mine or Operating Name/MSHA Identification Number	Total Number of Section 104 Violations for which Citations Received	Total Number of Orders Issued Under Section 104(b))	Total Number of Citations and Orders for Unwarrantable Failure to Comply with Mandatory Health or Safety Standards Under Section 104(d)	Total Number of Flagrant Violations Under Section 110(b)(2)	Total Number of Imminent Danger Orders Issued Under Section 107(a)	Total Dollar Value of MSHA Assessments Proposed	Total Number of Mining Related Fatalities	Received Notice of Pattern Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Number of Legal Actions Initiated or Pending During Period
4500416	10(1)	0	0	0	0	1,430 (2)	0	No	No	0
(1)    Section 104 Violations: TransAlta Centralia Mining (9 violations) and Dickson Company (contractor) (1 violation).
(2)    Citations in Contest: Coalview Centralia LLC ($1,287) and Dickson Company ($143).
Highvale Mine
We own the Highvale mine that supplied coal to the previously coal-fired Sundance and Keephills facilities. As part of the Clean Electricity Growth Plan, the Company discontinued all mining operations at the Highvale mine at the end of 2021 and the mine is currently in the reclamation phase as of Jan. 1, 2022.
Coal Retirements
In aggregate, TransAlta has retired 4,464 MW of coal-fired generation capacity since 2018 while converting 1,659 MW to cleaner-burning natural gas. The following seven units have been retired: Centralia Thermal No. 1, Keephills 1, and Sundance 1, 2, 3, 4 and 5. The retirements remain consistent with our strategy to transition to clean electricity. Pursuant to the Bill, Centralia Unit 2 will retire effective Dec. 31, 2025.
Energy Marketing Segment
Our Energy Marketing segment provides a number of strategic functions, including the following:
•Gathering and analyzing market trends to enable more effective strategic planning and decision-making;
•Actively engaging in the trading of power, natural gas and environmental products across a variety of North American markets, excluding Alberta;
•Negotiating and managing fuel supply arrangements with third parties for our generation assets, including scheduling, billing and settlement of physical deliveries of natural gas and other fuels; and
•Negotiating and entering into contractual agreements with customers for the sale of output from our generation assets outside of Alberta, including electricity, steam or other energy-related commodities.
The Energy Marketing segment derives all of its revenue by trading electricity and other energy commodities (i.e., fuels and environmental products), by providing fee-based asset management services to third parties and earning margins on third-party gas and power transactions. The origination and trading activities are primarily focused on proprietary trading, with additional focus on the existing assets and customers of the Company.
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The key risk control activities of the Energy Marketing segment include the measurement and management of market, credit, operational, reputational, compliance and legal risks. The segment uses value at risk, gross margin at risk and tail risk measures to monitor and manage the risks within our asset and trading portfolios. Value at risk and gross margin at risk measure the potential losses that could occur over a given time period due to changes in market risk factors. Back tests are used to provide further sensitivities to the market risks within the portfolio. Compliance, goodwill and legal risks are managed within our legal and compliance policies, and monitoring tools are used to flag compliance risks. The Energy Marketing segment actively manages the risks within approved limits of our governance policies.
Corporate Segment
Our Corporate segment includes the Company's finance, sustainability, legal, human resources, administrative, business development and investor relations functions.
Non-Controlling Interests
Our subsidiaries and operations in which we have non-controlling interests are as follows:
TA Cogen
We hold a 50.01 per cent limited partnership interest in TA Cogen, which is an Ontario limited partnership. The remaining 49.99 per cent ownership is held by CPH Cogen Inc., a subsidiary of CK Infrastructure Holdings Limited.
TA Cogen holds a 50 per cent interest in the 800 MW Sheerness dual-fuel generating facility in Alberta and a 60 per cent interest in the 118 MW Fort Saskatchewan natural-gas-fired cogeneration facility in Alberta. TA Cogen also holds an interest in two natural-gas-fired cogeneration facilities located in Ontario: the 74 MW Ottawa plant and the 72 MW Windsor plant. See the "Gas Segment" section of this AIF for further details.
Kent Hills Wind LP
We hold an 83 per cent partnership interest in Kent Hills Wind LP, which owns and operates the 167 MW Kent Hills (1, 2 and 3) wind facilities located in New Brunswick. As at Dec. 31, 2023, the Company owned 83 per cent of Kent Hills Wind LP, with the remaining 17 per cent being held by Natural Forces Technologies Inc., a wind developer based in Atlantic Canada that helped develop the Kent Hills wind projects with TransAlta.
TransAlta Renewables
Prior to Oct. 5, 2023, we held a 60.1 per cent interest in TransAlta Renewables. TransAlta Renewables owns and operates a portfolio of gas and renewable power generation facilities in Canada and owns economic interests in various other gas and renewable facilities of the Company. On Oct. 5, 2023, the Company acquired all of the outstanding common shares of TransAlta Renewables not already owned, directly or indirectly, by TransAlta and certain of its affiliates. TransAlta Renewables is now a wholly owned subsidiary of the Company. See the "Three Year History" section of this AIF for further details.
Competitive Environment
Power generation is an industry in the midst of an exciting transformation and the demand for electricity is expected to grow significantly over the long- term. We also anticipate the generation mix to undergo a major shift in our key markets. In addition to the need to keep pace with ongoing demand growth for electricity, there are several key factors driving the need for significant investment in new generating capacity, which include, without limitation:
•Coal-based generation is being retired. These retirements are being driven by asset age, as well as government policy that places an escalating price on GHG emissions and, in some cases, mandates the retirement of these assets;
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•Government policies that impose costs or provide incentives for lower emission technologies are creating opportunities for renewable generation technologies. These opportunities are coinciding with a significant decline in the installed costs of wind and solar generation and battery storage. As a result, these technologies now account for the majority of the new generating capacity added to many of the world's electricity grids; and
•Electrification is seen as one of the most effective levers to reduce GHG emissions in many sectors, such as transportation. We expect that renewable power generation will continue to be one of the fastest-growing sources of power generation in Canada, the US and Australia.
Alberta
Approximately 53 per cent of our gross installed capacity is located in Alberta. As of Dec. 31, 2023, our portfolio of merchant assets in Alberta is a combination of hydro facilities, wind facilities, a battery storage facility and co-fired and converted natural gas-fired thermal facilities. This balance of fuel types provides us with portfolio generation diversification. It also provides us with capacity that can be monetized as ancillary services or dispatched into the energy market during times of supply tightness. In order to reduce the exposure from variable spot power prices on our merchant generation, we will enter in financial hedges and/or physical retail supply contracts through our Commercial and Industrial Business. The combined liquidity provided by these channels enables us to actively secure revenue, and also to respond to changing market conditions and adjust the proportion of our hedges we have in relation to the expected generation from our asset portfolio.
Alberta's annual electricity demand was flat from 2022 to 2023. There was a significant negative impact on demand due to the wildfires in 2023 and weather-driven demand in the third and fourth quarters of 2022 was more significant than 2023. Those factors contributed to a decrease in the average pool price in Alberta from $162/MWh in 2022 to $134/MWh in 2023. Although pool prices were higher in the first half of 2023 compared to 2022 due to stronger prices in adjacent markets and lower available import capacity, they were lower during the second half of 2023 when weather-driven demand was not as pronounced as in 2022.
We expect additional compliance costs as a result of the Canadian federal government’s Greenhouse Gas Pollution Pricing Act, which sets a national price on GHG emissions with each province expected to implement a GHG policy equivalent to a carbon price of $170 per tonne by 2030. We believe our portfolio of assets provides us with brownfield development opportunities in wind, solar, hydro and gas that give us an advantage over competitors when constructing generation facilities that use these fuel types.
US Pacific Northwest
Our generating capacity in the US Pacific Northwest includes the remaining Centralia coal unit and our 49 per cent interest in the Skookumchuck wind facility. The Centralia coal unit is committed to be phased out within the next two years with the plant capacity scheduled to be legislatively retired on Dec. 31, 2025.
System capacity in the region is primarily composed of hydro and gas generation, with some wind additions over the last few years in response to government programs favouring renewable generation. Demand growth in the region has been limited and further constrained by an emphasis on energy efficiency. We expect to see significant change in this market over the next decade as coal generation is retired and renewable portfolio standard requirements continue to strengthen.
Our competitiveness is enhanced by our long-term contract with Puget Sound Energy for up to 380 MW over the remaining life of the Centralia facility (dropping to 300 MW in 2025). The contract and our hedges allow us to satisfy power requirements from the market during low-priced periods. The Centralia site also holds potential value for future redevelopment opportunities given its access to existing infrastructure and transmission interconnection.
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Australia
Our business is solely in Western Australia, and is focused on the large, remote mining industry in that state. The primary exports from Western Australia are iron ore, nickel and gold. Iron ore exports from Western Australia are forecasted to rise, driven by large-scale producers ramping up production with new mines. Remote mining operations are exploring options to add renewable generation to their existing and new sites in an effort to reduce the amount of gas and diesel required in these operations. Our SCE facilities in the Goldfields region have a number of projects in development under our extended contractual arrangement to support BHP in achieving its decarbonization objectives. We expect this trend to continue and to create further opportunities for our business in Western Australia.
Contracted Gas and Renewables
We develop and acquire gas and renewable generation facilities in highly competitive markets. Our track record as an experienced operator and developer supports our competitive position. We try, where possible, to reduce our cost of capital and improve our competitive profile through efficient financing structures. In the US, our substantial tax attributes further increase our competitiveness.
In renewables, we are primarily evaluating greenfield opportunities in Western Canada and the US along with acquisitions in markets where we have existing operations. We maintain highly qualified and experienced development teams to identify and develop these opportunities. In cogeneration, we are working with customers to evaluate behind-the-fence solutions.
Some of our older gas facilities are now reaching the end of their original contract life. These facilities generally have a substantial cost advantage over new builds and we have been able to add value by recontracting these facilities without incurring the significant capital expenditures required for a new facility.
Seasonality and Cyclicality
Our business is cyclical due to: (a) the nature of electrical generation and the limited storage capacity; and (b) the nature of wind, solar and run-of-river hydroelectric resources, which fluctuate based on both seasonal patterns and annual weather variation.
Typically, run-of-river hydroelectric facilities and solar facilities generate most of their electricity and revenues during the spring and summer months when the melting snow starts feeding the watersheds and the rivers, and the sun is at its highest peak. Inversely, wind speeds are historically greater during the cold winter months when the air density is at its peak. Our strategy of technological and geographical diversification reduces our exposure to the variations of any one natural resource in any one region. Financial results in any one quarter may not, however, be representative of all quarters. See the "Risk Factors" section of this AIF for further details.
Regulatory Framework
Below is a description of the regulatory framework in the markets that are material to the Company.
Canadian Federal Government
In November 2016, the Canadian federal government announced that coal-fired generation would be phased out by 2030, following a similar commitment by the Alberta provincial government in November 2015. On Dec. 12, 2018, Environment and Climate Change Canada ("ECCC") published two final regulations in the Canada Gazette, Part II to phase out coal-fired generation by 2030, as well as regulations for gas-fired electricity generation including provisions for the conversion of boiler units from coal-fired generation to natural gas-fired generation. See the "Environmental Risk Management - Climate-Related Financial Disclosure" section of this AIF for further details.
Regulatory changes are not expected to have a material impact in the near-term on generation from our facilities in New Brunswick, British Columbia and Québec as generation from these facilities is fully contracted to creditworthy counterparties.
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Alberta
Alberta remains an energy-only market where generators make power supply offers that clear against power demand. The demand and supply dynamics determine market clearing prices. On Aug. 3, 2023, the Government of Alberta announced the pause on the issuance of new power plant approvals for new renewable electricity generation projects over one megawatt. This pause is planned to be lifted on Feb. 29, 2024. The AESO is also progressing its Market Pathways initiative to identify future market design options and make recommendations to the Government by the second quarter of 2024. The AESO's initiative is expected to enter an implementation phase in the second quarter of 2025.
Ontario
Ontario's electricity market is a hybrid market that includes a wholesale electricity market, as well as regulated prices for certain electricity consumers and long-term contracts for the purchase of power by the IESO from power producers. The Ontario Ministry of Energy supports the IESO in defining the electricity mix to be procured by the IESO. The IESO has the mandate to undertake long-term planning of the electric power system, procure the electricity generation in that plan and manage contracts for privately owned generation. The IESO is responsible for managing the Ontario wholesale market and ensuring the reliability of the electricity system in Ontario. The electricity sector is regulated by the Ontario Energy Board.
The IESO is currently in the stages of settlement rules testing and market manual and rule development to implement the market renewal program. The program includes the introduction of a day-ahead market, locational pricing, enhanced unit commitment and market power mitigation. Implementation of market renewal is planned for the second quarter of 2025. The impacts on existing facilities is mitigated due to existing contracts. The IESO is coordinating its changes to its energy market with new resource adequacy procurements, including medium- and long-term requests for proposals ("RFP"), re-contracting with existing facilities (small hydro re-contracting) and improving market operations and reliability. Our Ontario facilities are generally contracted, and therefore we expect market rule changes to have minimal near-term impact on the Company.
US Wholesale Power Market
The Federal Power Act gives the Federal Energy Regulatory Commission ("FERC") rate-making jurisdiction over public utilities engaged in wholesale sales of electricity and the transmission of electricity in interstate commerce. FERC oversees the market structure for all integrated market rules and wholesale sales from generators. The Federal Power Act also provides FERC with the authority to certify and oversee an electric reliability organization that promulgates and enforces mandatory reliability standards applicable to all users, owners and operators of the bulk-power system. FERC has certified the North American Electric Reliability Corporation ("NERC") as the electric reliability organization. NERC has promulgated mandatory reliability standards and, in conjunction with the regional reliability organizations that operate under FERC's and NERC's authority and oversight, enforces those mandatory reliability standards.
Regulatory changes are not expected to have a material impact in the near term on generation from our facilities in Minnesota, Massachusetts, New Hampshire, North Carolina, Oklahoma, Pennsylvania and Wyoming as generation from these facilities is fully contracted to creditworthy counterparties.
Washington
Centralia and Skookumchuck are operated in Washington State. The Washington Transportation and Utilities Commission ("WTUC") has the power to regulate and supervise every "public utility," which includes investor-owned electric utilities. For regulated electric utilities, the WTUC approves regulated rates, reviews integrated resource plans, approves mergers and acquisitions ("M&A") and grants certificates of public convenience and necessity for large facilities (i.e., power plants and transmission lines). The Centralia facility, the Skookumchuck hydro facility and the Skookumchuck wind facility are not regulated by the WTUC as they only sell wholesale electricity and do not sell retail electricity in the state. Only FERC and NERC requirements apply to these facilities. As a result, the Company does not expect any material impacts on revenue streams from any decisions of the WTUC.
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Australia
Australia has two separate major electricity markets: the National Electricity Market ("NEM") encompassing all the major population centres on the eastern seaboard and the Wholesale Electricity Market ("WEM") covering the southwest of Western Australia including its capital city, Perth. A number of smaller, standalone electricity grids serve regional population centres including the North West Interconnected System ("NWIS") in the Pilbara region of Western Australia and the Darwin-Katherine System in the Northern Territory.
The Australian Energy Market Operator is the market operator for both the WEM and the NEM. The two markets are completely independent of each other with different market rules and no physical interconnection between them. The WEM includes both a market for generation capacity and a gross pool to trade energy with a single reference node for wholesale prices. The NEM is a pure energy-only market with five regional reference nodes for wholesale prices corresponding to each of the participating states of Queensland, New South Wales, Victoria, Tasmania and South Australia.
In October 2023, significant reforms to the WEM were implemented, including security constrained dispatch in the energy market and the introduction of additional ancillary services to support the transition to renewable energy sources.
Reforms to the NWIS have been gradually implemented, including providing third-party access to the transmission networks, coordination of outage planning and ensuring generation adequacy.
Environmental Risk Management
We are subject to federal, provincial, state and local environmental laws, regulations and guidelines concerning the generation and transmission of energy. We are committed to complying with legal requirements and to minimizing the environmental impact of our operations. We work with governments, stakeholders and the public to develop appropriate frameworks to protect the environment, as well as to promote sustainable development.
Climate-Related Financial Disclosure
We have prepared an assessment of climate-related risks and opportunities to align with the IFRS S2 Climate-related Disclosures Standard and Task Force on Climate-related Financial Disclosure describing our climate change strategy, governance, risk management approach, metrics and targets. In 2023, we reviewed and updated our climate transition plan and prepared climate-related financial metrics. See the "Environmental, Social and Governance" section of the 2023 Integrated Report for further details.
Canadian Federal Government
Federal Carbon Pricing and Regulations on GHG Emissions
On June 21, 2018, the Canadian Federal Greenhouse Gas Pollution Pricing Act ("GGPPA") came into force. Under the GGPPA, the Canadian federal government implemented a national price on GHG emissions. In April 2021, the Government of Canada announced a revised GHG emissions target of 40 to 45 per cent below 2005 levels by 2030. Amendments to the GGPPA were completed in October 2022 to align facility emission charges with the government's updated carbon price trajectory of $65 per tonne of CO2e in 2023 with increases of $15 per year to $170 per tonne by 2030.
In March 2022, the Government of Canada’s Department of ECCC released a discussion document regarding the Clean Electricity Regulations ("CER") to achieve a net-zero electricity sector in Canada by 2035. It is expected to be promulgated under the Canadian Environmental Protection Act. The draft CER was published in Canada Gazette I in August 2023. We continue to engage with ECCC directly and via our trade association to seek an appropriate balance of system reliability, affordability and emissions reductions from the regulations. The final regulations from Canada Gazette II are expected to be published later in 2024.
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In addition to carbon pricing and the CER, the Canadian federal government continues to further develop federal incentives for renewable generation and new and emerging technology and infrastructure. We continue to actively engage with the Canadian federal government to understand the implications of these initiatives to our business in order to manage risks and identify opportunities.
Regulatory Framework for an Oil and Gas Sector Greenhouse Gas Emissions Cap
In December 2023, the Canadian federal government introduced a draft framework to cap emissions from the oil and gas sector. Consultation on the draft framework is currently underway with draft regulations anticipated by mid-2024. The interplay between the proposed cap-and-trade system and regulations like TIER remains unclear. Given that the use of provincial offsets as a compliance mechanism has implications for TransAlta, we will continue to follow developments and engage where appropriate in the development of the framework.
Alberta
Large Emitter Greenhouse Gas Regulations
Facilities with emissions above the set benchmark must comply with TIER by: (a) paying into the TIER Fund (a provincial government-controlled fund that invests in emissions reduction in the province) at the current carbon price; (b) making reductions at their facility; (c) remitting EPCs from other facilities; or (d) remitting emission offset credits.
On Dec. 15, 2022, amendments to TIER and the Administrative Penalty Regulation were announced following approval from the Canadian federal government, which included the following changes:
•TIER fund schedule via a Ministerial Order for the 2023 to 2030 period from $65 per tonne of carbon dioxide equivalent (CO2e) in 2023, and increasing by $15 per tonne CO2e annually to $170 per tonne CO2e by 2030;
•Starting in 2023, a two per cent annual tightening rate will apply to the electricity high performance benchmark from 0.3626 tonnes CO2e per MWh in 2023 to 0.3108 CO2e tonnes per MWh by 2030;
•The maximum allowable emissions offsets, emissions performance standards or sequestration credits that can be used by a given facility in a year was set to 60 per cent in 2023, 70 per cent in 2024, 80 per cent in 2025, and 90 per cent in 2026 and beyond; and
•EPCs issued in 2023 or a subsequent year may only be used within the five-year period after the EPC was issued, while offsets may only be used within a six-year period, including the reduction year.
These changes will result in lower emissions crediting for new renewables projects but, all things being equal, should also result in higher demand for emissions credits from TransAlta's renewables facilities. TransAlta's gas-fired facilities will face more stringent performance standards. TIER will remain in effect through 2030, and will be reviewed on or before Dec. 31, 2026.
Ontario
Large Emitter Greenhouse Gas Regulations
As of Jan. 1, 2022, the Emissions Performance Standards ("EPS") system applies in Ontario and the federal Output Based Performance Standards no longer directly applies to covered emitters.
In December 2022, Ontario announced changes to the EPS that were approved by the Canadian federal government. Two electricity-related changes will impact TransAlta's gas-fired facilities in Ontario:
•Changing the electricity performance standard from 0.37 tonnes CO2e per MWh in 2022 to 0.31 tonnes CO2e per MWh starting in 2023, remaining flat to 2030; and
•Allowing cogeneration units to utilize separate performance standards for electricity and heat to enable a level playing field for all electricity under the EPS.
The change in cogeneration performance standard treatment will benefit TransAlta's facilities by removing a previous, single cogeneration standard that was more stringent than utilizing separate standards for heat and electricity. The value from this change flows to contracted customers but helps make cogeneration more competitive as an energy solution.
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Ontario is continuing its work on the natural gas transition and has developed a voluntary clean energy credit market for assets directly connected to the IESO grid or a distribution system. TransAlta will continue to engage the government on relevant policy initiatives to mitigate risk and identify areas of potential opportunity.
United States
The US government has set out ambitious objectives for carbon emissions reductions, including achieving a 50 to 52 per cent national emissions reduction below 2005 levels by 2030, a net-zero electricity grid by 2035 and a net-zero national economy by 2050. Although the US does not have a national carbon pricing regime, it does offer significant federal incentives for renewable generation and new technology and infrastructure, including spending under the Inflation Reduction Act.
State and regional climate and market policies have a significant impact on the pace of energy transition in the US, with many governments operating under renewable portfolio standards and carbon pricing regimes. Similar to Canada, independent estimates suggest that the US will require substantial growth in zero-emissions generation to meet its national climate targets.
Washington State
Large Emitter Cap and Trade Program
In 2010, the Washington Governor's Office and Department of Ecology negotiated agreements with TransAlta to retire Centralia’s two coal-fired electricity generating units, one in 2020 and the other in 2025. This agreement is formally part of the state’s climate change program. We currently believe that there will be no additional GHG regulatory burden on Centralia given these commitments. The related TransAlta Energy Transition Bill was enacted in 2011 and provides a framework to transition from coal to other forms of generation in the State of Washington.
On May 17, 2021, Governor Inslee signed Washington State's Climate Commitment Act ("CCA"). which came into effect on Jan. 1, 2023. This law covers entities that emit over 25,000 tonnes of CO2e per year. It creates a “cap-and-invest” program, which sets a state-wide cap on greenhouse gas emissions and then auctions or allocates emissions allowances. TransAlta’s Centralia facility will be exempt from the cap-and-invest program until it closes in 2025, as per the agreement with the state of Washington. The Washington Department of Ecology held quarterly auctions for compliance all through 2023. The auctions offered year 2023 vintage allowances. TransAlta continues to track the cap and invest program as it develops and moves into its second year of implementation. We will engage when necessary with relevant government departments should there be any future implementation changes that impacts our operations or energy trading in Washington.
Australia
In October 2021, the Australian government announced a target to reach net-zero emissions by 2050. Following the May 2022 federal election, the newly elected Labor government enacted a more ambitious near-term target through the Climate Change Act 2022, which commits Australia to a 43 per cent emissions reduction below 2005 levels by 2030. The government also confirmed its intent to boost renewable electricity production to 82 per cent of electricity supply by 2030. Large GHG emitters are required to reduce their scope 1 emissions under the Australian Government's National Safeguard Mechanism ("SGM"). While the government made recent changes to the SGM, these changes are not expected to have a material impact on TransAlta's assets.
The Australian government’s plan to achieve the necessary reductions is focused on a combination of technology development and cost reduction, enabling deployment at scale through incentives and infrastructure development as well as updating some of its regulatory mechanisms. In particular, an AU$20 billion fund has been set aside to support infrastructure investment, such as transmission network reinforcement, and enable the shift to renewables. Decarbonization efforts have been centred on funding for clean technologies, upgrading the electricity grid to support more renewables, regulating and reporting of GHGs, and incentivizing zero-emission vehicle adoption.
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Australian state-level policies continue to focus on moving toward greater reliance on renewables, hydrogen and energy storage and away from coal.
TransAlta does not see any significant risk to our existing Australian assets. Policy and funding supporting continued industrial decarbonization could provide additional growth opportunities in the Australian market.
TransAlta Activities
Reducing the environmental impact of our activities benefits not only our operations and financial results, but also the communities in which we operate. We expect that increased scrutiny will continue to be placed on environmental emissions and compliance. We take a proactive approach to minimizing environment and safety risks to our results. Our Board of Directors provides oversight to our environmental management programs and emission reduction initiatives in order to ensure continued compliance with environmental regulations.
Our environmental management programs include the elements summarized below:
Environmental Management Systems
Our facilities operate in line with best practices related to environmental management standards. Our environmental management system ("EMS") processes are verified annually to ensure we continuously improve our environmental performance. Our knowledge of EMS has matured since we aligned our processes in accordance with the internationally recognized ISO 14001 standard. Currently, the most material natural or environmental capital impacts to our business are GHG emissions, air emissions (i.e., pollutants) and energy use. Other material impacts that we manage and track performance on using our EMS practices include land use, water use and waste management.
Renewable Power
We continue to invest in and build renewable power resources.
•In November 2023, the 48 MW Northern Goldfields solar and battery storage facilities in Western Australia achieved commercial operation. The facilities consist of the 27 MW Mount Keith solar facility, 11 MW Leinster solar farm and 10 MW/5 MWh Leinster battery energy storage system and interconnecting transmission infrastructure.
•In August 2023, the Garden Plain wind facility in Alberta was commissioned adding 130 MW to our gross installed capacity. The facility is fully contracted with Pembina Pipeline Corporation (100 MW) and PepsiCo Canada (30 MW).
•In April 2022, we entered into a long-term PPA with Meta for the offtake of 100 per cent of the generation from the 200 MW Horizon Hill wind project located in Oklahoma.
•In December 2021, we entered into two long-term PPAs with Amazon for the offtake of 100 per cent of the generation from our 300 MW White Rock East and White Rock West wind projects located in Oklahoma.
•In November 2021, we completed the construction of the 206 MW Windrise wind facility and achieved commercial operation.
•In November 2021, we acquired the 122 MW North Carolina Solar facility.
In addition, we have developed policies and procedures to comply with regulations and to lessen any environmental disruption caused by our renewable power resources, which include monitoring noise and avian impacts at our wind generation facilities.
Environmental Controls and Efficiency
We continue to make operational improvements and investments to our existing generating facilities to reduce the environmental impact of generating electricity.
•In the US, the remaining coal unit at Centralia is set to retire on Dec. 31, 2025.
•Effective Jan. 1, 2022, we discontinued the firing of coal in Canada.
•On Dec. 31, 2021, Keephills Unit 1 was retired and, on April 1, 2022, Sundance Unit 4 was retired.
•We have retired our Sundance Unit 5 coal unit and suspended our plan to repower the unit with natural gas.
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•At the end of 2021, we successfully completed the transition of our coal units in Alberta to natural gas.
•The Keephills Unit 3 conversion to natural gas began during the third quarter of 2021 and was completed in December 2021.
•In early 2021, Keephills Unit 2, Sundance Unit 6 and our non-operated Sheerness Unit 1 completed their conversions to natural gas, resulting in all these units now running solely on natural gas.
The combination of these actions has significantly reduced environmental impacts from air emissions, GHG emissions, water usage and land disturbance, and reduced energy usage at the respective facilities. For example, we have reduced scope 1 and 2 GHG emissions by 21.3 million tonnes of CO2e or (66 per cent) since 2015. See the "Environmental, Social and Governance" section of the 2023 Integrated Report for further details.
Emission Offset Portfolio
TransAlta maintains a GHG emission offset portfolio with a variety of instruments that can be used for compliance purposes or otherwise banked or sold. We continue to examine additional emission offset opportunities that also allow us to meet our emission compliance obligations at a competitive cost. We invest in offsets that we expect will meet certification criteria in the market in which they are to be used.
Environmental Regulations
Recent or future changes to environmental laws or regulations may materially adversely affect us. See the "Risk Factors" section of this AIF for further details and the "Governance and Risk Management" section of our annual Management's Discussion and Analysis for the year ended Dec. 31, 2023. Many of our activities and properties are subject to environmental requirements, as well as changes in our liabilities and obligations under these requirements, which may have a material adverse effect upon our consolidated financial results, operations or performance.
Risk Factors
Readers should consider the risk factors set forth below as well as the other information contained and incorporated by reference in this AIF. For a further discussion of risk factors affecting TransAlta, see the "Governance and Risk Management" section of our annual Management's Discussion and Analysis for the year ended Dec. 31, 2023, which is incorporated by reference herein.
A reference herein to a material adverse effect on the Company means such an effect on the Company or its business, financial condition, results of operations or cash flows, as the context requires.
Equipment failure and the operation and maintenance of our facilities involve risks that may materially and adversely affect our business.
There is a risk of equipment failure to our operations due to wear and tear, latent defect, design error or operator error, among other things, which could have a material adverse effect on our business. Although our generation facilities have generally operated in accordance with expectations, there can be no assurance that they will continue to do so. Our facilities are exposed to operational risks such as failures due to cyclic, thermal and corrosion damage in boilers, generators and turbines, and other issues that can lead to outages and increased production risk. An extended outage could have a material adverse effect on our business, financial condition, results of operations or our cash flows.
The operation, maintenance, refurbishment, construction and expansion of power generation facilities involve risks, including breakdown or failure of equipment or processes, fuel interruption and performance below expected levels of output or efficiency. Some of our generation facilities were constructed many years ago and may require significant capital expenditures to maintain peak efficiency or operations. There can be no assurance that our maintenance program will be able to detect potential failures in our facilities before they occur or eliminate all adverse consequences in the event of failure. In addition, weather-related interference, work stoppages and any other unforeseen problems may disrupt the operation and maintenance of our facilities and may materially adversely affect our business.
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We have entered into ongoing maintenance and service agreements with the manufacturers of certain critical equipment. If a manufacturer is unable or unwilling to provide satisfactory maintenance or warranty support on reasonable terms, we may have to enter into alternative arrangements with other providers or perform the services ourselves. These arrangements could be more expensive to us than our current arrangements and if we are unable to enter into satisfactory alternative arrangements, our inability to access technical expertise or parts could have a material adverse effect on us. It is possible that potential cross-border travel and transportation restrictions could impact the timely availability of services, parts and equipment.
While we maintain an inventory of, or otherwise make arrangements to obtain, spare parts to replace critical equipment and maintain insurance for property damage and business interruption to protect against certain operating risks, these protections may not be adequate to cover lost revenues or increased expenses and penalties that could result if we were unable to operate our generation facilities at a level necessary to comply with our contracts. In addition, circumstances could arise in the future whereby the Company may be obligated to produce power or steam at a cost that exceeds the revenues being derived therefrom.
There can be no assurance that any applicable insurance coverage would be adequate to protect our business from material adverse effects. In addition, there can be no assurance that we will be able to restore equipment or assets that have reached the end of their useful lives.
Unexpected changes in the cost of maintenance or in the cost and durability of components for the Company's facilities may adversely affect the results of our operations.
Inflation or other increases in the Company's cost structure that are beyond the control of the Company could materially adversely impact our financial performance. Examples of such costs include, but are not limited to, unexpected increases in the cost of procuring materials and services required for maintenance activities, and unexpected replacement or repair costs associated with equipment underperformance or lower-than-anticipated durability.
Changes in the price of electricity may materially adversely affect our business.
A significant portion of our revenues are tied, either directly or indirectly, to the market price for electricity in the markets in which we operate, and in particular in the Alberta electricity market. Market electricity prices are impacted by a number of factors, including the strength of the economy, the available transmission capacity, the price of fuel that is used to generate electricity (and, accordingly, certain of the factors that affect the price of fuel described below), the management of generation, the amount of excess generating capacity relative to load in a particular market, the cost of controlling emissions and cost of carbon, the structure of the particular market, availability of transmission (including from other jurisdictions), increased adoption of energy-efficiency and conservation initiatives, and weather conditions that impact electrical load. As a result, we cannot precisely predict future electricity prices and electricity price volatility (particularly lower Alberta electricity prices) that could have a material and adverse effect on us. It is currently anticipated that a significant amount of new generation will come online in the near term in Alberta, including 900 MW and 806 MW combined-cycle facilities that have targeted commercial operation dates for the first half of 2024 and the fourth quarter of 2024 respectively, which could result in lower Alberta electricity prices and also push some of the Company's production out of merit. Further, the Alberta market is the only fully deregulated electricity market in Canada and this market structure may incent corporate offtakers to invest in new renewable generation in the province solely for ESG reasons (i.e., to align with decarbonization goals) that may not align with supply and demand fundamentals. This could potentially result in an oversupply of intermittent electricity in the Alberta electricity market and could put downward pressure on electricity prices and contribute to significant price volatility in the near term.
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Our facilities, construction projects and operations are exposed to the effects of natural disasters, public health crises and other catastrophic events beyond our control and such events could result in a material adverse effect.
Our facilities, construction projects and operations are exposed to potential interruption and damage, partial or full loss, resulting from environmental disasters (e.g., floods, high winds, fires, ice storms, earthquakes and public health crises, such as pandemics and epidemics), other seismic activity and equipment failures. Climate change can also increase the frequency and severity of these extreme weather events. There can be no assurance that in the event of an earthquake, flood, cyclone, hurricane, tornado, tsunami, terrorist attack, act of war or other natural, man-made or technical catastrophe, all or some parts of our generation facilities and infrastructure systems will not be disrupted. The occurrence of a significant event that disrupts the ability of our power generation assets to produce power for an extended period, including events that preclude existing customers under PPAs from purchasing electricity, could have a material negative impact on our business. Our facilities, construction projects and operations could be exposed to the effects of severe weather conditions, natural and man-made disasters and other potentially catastrophic events. The occurrence of such an event may not release us from performing our obligations pursuant to PPAs or other agreements with third parties. In addition, many of our generation facilities are located in remote areas, which can make repair of damage costly or difficult to access. Catastrophic events, including public health crises, could result in volatility and disruption to global supply chains, disruption to global financial markets, trade and market sentiment, risks to employee health and safety, a slowdown or temporary suspension of operations in impacted locations, postponements in the initiation and/or completion of the Company's development or construction projects, and delays in the completion of services, any of which may result in the Company incurring penalties under contracts, additional costs or the cancellation of contracts.
Risks relating to TransAlta's development and growth projects and acquisitions may materially and adversely affect us.
Development and growth projects and acquisitions that we undertake may be subject to execution and capital cost risks, including, but not limited to, risks relating to regulatory approvals, third-party opposition, cost escalations, securing land rights, construction delays, shortages of raw materials, supply chain constraints, or skilled labour and capital constraints. The occurrences of these risks could have a material and adverse impact on us, our financial condition, our ability to operate and our cash flows.
Expansion of our business through development projects and acquisitions may place increased demands on our management, operating systems, internal controls and financial and physical resources. In addition, the process of integrating acquired businesses or development projects may involve unforeseen difficulties. Failure to successfully manage or integrate any acquired businesses or development projects could have a material adverse impact on us, our financial condition, our ability to operate and our cash flows. Further, we cannot make assurances that we will be successful in integrating any acquisition or that the commercial opportunities or operational synergies of any acquisition will be realized as expected.
We may pursue acquisitions in new markets that are subject to regulation by various foreign governments and regulatory authorities and to the application of foreign laws. Such foreign laws or regulations may not provide for the same type of legal certainty and rights, in connection with our contractual relationships in such countries, as are afforded to us currently, which may adversely affect our ability to receive revenues or enforce our rights in connection with any such foreign operations. In addition, the laws and regulations of some countries may limit our ability to hold a majority interest in some of the projects that we may acquire, thus limiting our ability to control the operation of such projects. Any existing or new operations may also be subject to significant political, economic and financial risks, which vary by country, and may include: (a) changes in government policies or personnel; (b) changes in general economic conditions; (c) restrictions on currency transfer or convertibility; (d) changes in labour relations; (e) political instability and civil unrest; (f) regulatory or other changes in the local electricity market; and (g) breach or repudiation of important contractual undertakings by governmental entities and expropriation and confiscation of assets and facilities for less than fair market value.
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With respect to acquisitions, we cannot make assurances that we will identify suitable transactions or that we will have access to sufficient resources, through our credit facilities, the capital markets or otherwise, to pursue and complete any identified acquisition opportunities on a timely basis and at a reasonable cost. Any acquisition that we propose or complete would be subject to regulatory approvals and other normal commercial risks that could result in the transaction not being completed on the terms anticipated, on time, or at all. In the event we are unable to close a transaction that we've entered into, we may be subject to termination fees that could become payable to the vendor. An unavoidable level of risk remains regarding potential undisclosed or unknown liabilities relating to any acquisition. The existence of such undisclosed liabilities may have a material adverse impact on our business, financial condition, results of operations and cash flows.
The Company may not close the Heartland acquisition and if closing does occur there can be no assurance that the Company will realize the anticipated benefits in respect of such transaction.
There are specific risks relating to the closing and expected timing of the Heartland acquisition. These risks include that the transaction remains subject to receipt of regulatory approval and there can be no assurance that the Company will receive such regulatory approval on terms that are acceptable to the Company, within the time period currently anticipated or at all. The transaction may also not deliver the anticipated benefits expected to arise from such transaction, including as it pertains to accretion to free cash flow, the remaining life of the Heartland assets and the ability for such assets to generate sufficient EBITDA to meet the Company's expectations. Furthermore, as with all development projects, there are risks related to the development of the 400 MW Battle River Carbon Hub Project held by Heartland, including risk relating to the project’s continued development, the ability to obtain regulatory approval and the economic outlook required to support a final investment decision.
We could suffer lost revenues or increased expenses and penalties if we are unable to operate our generation facilities at a level necessary to comply with our PPAs.
The ability of our facilities to generate the maximum amount of power or steam that can be sold under PPAs is an important determinant of our revenues. Under certain PPAs, if the facility is not capable of generating electricity or steam for the required availability in a given contract year, penalty payments may be payable to the relevant purchaser by us and could give rise to termination rights. The payment of any such penalties or the termination of such PPAs could adversely affect our revenues and profitability.
We are dependent on access to parts and equipment from certain key suppliers and we may be adversely affected if these relationships are not maintained.
Our ability to compete and expand will be dependent on having access, at a reasonable cost, to equipment, parts and components that are technologically and economically competitive with those used by our competitors. Although we have individual framework agreements with various suppliers, there can be no assurance that these relationships with suppliers will be maintained or not adversely affected. If they are not maintained, or are adversely affected, our ability to compete may be impaired due to lack of access or significant delays to the supply of equipment, parts or components.
We depend on certain joint venture, strategic and other partners that may have interests or objectives that conflict with our objectives and such differences could have a negative impact on us.
We have entered into various arrangements with communities or joint venture, strategic or other partners in connection with the operation of our facilities and assets. Certain of these partners may have or develop interests or objectives that are different from, or in conflict with, our objectives. Any such differences could
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have a negative impact on the Company's ability to realize the anticipated benefits of, or the anticipated increase in the value of facilities or assets subject to, these arrangements. We are sometimes required through the permitting and approval processes to notify and consult with various stakeholder groups, including landowners, Indigenous groups and municipalities. Any unforeseen delays in this process may negatively impact our ability to complete any given facility on time or at all and could result in write-offs or give rise to reputational harm.
Dam and dyke failures may result in lost generating capacity, increased maintenance and repair costs and other liabilities.
A natural or man-made disaster, and certain other events, including natural or induced seismic activity, could potentially cause dam failures at our hydroelectric facilities. The occurrence of dam or dyke failures at any of our hydroelectric facilities could result in a loss of generating capacity, damage to the environment or damages and harm to third parties or the public, and such failures could require us to incur significant expenditures of capital and other resources or expose us to significant liabilities for damages. There can be no assurance that our dam safety program will be able to detect potential dam failures prior to their occurrence or eliminate all adverse consequences in the event of failure. Other safety regulations could change from time to time, potentially impacting our costs and operations. Reinforcing all dams or dykes to enable them to withstand more severe events could require us to incur significant expenditures of capital and other resources. The consequences of dam or dyke failures could have a material adverse effect on us. This includes any increased risk of dam failure due to induced seismic activity triggered by fracking near our hydroelectric facilities, which could increase the risk of dam failure or require the Company to incur potentially significant capital investments to mitigate such risk and that would not otherwise be required. See the "Legal Proceedings and Regulatory Actions - Brazeau Facility - Claim against the Government of Alberta" section of this AIF.
The power generation industry has certain inherent risks related to worker health and safety, and the environment, that could cause us to suffer unanticipated expenditures or to incur fines, penalties or other consequences material to our business and operations.
The ownership and operation of our power generation assets carry an inherent risk of liability and reputational harm related to worker health and safety, and the environment, including the risk of government-imposed orders to remedy unsafe conditions and/or to remediate or otherwise address environmental contamination, potential penalties for contravention of health, safety and environmental laws, licences, permits and other approvals, and potential civil liability. Compliance with (and any future changes to) health, safety and environmental laws and the requirements of licences, permits and other approvals are expected to remain material to our business. The occurrence of any of these events or any changes, additions to, or more rigorous enforcement of health, safety and environmental laws, licences, permits or other approvals could have a significant impact on our operations and/or result in additional material expenditures. As a consequence, no assurances can be given that additional environmental and workers' health and safety issues relating to presently known or unknown matters will not require unanticipated expenditures, or result in fines, penalties or other consequences (including changes to operations) material to our business and operations.
Climate change and other variations in weather can affect demand for electricity and our ability to generate electricity.
Due to the nature of our business, our earnings are sensitive to weather variations from period to period, as well as long-term changes due to climate change. Variations in winter weather affect the demand for electrical heating requirements. Variations in summer weather affect the demand for electrical cooling requirements. These variations in demand can translate into electricity market price volatility. Variations in precipitation also affect water supplies, which in turn affect our hydroelectric assets. Also, variations in sunlight and wind conditions can have an effect on energy production levels from our solar and wind facilities. Typically, when winters are warmer or summers are cooler, demand for energy is lower than expected, resulting in less
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electricity consumption than forecasted and often resulting in lower than expected market prices for electricity. Conversely, when winters are colder or summers are warmer, market prices for natural gas or electricity tend to be higher; however, in these circumstances, if we have entered into hedges and are unable to produce or consume the amount of natural gas or electricity that we have hedged we could be required to purchase additional volumes at higher prices in order to cover our hedge position.
Our generation facilities and their operations are exposed to potential damage and partial or complete loss resulting from environmental disasters (e.g., floods, strong winds, wildfires, earthquakes, tornados and cyclones), equipment failures and other events beyond our control, which could make it difficult for the Company to continue to generate electricity during such periods, and such circumstances could pose threats to the Company's equipment and personnel.
The accumulation of ice on wind turbine blades depends on a number of factors including temperature and ambient humidity, and can have a significant impact on energy yields and could result in the wind turbine experiencing more downtime. Extreme cold temperatures can also impact the ability of wind turbines to operate effectively, and this could result in more downtime and reduced production. Sudden temperature changes can create an increased risk of ice crystals that can pose a number of constraints on our hydro operations.
Climate change is expected to change the volume and timing of precipitation which may impact the ability of the hydro facilities to maximize the generation from the available water. These changes in flow may result in additional operational costs to manage the water through the hydro plants.
Variations in weather may be impacted by climate change resulting in sustained higher temperatures, rising sea levels and altered precipitation patterns that could have an impact on our generating assets. Furthermore, climate change could result in increased variability or sustained long-term changes to our water and wind resources impacting hydroelectric and wind electricity generation, which could adversely affect our revenues and profitability.
Variation in wind levels may negatively impact the amount of electricity generated at our wind facilities.
Given that wind is variable, the level of electricity produced from our wind facilities is also variable. In addition, the strength and consistency of the wind resource at our wind facilities may vary from what we anticipate due to a number of factors, including the extent to which our site-specific historic wind data and wind forecasts accurately reflect actual long-term wind speeds, strength and consistency, the potential impact of climatic factors, the accuracy of our assumptions relating to, among other things, weather, icing, degradation, site access, wake and wind shear line losses and wind shear, and the potential impact of topographical variations and the potential for electricity losses to occur before delivery.
A reduced amount of wind at the location of one or more of our wind facilities over an extended period may reduce the production from such facilities, as well as any environmental attributes that accrue to us related to that production and reduce our revenues and profitability.
There can be no assurance that we will achieve or be able to adhere to our sustainability targets and any failure to do so may present adverse consequences to our business.
The Company annually establishes sustainability targets to, among things, manage current and emerging material sustainability issues, which includes targets relating to decarbonization. The Board of Directors has the discretion to determine the sustainability targets being adopted by the Company and may modify or cancel any previously established sustainability target at any time. The Board of Director's determination to establish, alter or cancel any sustainability target will depend on, among other things: the United Nations Sustainable Development Goals; results of operations; technological considerations; financial condition; market opportunities; legal, regulatory and contractual considerations; and other relevant factors. Further, there is no certainty that the Company will be successful in achieving any particular sustainability target within the stated
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time frame, or at all. If we are not able to achieve, or adhere to, our sustainability targets, we may not satisfy our stakeholders' current and future expectations, which could negatively impact our reputation and could result in certain investors being unable to hold our common shares.
Many of our activities and properties are subject to environmental regulations, and any liabilities arising under these requirements may materially adversely affect our business.
Our operations are subject to federal, provincial, state and local environmental laws, regulations and guidelines relating to the generation and transmission of electrical and thermal energy and surface mine reclamation (collectively, "environmental regulations"). These environmental regulations pertain to pollution and the protection of the environment, health and safety, and govern, among other things, air emissions, water usage and discharges, storage, treatment and disposal of waste and other materials, and remediation of sites and responsible land use. These laws and regulations can impose liability and obligations for costs to investigate and remediate contamination without regard to fault, and under certain circumstances liability may be joint and several, resulting in one responsible party being held responsible for the entire obligation. Environmental regulations can also impose, among other things, restrictions, liabilities and obligations in connection with the generation, handling, use, storage, transport, treatment and disposal of hazardous substances and waste, and can impose cleanup, disclosure or other responsibilities with respect to spills, releases and emissions of various substances to the environment. Environmental regulations can also require that facilities and other properties associated with our operations be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. In addition, there is an increasing level of environmental regulation regarding the use, treatment and discharge of water and we anticipate the adoption of new or additional emission regulations at a national level in Canada, the US and Australia, which may impose different compliance requirements or standards on our business. These various compliance standards may result in additional costs for our business and may impact our ability to operate our facilities.
Stricter standards, new or greater regulation, increased enforcement by regulatory authorities, more extensive permitting requirements, an increase in the number and types of assets operated by the Company subject to environmental regulation and the implementation of provincial, state and national environmental regulations may impose varying obligations on us in the jurisdictions in which we operate, and could increase our expenditures. To the extent these expenditures cannot be passed through to our customers under our PPAs or otherwise, our costs could be material. In addition, compliance with environmental regulation might result in restrictions on some of our operations. If we do not comply with environmental regulations, regulatory agencies could seek to impose statutory, administrative and/or criminal liabilities on us, curtail our operations, or require significant expenditures on compliance, new equipment or technology, reporting obligations and research and development. A number of recent federal, provincial, state and local regulatory efforts continue to focus on potential climate change or GHG emissions regulation; mandatory GHG reporting requirements are in effect in Canada, the US and Australia.
In addition to environmental regulations, we could also face civil liability in the event that private parties seek to impose liability on us for property damage, personal injury or other costs and losses. We cannot guarantee that lawsuits or administrative or investigative actions will not be commenced against us and otherwise affect our operations and assets. If an action is filed against us or may otherwise affect our operations and assets, we could be required to make substantial expenditures to defend against, or evidence our activities or to bring our Company, our operations and assets into compliance, which could have a material adverse effect on our business.
The estimated reclamation costs applicable to the Company's operations may be inaccurate and could require greater financial resources than currently anticipated. As an owner of mines that were previously in operation, we maintain permits from the applicable regulatory body providing for the authorization of certain mining operations that result in a disturbance of the surface. These requirements sought to limit the adverse impacts of coal mining with more restrictive requirements potentially being adopted from time to time. As an owner of mines that were previously in operation, we may also be required to submit a bond or otherwise secure payment of certain long-term obligations including mine closure or reclamation costs. Surety bond costs have increased in recent years and the market terms of such bonds have generally become more unfavourable. In
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addition, the number of companies willing to issue surety bonds has decreased. We could be required to self-fund these obligations should we be unable to renew or secure the required surety bonds for our mining operations or if it becomes more economical to do so.
The laws and regulations in the various markets in which we operate are subject to change, which may materially adversely affect us.
Most of the markets in which we operate and intend to operate are subject to significant regulatory oversight and control. We are not able to predict whether there will be any further changes in the regulatory environment, including potential carbon and other environmental regulations, changes in market structure or market design, or changes in other laws and regulations. Existing market rules, regulations and reliability standards are often dynamic and may be revised or re-interpreted, and new laws and regulations may be adopted or become applicable to us or our facilities, which could have a material adverse effect on us. Many of our projects must also comply with reliability standards, including those established by the North American Electric Reliability Corporation and Alberta Reliability Standards. Failure to comply with these mandatory reliability standards could result in sanctions, including substantial monetary penalties.
We manage these risks systematically through a regulatory and compliance program designed to reduce any potential negative impact on us. However, we cannot guarantee that we will be able to adapt our business in a timely manner in response to any changes in the regulatory regimes in which we operate, and such failure to adapt could have a material adverse effect on our business.
Regulatory authorities may also from time to time audit or investigate our activities in the markets in which we operate or pursue trading. Such audits or investigations may result in sanctions or penalties that may materially affect our future activities, reputation or financial status.
Our facilities are also subject to various licensing and permitting requirements in the jurisdictions in which we operate. Many of these licences and permits need to be renewed from time to time. If we are unsuccessful in obtaining or renewing such licences or permits, or the terms of such licences or permits are changed in a manner that is adverse to our business, we could be materially adversely affected.
Any changes in the rules and regulations of provincial or state public utility commissions or other regulatory bodies in the other markets in which we compete, or may compete in the future, may materially adversely affect us.
The reduction, elimination or expiration of government subsidies and economic incentives could adversely affect our prospects for growth.
We seek to take full advantage of government policies that promote renewable power generation and enhance the economic feasibility of renewable power projects. Renewable power generation sources currently benefit from various incentives in the form of feed-in tariffs, rebates, tax credits, renewable portfolio standards (such as the US government policy mechanism that supports the adoption of renewable power by setting a targeted percentage of a jurisdiction's total electricity procurement from renewable power) and other incentives throughout the markets in which we participate or intend to participate. The removal or phasing out of any such incentives could adversely affect our revenues as well as our prospects for growth as these incentives enhance the economic feasibility of developing and building renewable power projects.
We may be adversely affected if our supply of water is materially reduced.
Our hydroelectric and natural gas facilities and our coal-fired facility require continuous water flow for their operation. Shifts in weather or climate patterns, seasonable precipitation, the timing and rate of melting, run-off and other factors beyond our control may reduce the water flow to our facilities. Any material reduction in the water flow to our facilities would limit our ability to produce and market electricity from these facilities and could have a material adverse effect on us. There is an increasing level of regulation respecting the use, treatment and discharge of water, and respecting the licensing of water rights in jurisdictions where we operate. Any such change in regulations could have a material adverse effect on us.
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Availability or disruption of fuel supply to our thermal plants could have an adverse impact on the operation of our facilities and our financial condition.
Our gas facilities rely on having adequate supplies of natural gas and our Centralia facility requires adequate supplies of coal to run the facility reliably and at full capacity. As a result, we face the risk of not having adequate fuel supplies available due to insufficient natural gas transportation service, disruptions in fuel supplies due to weather, strikes, lockouts, or breakdowns of equipment, the timing of receiving regulatory approvals or we could be materially adversely affected if the cost of fuel that we must buy to generate electricity increases to a greater degree than the price that we can obtain for the electricity that we sell. Several factors affect the price of fuel, many of which are beyond our control, including:
•Prevailing market prices for fuel;
•Global demand for energy products;
•The cost of carbon and other environmental concerns;
•Weather-related disruptions affecting the ability to deliver fuels or near-term demand for fuels;
•Increases in the supply of energy products in the wholesale power markets;
•Political instability, including the war in Ukraine;
•The extent of fuel transportation capacity or cost of fuel transportation service into our markets; and
•The cost of mining or extraction that, in turn, depends on various factors such as labour market pressures, equipment replacement costs and permitting.
Changes in any of these factors may increase our cost of producing power or decrease the amount of revenue received from the sale of power, which could have a material adverse effect on us.
In the event the Company secures more natural gas than required to operate its facilities, the Company may have difficulty reselling such natural gas and it could be exposed to the market price for natural gas in respect of any such resales. There is no certainty that the Company will be successful in reselling or recovering its costs in respect of such resales of natural gas.
As well, the coal used to fuel the Centralia facility is sourced from the Powder River Basin in Montana and Wyoming through contracts to purchase and transport such coal to our Centralia facility. The loss of our suppliers or inability to receive coal at Centralia under our existing coal contracts at sufficient quantities, or at all, could also significantly affect our ability to serve our customers and have an adverse impact on our financial condition and results of operations. We could face the risk of inadequate supply service due to our reliance on the Pioneer Pipeline and on the ATCO Pipeline as a significant provider of natural gas for our Sundance and Keephills units.
Our facilities rely on national and regional transmission systems and related facilities that are owned and operated by third parties and have both regulatory and physical constraints that could impede access to electricity markets.
Our power generation facilities depend on electric transmission systems and related facilities owned and operated primarily by third parties to deliver the electricity that we generate to delivery points where ownership changes and we are paid. These grids operate with both regulatory and physical constraints that in certain circumstances may impede access to electricity markets. There may be instances in system emergencies in which our power generation facilities are physically disconnected from the power grid, or our production curtailed for periods of time. Most of our electricity sales contracts do not provide for payments to be made if electricity is not delivered.
Our power generation facilities may also be subject to changes in regulations governing the cost and characteristics of use of the transmission and distribution systems to which our power generation facilities are connected. Our power generation facilities in the future may not be able to secure access to this interconnection or transmission capacity at reasonable prices, in a timely fashion or at all, which could then cause delays and additional costs in attempting to negotiate or renegotiate PPAs or to construct new projects.
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In addition, we may not benefit from preferential arrangements in the future. Any such increased costs and delays could delay the commercial operation dates of any new projects and negatively impact our revenues and financial condition.
Cyberattacks may cause disruptions to our operations and could have a material adverse effect on our business.
We rely on our information technology to process, transmit and store electronic information and data used for the safe operation of our assets. Over the past few years, geopolitical tensions and the pandemic have significantly impacted the cybersecurity ecosystem, increasing the frequency and diversity of cyberattacks, including threats of war driven cyberattacks (i.e., terrorism) against critical infrastructure and threat actors taking advantage of the pandemic (e.g., charity scams) and hybrid working environments. In the continuously evolving cybersecurity threat landscape, any attacks or breaches of network or information systems may cause disruptions to our business operations or compromise the proprietary, confidential or personal information of the Company, its customers, partners or others with whom the Company has dealings. Cyberattackers may use a range of techniques, from exploiting vulnerabilities within our user base (social engineering attacks), to using sophisticated malicious code on a single or distributed basis to try to breach our network security controls. We anticipate that the cyber threat landscape will continue to evolve, with increasing threats of ransomware, compromised insider threats, supply chain attacks, advanced targeted phishing and artificial intelligence. Cyber threats originate from various sources and vectors, from nation states, organized hacking groups or malware/ransomware. The cyber threat landscape continues to evolve, as we see cyber threats shift their focus from traditional attacks against perimeter information technology systems, to more effective attacks, such as phishing and ransomware. A successful cyberattack may allow for the unauthorized interception, destruction, use or dissemination of proprietary, confidential or personal information and may cause disruptions to our operations.
We are subject to regulatory, legislative and business requirements (e.g., North American Electric Reliability Corporation Critical Infrastructure Protection, SOX, Privacy) and also adopt industry endorsed standards and frameworks (e.g., National Institute of Standards and Technology, Critical Infrastructure Projection/Reliability Standards) as it pertains to our cybersecurity program and the implementation of our cybersecurity controls and processes.
While we have cyber insurance, as well as systems, policies, procedures, practices, hardware, software applications and data backups designed to prevent or limit the effect of security breaches of our network and infrastructure, there can be no assurance that these measures will be sufficient and that such security breaches will not occur or, if they do occur, that they will be adequately addressed in a timely manner.
Our technology and systems for communication and monitoring may be vulnerable to security breaches or interruptions, which could result in increased operating expenses and other liabilities.
We rely on technology, mainly on computer, telephone, satellite, cellular and related networks and infrastructure, to conduct our business and monitor the production of our generation facilities. These systems and infrastructure could be vulnerable to unforeseen problems including, but not limited to, cyberattacks, breaches, vandalism and theft. Our operations are dependent upon our ability to protect our information and operating technology against damage from fire, power loss, telecommunications failure or a similar catastrophic event. While we have dedicated resources for maintaining appropriate levels of cybersecurity and we use third-party technology to help protect us against security breaches and cyber incidents, our measures may not be effective and our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such security breaches and cyber incidents or other disruptions could jeopardize the security of information stored in and transmitted through our systems and network infrastructure, and could result in significant setbacks and potential liabilities and deter future customers. Additionally, we must be able to protect our generation facility infrastructure against physical damage and any service disruptions.
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Any damage or failure that causes an interruption in operations could have an adverse effect on our customers. While we have systems, policies, hardware, practices and procedures designed to prevent or limit the effect of failure or interruptions of our generation facilities and infrastructure, there can be no assurance that these measures will be sufficient and that any such failures or interruptions will not occur or, if they do occur, that they will be adequately addressed in a timely manner.
We operate in a highly competitive environment and may not be able to compete successfully.
We operate in a number of Canadian provinces, as well as in the US and Australia. These areas of operation are affected by competition ranging from large utilities to small IPPs, as well as private equity, pension funds, international conglomerates, traditional energy companies and technology firms. In addition, potential customers may look to deploy their own capital to self-supply their own electricity needs. Some competitors have significantly greater financial and other resources than we do. Such competition could have a material adverse effect on our business. Emerging technology affecting the demand, generation, distribution or storage of electricity may also significantly impact our business and ability to compete. Climate change and regulatory incentives are expected to drive innovation and transformation of the power generation sector, including energy production and consumption, and there can be no certainty that the Company will benefit from such innovation or transformation. Furthermore, older facilities may over time be unable to compete with newer more efficient facilities utilizing improvements to existing power technologies and cost-efficient new technologies, including gas turbines with lower heat rates. In Alberta, certain industrial customers rely on behind-the-fence generation, resulting in such customers not being supplied electricity from the grid, which reduces the competitive load in the province and puts downward pressure on pool prices. Further, certain large industrial companies in Alberta operate significant cogeneration facilities, which generate steam required for their operations and often results in large amounts of excess generation being offered to the power pool. These cogeneration facilities offer their energy into the market at low prices to ensure it is dispatched, which results in the facility realizing an achieved price close to the average pool price, which potentially puts downward pressure on the pool price and could result in certain of the Company's facilities not being dispatched.
Changes in general economic and market conditions may have a material adverse effect on us.
Adverse changes in general economic and market conditions and, more specifically, in the markets in which we operate, could negatively impact demand for electricity, revenue, operating costs, timing and extent of capital expenditures, the net recoverable value of plant, property and equipment, results of financing efforts, or credit risk and counterparty risk, which could cause us to suffer a material adverse effect. Furthermore, a period of prolonged inflation may negatively impact our revenue, operating costs, maintenance costs and capital expenditures.
We may be unsuccessful in legal actions.
We are occasionally named as a defendant in claims and legal actions and as a party in commercial disputes that are resolved by arbitration or other legal proceedings. We may also bring legal actions against third parties as part of a commercial dispute through an arbitration or other legal proceeding. There can be no assurance that we will be successful in any such claim or defence or that any claim or legal action that is decided adverse to us will not materially and adversely affect us. See the "Legal Proceedings and Regulatory Actions" section of this AIF.
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We may have difficulty raising needed capital in the future, which could significantly harm our business.
To the extent that our sources of cash and cash flow from operations are insufficient to fund our activities or we are unable to divest assets to generate capital, we may need to raise additional funds. Additional financing may not be available when needed, and if such financing is available, it may not be available on terms that are favourable to our business.
Recovery of the capital investment in power projects generally occurs over a long period of time. As a result, we must obtain funds from equity or debt financings, including tax equity transactions, or from government grants, to help finance the acquisition and development of projects and to support the general and administrative costs of operating our business. Our ability to arrange financing, either at the corporate level or at the subsidiary level (including non-recourse project debt or tax equity), and the costs of such capital are dependent on numerous factors, including: (a) general economic and capital market conditions; (b) credit availability from banks and other financial institutions; (c) investor confidence and the markets in which we conduct operations; (d) our financial performance and/or the expected financial performance of certain assets; (e) our level of indebtedness and compliance with covenants in our debt agreements; (f) our cash flow and/or the expected cash flow of certain assets; and (g) our credit ratings.
We are subject to certain financial covenants under our credit facility that could limit the amount of additional debt that the Company could raise in certain circumstances. An inability to raise project debt or tax equity financing could reduce the number of projects that we are able to finance. If we are unable to raise additional funds when needed, we could be required to delay the acquisition and construction of growth projects, reduce the scope of projects, abandon or sell some of our projects or generation facilities, or default on our contractual commitments in the future, any of which could adversely affect our business, financial condition and results of operations.
TransAlta's debt securities will be structurally subordinated to any debt of our subsidiaries that is currently outstanding or may be incurred in the future.
We operate our business through, and a majority of our assets are held by, our subsidiaries, including partnerships. Our results of operations and ability to service indebtedness are dependent upon the results of operations of our subsidiaries and the payment of funds by these subsidiaries to TransAlta in the form of loans, dividends or otherwise. Our subsidiaries may be restricted in their ability to pay amounts due, or make any funds available to TransAlta, whether by dividends, interests, loans, advances or other payments. In addition, the payment of dividends and the making of loans, advances and other payments to us by our subsidiaries may be subject to statutory or contractual restrictions or tax withholding amounts.
In the event of the liquidation of any subsidiary, the assets of the subsidiary would be used first to repay the indebtedness of the subsidiary, including trade payables or obligations under any guarantees, before being used to pay TransAlta's indebtedness, including any debt securities issued by TransAlta. Such indebtedness and any other future indebtedness of such subsidiaries would be structurally senior for such subsidiary to any debt securities issued by TransAlta.
Our subsidiaries have financed some investments using non-recourse project financing. Each non-recourse project loan is structured to be repaid out of cash flow provided by the project. In the event of a default under a financing agreement that is not secured, the lenders would generally have rights to the related assets. In the event of foreclosure after a default, our subsidiary may lose its equity in the asset or may not be entitled to any cash that the asset may generate. Although a default under a project loan should not cause a default with respect to any debt securities issued by TransAlta, it may materially affect our ability to service our outstanding indebtedness.
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A downgrade of our credit ratings could materially and adversely affect us.
Rating agencies regularly evaluate us, basing their ratings of our long-term and short-term debt, along with our issuer rating, on a number of factors. There can be no assurance that one or more of our credit ratings and the corresponding outlook will not be changed. Our borrowing costs and ability to raise funds are directly impacted by our credit ratings. Credit ratings may be important to suppliers or counterparties when they seek to engage in certain transactions with us. A credit rating downgrade could potentially impair our ability to enter into arrangements with suppliers or counterparties, to engage in certain transactions, and could limit our access to private and public credit markets and increase the costs of borrowing under our existing credit facilities. See Note 15 of our audited consolidated financial statements for the year ended Dec. 31, 2023, which financial statements are incorporated by reference herein. Also, see the "Documents Incorporated by Reference" section of this AIF for further details.
Changes to our reputation may have a material adverse effect on us.
Reputation risk relates to the risk associated with our business because of changes in opinion from the general public, private stakeholders, governments, financiers and other entities. Our reputation is one of our most valued assets. The potential for harming our reputation exists in every business decision and all risks can have an impact on reputation, which in turn can negatively impact our business and securities. Reputational risk cannot be managed in isolation from other forms of risk. Negative impacts from a compromised reputation could include revenue loss, reduction in our customer base and the decreased value of our securities.
We may fail to meet financial expectations.
Our quarterly revenue, earnings, cash flows and results of operations are difficult to predict and fluctuate from quarter to quarter. Our quarterly results of operations are influenced by a number of factors, including the risks described in this AIF, many of which are outside of our control and that may cause such results to fall below market expectations. Although we base our planned operating expenses in part on our expectations of future revenue, a significant portion of our expenses are relatively fixed in the short-term. If revenue for a particular quarter is lower than expected, we likely will be unable to proportionately reduce our operating expenses for that quarter, which will adversely affect our results of operations for that quarter.
Our cash dividend payments are not guaranteed.
The payment of dividends is not guaranteed and could fluctuate. The Board of Directors has the discretion to determine the amount and timing of any dividends to be declared and paid to our shareholders. In addition, the payment of dividends on common shares is, in all cases, subject to prior satisfaction of preferential dividends applicable to each series of our first preferred shares. We may alter our dividend on common shares at any time. The Board of Directors' determination to declare dividends will depend on, among other things: results of operations; financial condition; current and expected future levels of earnings; operating cash flow; liquidity requirements; market opportunities; income taxes; maintenance and growth capital expenditures; debt repayments; legal, regulatory and contractual constraints; working capital requirements; tax payable; and other relevant factors. Our short- and long-term borrowings may prohibit us from paying dividends at any time at which a default or event of default would exist under such debt, or if a default or event of default would exist as a result of paying the dividend.
Over time, our capital and other cash needs may change significantly from our current needs, which could affect whether we pay dividends and the amount of any dividends we may pay in the future. If we continue to pay dividends at the current level, we may not retain a sufficient amount of cash to finance growth opportunities, meet any large unanticipated liquidity requirements or fund our operations in the event of a significant business downturn. The Board of Directors, subject to the requirements of our bylaws and other governance documents, may amend, revoke or suspend our dividends at any time. A decline in the market price or liquidity, or both, of our common shares could result if the Board of Directors reduces or eliminates the payment of dividends.
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We are dependent on the operations of our facilities for our cash availability. The actual amount of cash available for dividends to holders of our common shares will depend upon numerous factors relating to each of our generation facilities including: operating performance of our generation facilities; profitability; changes in gross margin; fluctuations in working capital; capital expenditure levels; applicable laws; tax position; financing; compliance with contracts; and contractual restrictions contained in the instruments governing any indebtedness. Any reduction in the amount of cash available for distribution from our generation facilities will reduce the amount of cash available to pay dividends to holders of our common shares.
The market price for our common shares may be volatile.
The market price for our common shares may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond our control, including: (a) actual or anticipated fluctuations in our results of operations; (b) recommendations by securities research analysts; (c) changes in the economic performance or market valuations of other companies that investors deem comparable; (d) the loss or resignation of executive officers and other key personnel; (e) sales or perceived sales of additional common shares; (f) significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors; and (g) trends, concerns, technological or competitive developments, regulatory changes and other related issues in the power generation industry or our target markets.
Financial markets have experienced significant price and volume fluctuations in recent years that have particularly affected the market prices of equity securities of companies and such fluctuations have, in many cases, been unrelated to the operating performance, underlying asset values or prospects of such companies. Accordingly, the market price of our common shares may decline even if our operating results, underlying asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that may result in impairment losses. Certain institutional investors may base their investment decisions on consideration of our environmental, governance and social practices and performance against such institutions' respective investment guidelines and criteria, and failure to meet such criteria may result in limited or no investment in our common shares by those institutions, which could adversely affect the trading price of our common shares.
Our revenues may be reduced upon expiration, recontracting or termination of PPAs.
We sell power under PPAs that expire at various times. In addition, these PPAs may be subject to termination in certain circumstances, including default by the facility or plant owner or operator. When a PPA expires or is terminated, it could result in us having less stable cash flows and it is possible that the price received by the relevant facility or plant for power under subsequent selling arrangements may be reduced significantly. It is also possible that to the extent a PPA is negotiated after the initial PPAs have run their course, the new contract may not be available at prices that permit the continued operation of the affected facility or plant on a profitable basis. If this occurs, the affected facility or plant may be forced to permanently cease operations.
We may fail to fully or effectively hedge our supply and price risk exposure.
We closely monitor the risks associated with changes in electricity and input fuel prices on our future operations and, where we consider it appropriate, use various physical and financial instruments to hedge our assets and operations from such price risks. The efficacy of our risk management and hedging program may be adversely impacted by unanticipated events and costs that we are not able to effectively mitigate, including unanticipated events that impact supply and demand, such as extreme weather and unplanned outages. We may also be adversely impacted if we make incorrect assumptions that were relied upon in establishing our hedges. We are exposed to changes in electricity prices and natural gas prices on purchases of electricity or natural gas from the market to fulfil our supply obligations under these short- and long-term hedge contracts. If we are unable to produce or consume the amount of natural gas or electricity that we have hedged, we could incur losses as we could be required to purchase additional volumes in the market at higher prices in order to
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cover our hedge position. Comparably, if the market price for electricity is higher than the hedged price we would be subject to the opportunity cost associated with not realizing the higher market price.
We are also exposed to basis risk as certain of our generating facilities receives the "node" price for the electricity it delivers to the grid while the financial PPA for such generating facility settles at the "hub" price. These differences between the "node" price and "hub" price can be significant from time to time.
Trading risks may have a material adverse effect on our business.
Our trading and marketing business frequently involves establishing trading positions in the wholesale energy markets on both a medium and short-term basis, and on both an asset and proprietary basis. To the extent that we have long positions in the energy markets, a downturn in market prices will result in losses from a decline in the value of such long positions. Conversely, to the extent that we enter into forward sales contracts to deliver energy that we do not own, or take short positions in the energy markets, an upturn in market prices will expose us to losses as we attempt to cover any short positions by acquiring energy in a rising market.
In addition, from time to time, we may have a trading strategy consisting of simultaneously holding a long position and a short position, from which we expect to earn a profit based on changes in the relative value of the two positions. If, however, the relative value of the two positions changes in a direction or manner that we did not anticipate, we would realize losses from such a paired position.
If the strategy that we use to hedge our exposures to these various risks is not effective, we could incur significant losses. Our trading positions can be impacted by volatility in the energy markets that, in turn, depend on various factors, including weather in various geographical areas and short-term supply and demand imbalances, which cannot be predicted with any certainty. A shift in the energy markets could adversely affect our positions, which could also have a material adverse effect on our business.
We use a number of risk management controls conducted by our risk management group in order to limit our exposure to risks arising from our trading activities. These controls include risk capital limits, Value at Risk, Gross Margin at Risk, tail risk scenarios, position limits, concentration limits, credit limits and approved product controls. We cannot guarantee that losses will not occur and such losses may be outside the parameters of our risk controls.
Certain of the contracts to which we are a party require that we provide collateral against our obligations.
We are exposed to risk under certain arrangements, including financial derivative contracts and electricity and natural gas purchase and sale contracts entered into for the purposes of hedging and proprietary trading. The terms and conditions of these contracts may require us to provide collateral when the fair value of these contracts is in excess of any credit limits granted by our counterparties and the contract obliges that we provide the collateral. The change in fair value of these contracts often occurs due to changes in commodity prices. These contracts include: (a) financial derivative contracts when forward commodity prices are more or less than contracted prices, depending on the transactions; (b) purchase agreements, when forward commodity prices are less than contracted prices; and (c) sales agreements, when forward commodity prices exceed contracted prices. Downgrades in our creditworthiness by certain credit rating agencies may decrease the credit limits granted by our counterparties and, accordingly, increase the amount of collateral that we may have to provide. Any increase in the amount of collateral provided by the Company could reduce our liquidity and materially adversely affect us.
TransAlta Corporation • Annual Information Form        60

If counterparties to our contracts are unable to meet their obligations, we may be materially and adversely affected.
If purchasers of our electricity and steam or other contractual counterparties default on their obligations, we may be materially and adversely affected. While we have procedures and controls in place to manage counterparty credit risk before entering into contracts, all contracts inherently contain default risk. Moreover, while we seek to monitor trading activities to ensure that the credit limits for counterparties are not exceeded, we cannot guarantee that a party will not default. If counterparties to our contracts are unable to meet their obligations, we could suffer a reduction in revenue that could have a material adverse effect on our business.
Because of our multinational operations, we are subject to currency rate risk, tax, regulatory and political risk.
We have exposure to various currencies as a result of our investments and operations in foreign jurisdictions, the earnings from those operations, the acquisition of equipment and services and foreign-denominated commodities from foreign suppliers, and our US and Australian dollar-denominated debt. Our exposures are primarily to the US and Australian currencies, and changes in the values of these currencies relative to the Canadian dollar could negatively impact our operating cash flows or the value of our foreign investments. While we attempt to manage this risk by using hedging instruments, including cross-currency interest rate swaps, forward exchange contracts and matching revenues and expenses by currency at the corporate level, there can be no assurance that these risk management efforts will be effective, and fluctuations in these exchange rates may have a material adverse effect on our business.
In addition to currency rate risk, our foreign operations may be subject to tax, regulatory and political risk. Any change to the regulations governing power generation or the political climate in the countries where we have operations could impose additional costs and have a material adverse effect on us.
We are not able to insure against all potential risks and may become subject to higher insurance premiums.
Our business is exposed to the risks inherent in the construction and operation of electricity generation facilities, such as breakdowns, manufacturing defects, natural disasters, injury, damage to third parties, theft, terrorist attacks, cyberattacks and sabotage. We are also exposed to environmental risks. We maintain insurance policies, covering usual and customary risks associated with our business, with creditworthy insurance carriers. Our insurance policies, however, may not cover losses, or may be subject to limitations in coverage as a result of force majeure, natural disasters, terrorist or cyberattacks or sabotage, armed hostilities, or other perils. Our insurance policies may be subject to increase resulting from climate change, for example due to storm severity and frequency. In addition, we generally do not maintain insurance for certain environmental risks, such as environmental contamination. Our insurance policies are subject to annual review by the respective insurers and may not be renewed at all or on similar or favourable terms. A significant uninsured loss or a loss significantly exceeding the limits of our insurance policies or the failure to renew such insurance policies on similar or favourable terms could have a material adverse effect on our business, financial condition and results of operations.
Our insurance coverage may not be available in the future on commercially reasonable terms or adequate insurance limits may not be available in the market. In addition, the insurance proceeds received for loss or damage to any of our generation facilities may not be sufficient to permit us to continue to make payments on our debt.
TransAlta Corporation • Annual Information Form        61

Provision for income taxes may not be sufficient.
Our operations are complex and located in several countries, and the computation of the provision for income taxes involves tax interpretations, regulations and legislation that are continually changing. In addition, our tax filings are subject to audit by taxation authorities. While we believe that our tax filings have been made in material compliance with all applicable tax interpretations, regulations and legislation, we cannot guarantee that we will not have disagreements with taxation authorities with respect to our tax filings that could have a material adverse effect on our business.
The Company and its subsidiaries are subject to changing laws, treaties and regulations in and between countries. Various tax proposals in the countries we operate in could result in changes to the basis on which deferred taxes are calculated or could result in changes to income or non-income tax expense. There has recently been an increased focus on issues related to the taxation of multinational corporations. A change in tax laws, treaties or regulations, or in the interpretation thereof, could result in a materially higher income or non-income tax expense that could have a material adverse impact on us.
If we fail to attract and retain key personnel, we could be materially adversely affected.
The loss of any of our key personnel or our inability to attract, train, retain and motivate additional qualified management and other personnel could have a material adverse effect on our business. Competition for these personnel is intense and there can be no assurance that we will be successful in this regard.
If we are unable to successfully negotiate new collective bargaining agreements with our unionized workforce, as required from time to time, we will be adversely affected.
While we believe we have a satisfactory relationship with our unionized employees, we cannot guarantee that we will be able to successfully negotiate or renegotiate our collective bargaining agreements on terms agreeable to TransAlta. In 2023 we successfully renegotiated three collective bargaining agreements. We expect to renegotiate five collective bargaining agreements in 2024. Any hurdles in negotiating these collective bargaining agreements could lead to higher employee costs and a work stoppage or strike, which could have a material adverse effect on us.
We are subject to risks associated with our ownership interests in projects that are under construction, which could result in our inability to complete construction projects on time or at all, and make projects too expensive to complete or cause the return on an investment to be less than expected.
TransAlta has interests in certain projects that have not yet commenced operations or are under construction. There may be delays or unexpected developments in completing any future construction projects, which could cause the construction costs of these projects to exceed our expectations, result in substantial delays or prevent the project from commencing commercial operations. Various factors could contribute to construction-cost overruns, construction halts or delays or the failure to commence commercial operations, including: delays in obtaining, or the inability to obtain, necessary land rights, permits and licences; delays and increased costs related to the interconnection of new projects to the transmission system; the inability to acquire or maintain land use and access rights; the failure to receive contracted third-party services; interruptions to dispatch at the projects; supply chain disruptions, including as a result of changes in international trade laws, regulations, agreements, treaties, taxes, tariffs, duties or policies of Canada, the US or other countries in which the Company's suppliers are located; work stoppages; labour disputes; weather interferences; unforeseen engineering, environmental and geological problems, including, but not limited to, discoveries of contamination, protected plant or animal species or habitat, archaeological or cultural resources or other environment-related factors; unanticipated cost overruns in excess of budgeted contingencies; and failure of contracting parties to perform under contracts.
TransAlta Corporation • Annual Information Form        62

In addition, if we or one of our subsidiaries has an agreement for a third party to complete construction of any project, TransAlta is subject to the viability and performance of the third party. Our inability to find a replacement contracting party, if the original contracting party has failed to perform, could result in the abandonment of the construction of such project, while we could remain obligated under other agreements associated with the project, including, but not limited to, offtake PPA's.
We may not be able to extend, renew or replace expiring or terminated PPAs, or other customer contracts at favourable rates or on a long-term basis.
Our ability to extend, renew or replace our existing PPAs or other customer contracts depends on a number of factors beyond our control, including, but not limited to: whether the PPA counterparty has a continued need for energy at the time of the agreement’s expiration; the presence or absence of governmental incentives or mandates which prevails market prices; the availability of other electricity sources; the satisfactory performance of our obligations under such PPAs; the regulatory environment applicable to our contractual counterparties at the time; macroeconomic factors present at the time, such as population, business trends, international trade laws, regulations, agreements, treaties, policies or other countries and related energy demand; and the effects of regulation on the contracting practices of our contractual counterparties.
If we are not able to extend, renew or replace on acceptable terms existing PPAs before contract expiration, or if such agreements are otherwise terminated prior to their expiration, we may not have any ability to sell electricity to the market or to other customers. If we are able to sell electricity on an uncontracted basis, we would sell electricity at prevailing market prices that could be materially lower than under the applicable contract. If there is no satisfactory market for a project’s uncontracted energy, we may decommission the project before the end of its useful life. Any failure to extend, renew or replace a significant portion of our existing PPAs, or other customer contracts, or extending, renewing or replacing them at lower prices or with other unfavourable terms, or the decommissioning of a project could have a material adverse effect on our business, financial condition, results of operations and ability to pay dividends to our shareholders.
New technology and artificial intelligence may present emerging risks that could have a material adverse affect on the Company.
We are introducing artificial intelligence and robotics at some of our facilities. The use of artificial intelligence and robotics at our facilities may not yield materially better results, higher outputs or increased productivity and there is no certainty that we will realize benefits from investments in these technologies. Additionally, the use of artificial intelligence is subject to the risk that privacy concerns relating to such technology could deter current and potential customers.
The global energy transition may have an adverse effect on the Company.
The decarbonization of the global energy system in order to achieve net-zero emissions and minimize a global temperature rise poses several risks to TransAlta's business, including but not limited to, changing regulations and policies, market risks from the volatility of and uncertainty of the energy supply and demand, and operational risks from new technologies.
Employees
The Company is required to develop and retain a skilled workforce for its operations. Many of the employees of the Company possess specialized skills and training and the Company must compete in the marketplace for these workers. As at Dec. 31, 2023, we had 1,257 active employees, which includes full-time, part-time and temporary employees. Approximately 30 per cent of our employees are represented by labour unions. We are currently a party to 11 different collective bargaining agreements. As at Dec. 31, 2023, women accounted for 27 per cent of all employees and 26 per cent of our executive team.
TransAlta Corporation • Annual Information Form        63

Capital and Loan Structure
Our authorized share capital consists of an unlimited number of common shares and an unlimited number of first preferred shares, issuable in series. As at Feb. 22, 2024, there were 307,100,000 common shares outstanding and 9,629,913 Series A Shares, 2,370,087 Series B Shares, 9,955,701 Series C Shares, 1,044,299 Series D Shares, 9,000,000 Series E Shares, 6,600,000 Series G Shares, and 400,000 Series I Shares outstanding (as defined below). The Company does not have any escrowed securities.
Common Shares
Each common share of the Company entitles the holder thereof to one vote for each common share held at all meetings of shareholders of the Company, except meetings at which only holders of another specified class or series of shares are entitled to vote, to receive dividends if, as and when declared by the Board of Directors, subject to prior satisfaction of preferential dividends applicable to any first preferred shares, and to participate rateably in any distribution of our assets upon a liquidation, dissolution or winding up and subject to prior rights and privileges attaching to first preferred shares. The common shares are not convertible and are not entitled to any preemptive rights. The common shares are not entitled to cumulative voting.
Normal Course Issuer Bid
On May 26, 2023, the TSX accepted the Company's notice to implement an NCIB for a portion of its common shares. The Board of Directors has authorized repurchases of up to a maximum of 14,000,000 common shares, representing approximately 7.29 per cent of TransAlta's public float. Purchases under the NCIB are expected to be made through open market transactions on the TSX and any alternative Canadian trading platforms, based on the prevailing market price. Any common shares purchased under the NCIB will be cancelled.
Under TSX rules, not more than 150,222 common shares (being 25 per cent of the average daily trading volume on the TSX of 600,891 common shares for the six months ended April 30, 2023) can be purchased on the TSX on any single trading day under the NCIB, with the exception that one block purchase in excess of the daily maximum is permitted per calendar week.
The period during which TransAlta is authorized to make purchases under the NCIB began on May 31, 2023, and ends on May 30, 2024, or such earlier date on which the maximum number of common shares are purchased under the NCIB or the NCIB is terminated at the Company’s election.
During the year ended Dec. 31, 2023, the Company purchased and cancelled a total of 7,537,500 common shares under its 2022 NCIB (which expired on May 30, 2023) and the 2023 NCIB (which will expire on May 30, 2024), including those purchased under automatic share purchase plans, at an average price of $11.49 per common share, for a total cost of $87 million. See Note 27 of our audited consolidated financial statements for the year ended Dec. 31, 2023, which financial statements are incorporated by reference herein. Also, see the "Documents Incorporated by Reference" section of this AIF for further details.
Automatic Share Purchase Plan
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All purchases of common shares made under the ASPP will be included in determining the number of common shares purchased under the NCIB. Any common shares purchased by the Company pursuant to the NCIB will be cancelled. The ASPP will terminate on the earliest of the date on which: (a) the maximum purchase limits under the ASPP are reached; (b) Feb. 24, 2024; or (c) the Company terminates the ASPP in accordance with its terms.
The NCIB provides the Company with a capital allocation alternative with a view to ensuring long-term shareholder value. TransAlta’s Board of Directors and management believe that, from time to time, the market price of the common shares might not be reflective of the underlying value and purchases of common shares for cancellation under the NCIB may provide an opportunity to enhance shareholder value.
TransAlta Corporation • Annual Information Form        64

First Preferred Shares
We are authorized to issue an unlimited number of first preferred shares, issuable in series and, with respect to each series, the Board of Directors is authorized to fix the number of shares comprising the series and determine the designation, rights, privileges, restrictions and conditions attaching to such shares, subject to certain limitations.
The first preferred shares of all series rank senior to all other shares of the Company with respect to priority in payment of dividends and with respect to distribution of assets in the event of liquidation, dissolution or winding up of the Company, or a reduction of stated capital. Holders of first preferred shares are entitled to receive cumulative quarterly dividends on the subscription price thereof as and when declared by the Board of Directors at the rate established by the Board of Directors at the time of issue of shares of a series. No dividends may be declared or paid on any other shares of the Company unless all cumulative dividends accrued upon all outstanding first preferred shares have been paid or declared and set apart. In the event of the liquidation, dissolution or winding up of the Company, or a reduction of stated capital, no sum shall be paid or assets distributed to holders of other shares of the Company until the holders of first preferred shares shall have been paid the subscription price of the shares, plus a sum equal to the premium payable on a redemption, plus a sum equal to the arrears of dividends accumulated on the first preferred shares to the date of such liquidation, dissolution, winding up or reduction of stated capital, as applicable. After the payment of such amount, the holders of first preferred shares shall not be entitled to share further in the distribution of our assets.
The Board of Directors may include, in the share conditions attaching to a particular series of first preferred shares, certain voting rights effective upon our failing to make payment of six quarterly dividend payments, whether or not consecutive. These voting rights continue for so long as any dividends remain in arrears. These voting rights are the right to one vote for each $25.00 of subscription price on all matters in respect of which shareholders vote, and additionally, the right of all series of first preferred shares, voting as a combined class, to elect two directors of TransAlta if the Board of Directors then consists of less than 16 directors, or three directors if the Board of Directors consists of 16 or more directors. Otherwise, except as required by law, the holders of first preferred shares shall not be entitled to vote or to receive notice of or attend any meeting of the shareholders of the Company.
Subject to the share conditions attaching to any particular series providing to the contrary, we may redeem the first preferred shares of a series, in whole or from time to time in part, at the redemption price applicable to each series and we have the right to acquire any of the first preferred shares of one or more series by purchase for cancellation in the open market or by invitation for tenders at a price not to exceed the redemption price applicable to the series.
Series A Shares
On Dec. 10, 2010, 12 million cumulative redeemable fixed rate first preferred shares, Series A ("Series A Shares") were issued for gross proceeds of $300 million. On March 31, 2016, 1,824,620 of the Series A Shares were converted into cumulative redeemable floating rate first preferred shares, Series B ("Series B Shares") on a one-for-one basis. On March 31, 2021, 1,417,338 of the Series A Shares were converted into Series B Shares on a one-for-one basis and 871,871 Series B Shares were converted into Series A Shares on a one-for-one basis. Certain provisions of the Series A Shares are discussed below.
Dividends on Series A Shares
The holders of Series A Shares are entitled to receive, as and when declared by the Board of Directors out of moneys of TransAlta properly applicable to the payment of dividends, fixed cumulative preferential cash dividends payable quarterly on the last day of March, June, September and December in each year (less any tax that we are required to deduct and withhold). If any such date is not a business day, the dividend will be paid on the next succeeding business day.
TransAlta Corporation • Annual Information Form        65

For each five-year period after the Initial Fixed Rate Period (each a "Subsequent Fixed Rate Period"), the holders of Series A Shares shall be entitled to receive, as and when declared by the Board of Directors, fixed cumulative preferential cash dividends, payable quarterly on the last day of March, June, September and December in each year, in the amount per share determined by multiplying one-quarter of the Annual Fixed Dividend Rate for such Subsequent Fixed Rate Period by $25.00 (less any tax that we are required to deduct and withhold). The Annual Fixed Dividend Rate for the ensuing Subsequent Fixed Rate Period will be determined by TransAlta on the Fixed Rate Calculation Date (30th day prior to the first day of such Subsequent Fixed Rate Period) and will be equal to the sum of the Government of Canada Yield (yield to maturity of a Government of Canada non-callable five-year bond) on the Fixed Rate Calculation Date plus a spread of 2.03 per cent. This spread will apply to both the Series A Shares and the Series B Shares described below, and will remain unchanged over the life of the Series A Shares. The most recently declared Annual Dividend Rate for Series A Shares is 2.877 per cent.
Redemption of Series A Shares
The Series A Shares were redeemable by TransAlta, at its option, in whole or in part, on March 31, 2016, and on March 31, 2021, and will be redeemable on March 31 in every fifth year thereafter by the payment of an amount in cash for each share to be redeemed equal to $25.00 plus all accrued and unpaid dividends thereon to but excluding the date fixed for redemption (less any tax that we are required to deduct and withhold).
If we give notice to the holders of the Series A Shares of the redemption of all of the Series A Shares, the right of a holder of Series A Shares to convert such Series A Shares shall terminate and we shall not be required to give notice to the registered holders of the Series A Shares of an Annual Fixed Dividend Rate, a Floating Quarterly Dividend Rate or the conversion right of holders of Series A Shares.
Conversion of Series A Shares into Series B Shares
The holders of the Series A Shares had the right to convert all or any of their shares into cumulative redeemable floating rate first preferred shares, Series B of TransAlta (the "Series B Shares"), subject to certain conditions, on March 31, 2016, and on March 31, 2021, and will again have the right to convert on March 31 in every fifth year thereafter.
The Series A Shares and Series B Shares are series of shares in the same class. The conversion right entitles holders to elect periodically which of the two series they wish to hold and does not entitle holders to receive a different class or type of securities. Other than the different dividend rights and redemption rights attached thereto, the Series A Shares and Series B Shares are identical in all material respects.
Voting Rights
The holders of the Series A Shares are not entitled to any voting rights or to receive notice of or to attend shareholders' meetings unless dividends on the Series A Shares are in arrears to the extent of six quarterly dividends, whether or not consecutive. Until all arrears of dividends have been paid, holders of Series A Shares will be entitled to receive notice of and to attend all shareholders' meetings at which directors are to be elected (other than separate meetings of holders of another class or series of shares) and to one vote in respect of each Series A Share held on all matters in respect of which shareholders vote, and additionally, the right of all series of first preferred shares, voting as a combined class, to elect two directors of the Company if the Board of Directors then consists of less than 16 directors, or three directors if the Board of Directors consists of 16 or more directors. Otherwise, except as required by law, the holders of first preferred shares shall not be entitled to vote or to receive notice of or attend any meeting of the shareholders of the Company.
Modification
The provisions attaching to the Series A Shares as a class may be amended with the written approval of all the holders of Series A Shares outstanding or by at least two-thirds of the votes cast at a meeting of the holders of such shares duly called for such purpose and at which a quorum is present.
Series B Shares
On March 31, 2016, 1,824,620 of the Series A Shares were converted into Series B Shares on a one-for-one basis. On March 31, 2021, 1,417,338 of the Series A Shares were converted into Series B Shares on a one-for-one basis and 871,871 Series B Shares were converted into Series A Shares on a one-for-one basis. Certain provisions of the Series B Shares are discussed below.
TransAlta Corporation • Annual Information Form        66

Dividends on Series B Shares
The holders of Series B Shares are entitled to receive, as and when declared by the Board of Directors out of moneys of TransAlta properly applicable to the payment of dividends, floating rate cumulative preferential cash dividends payable quarterly on the last day of March, June, September and December in each year (less any tax that we are required to deduct and withhold). If any such date is not a business day, the dividend will be paid on the next succeeding business day.
For each five-year period after conversion, the holders of Series B Shares shall be entitled to receive, as and when declared by the Board of Directors, quarterly floating rate cumulative preferential cash dividends, payable quarterly on the last day of March, June, September and December in each year (each such quarterly dividend period is referred to as a "Quarterly Floating Rate Period"), in the amount per share determined by multiplying the "Floating Quarterly Dividend Rate" (which means, for any Quarterly Floating Rate Period, the annual rate of interest (expressed as a percentage and rounded to the nearest one hundred-thousandth of one per cent), equal to the sum of the T-Bill Rate (which means the average yield expressed as an annual rate on the 90-day Government of Canada treasury bill, as reported by the Bank of Canada, for the most recent treasury bills auction preceding the applicable Floating Rate Calculation Date) on the applicable date and 2.03 per cent) for such Quarterly Floating Rate Period by $25.00 and multiplying that product by a fraction, the numerator of which is the actual number of days in such Quarterly Floating Rate Period and the denominator of which is 365 or 366, depending upon the actual number of days in the applicable year (less any tax that we are required to deduct and withhold). If any such date is not a business day, the dividend will be paid on the next succeeding business day. The Floating Quarterly Dividend Rate will be the annual rate of interest equal to the sum of the T-Bill Rate on the applicable Floating Rate Calculation Date plus a spread of 2.03 per cent. This spread will apply to both the Series A Shares described above and the Series B Shares and will remain unchanged over the life of the Series B Shares. The most recently declared Annual Dividend Rate for Series B Shares is 7.072 per cent.
Redemption of Series B Shares
The Series B Shares were redeemable by TransAlta, at its option, in whole or in part, on March 31, 2021, and will be redeemable on March 31 in every fifth year thereafter by the payment of an amount in cash for each share to be redeemed equal to $25.00 plus all accrued and unpaid dividends thereon to but excluding the date fixed for redemption (less any tax that we are required to deduct and withhold).
If we give notice to the holders of the Series B Shares of the redemption of all of the Series B Shares, the right of a holder of Series B Shares to convert such Series B Shares shall terminate and we shall not be required to give notice to the registered holders of the Series B Shares of an Annual Fixed Dividend Rate, a Floating Quarterly Dividend Rate or the conversion right of holders of Series B Shares.
Conversion of Series B Shares into Series A Shares
The holders of the Series B Shares had the right to convert all or any of their shares into cumulative redeemable fixed rate first preferred shares, Series A, subject to certain conditions, on March 31, 2021, and will again have the right to convert on March 31 in every fifth year thereafter.
The Series A Shares and Series B Shares are series of shares in the same class. The conversion right entitles holders to elect periodically which of the two series they wish to hold and does not entitle holders to receive a different class or type of securities. Other than the different dividend rights and redemption rights attached thereto, the Series A Shares and Series B Shares are identical in all material respects.
Voting Rights
The holders of the Series B Shares are not entitled to any voting rights or to receive notice of or to attend shareholders' meetings unless dividends on the Series B Shares are in arrears to the extent of six quarterly dividends, whether or not consecutive. Until all arrears of dividends have been paid, holders of Series B Shares will be entitled to receive notice of and to attend all shareholders' meetings at which directors are to be elected (other than separate meetings of holders of another class or series of shares) and to one vote in respect of each Series B Share held on all matters in respect of which shareholders vote, and additionally, the right of all series of first preferred shares, voting as a combined class, to elect two directors of the Company if the Board of Directors then consists of less than 16 directors, or three directors if the Board of Directors consists of 16 or more directors. Otherwise, except as required by law, the holders of first preferred shares shall not be entitled to vote or to receive notice of or attend any meeting of the shareholders of the Company.
TransAlta Corporation • Annual Information Form        67

Modification
The provisions attaching to the Series B Shares as a class may be amended with the written approval of all the holders of Series B Shares outstanding or by at least two-thirds of the votes cast at a meeting of the holders of such shares duly called for such purpose and at which a quorum is present.
Series C Shares
On Nov. 30, 2011, 11 million cumulative redeemable rate reset first preferred shares, Series C (the "Series C Shares") were issued for gross proceeds of $275 million. On June 30, 2022, 1,044,299 of the Series C Shares were converted into cumulative redeemable floating rate first preferred shares, Series D ("Series D Shares") on a one-for-one basis. Certain provisions of the Series C Shares are discussed below.
Dividends on Series C Shares
The holders of Series C Shares are entitled to receive, as and when declared by the Board of Directors out of moneys of TransAlta properly applicable to the payment of dividends, fixed cumulative preferential cash dividends payable quarterly on the last day of March, June, September and December in each year (less any tax that we are required to deduct and withhold). If any such date is not a business day, the dividend will be paid on the next succeeding business day.
For each five-year period after the Initial Fixed Rate Period (each a "Subsequent Fixed Rate Period"), the holders of Series C Shares shall be entitled to receive, as and when declared by the Board of Directors, fixed cumulative preferential cash dividends, payable quarterly on the last day of March, June, September and December in each year, in the amount per share determined by multiplying one-quarter of the Annual Fixed Dividend Rate for such Subsequent Fixed Rate Period by $25.00 (less any tax that we are required to deduct and withhold). The Annual Fixed Dividend Rate for the ensuing Subsequent Fixed Rate Period will be determined by TransAlta on the Fixed Rate Calculation Date (30th day prior to the first day of such Subsequent Fixed Rate Period) and will be equal to the sum of the Government of Canada Yield (yield to maturity of a Government of Canada non-callable five-year bond) on the Fixed Rate Calculation Date plus a spread of 3.10 per cent. This spread will apply to both the Series C Shares and the Series D Shares described below, and will remain unchanged over the life of the Series C Shares. The most recently declared Annual Dividend Rate for Series C Shares is 5.854 per cent.
Redemption of Series C Shares
The Series C Shares were redeemable by TransAlta, at its option, in whole or in part, on June 30, 2017, and on June 30, 2022, and will be redeemable on June 30 in every fifth year thereafter by the payment of an amount in cash for each share to be redeemed equal to $25.00 plus all accrued and unpaid dividends thereon to but excluding the date fixed for redemption (less any tax that we are required to deduct and withhold).
If we give notice to the holders of the Series C Shares of the redemption of all of the Series C Shares, the right of a holder of Series C Shares to convert such Series C Shares shall terminate and we shall not be required to give notice to the registered holders of the Series C Shares of an Annual Fixed Dividend Rate, a Floating Quarterly Dividend Rate or the conversion right of holders of Series C Shares.
Conversion of Series C Shares into Series D Shares
The holders of the Series C Shares had the right to convert all or any of their shares into Series D Shares, subject to certain conditions, on June 30, 2017, and on June 30, 2022, and will again have the right to convert on June 30 in every fifth year thereafter.
The Series C Shares and Series D Shares are series of shares in the same class. The conversion right entitles holders to elect periodically which of the two series they wish to hold and does not entitle holders to receive a different class or type of securities. Other than the different dividend rights and redemption rights attached thereto, the Series C Shares and Series D Shares are identical in all material respects.
On June 15, 2017, 827,628 Series C Shares were tendered for conversion into Series D Shares, which is less than the one million shares required to give effect to conversions into Series D Shares. As a result, none of the Series C Shares were converted into Series D Shares on June 30, 2017. On June 30, 2022, 1,044,299 of the Series C Shares were converted to Series D Shares on a one-for-one basis.
TransAlta Corporation • Annual Information Form        68

Voting Rights
The holders of the Series C Shares are not entitled to any voting rights or to receive notice of or to attend shareholders' meetings unless dividends on the Series C Shares are in arrears to the extent of six quarterly dividends, whether or not consecutive. Until all arrears of dividends have been paid, holders of Series C Shares will be entitled to receive notice of and to attend all shareholders' meetings at which directors are to be elected (other than separate meetings of holders of another class or series of shares) and to one vote in respect of each Series C Share held on all matters in respect of which shareholders vote, and additionally, the right of all series of first preferred shares, voting as a combined class, to elect two directors of the Company if the Board of Directors then consists of less than 16 directors, or three directors if the Board of Directors consists of 16 or more directors. Otherwise, except as required by law, the holders of first preferred shares shall not be entitled to vote or to receive notice of or attend any meeting of the shareholders of the Company.
Modification
The provisions attaching to the Series C Shares as a class may be amended with the written approval of all the holders of Series C Shares outstanding or by at least two-thirds of the votes cast at a meeting of the holders of such shares duly called for such purpose and at which a quorum is present.
Series D Shares
On June 30, 2022, 1,044,299 of the Series C Shares were converted into Series D Shares on a one-for-one basis. Certain provisions of the Series D Shares are discussed below.
Dividends on Series D Shares
The holders of Series D Shares are entitled to receive, as and when declared by the Board of Directors out of moneys of TransAlta properly applicable to the payment of dividends, floating rate cumulative preferential cash dividends payable quarterly on the last day of March, June, September and December in each year (less any tax that we are required to deduct and withhold). If any such date is not a business day, the dividend will be paid on the next succeeding business day.
For each five-year period after conversion, the holders of Series D Shares shall be entitled to receive, as and when declared by the Board of Directors, quarterly floating rate cumulative preferential cash dividends, payable quarterly on the last day of March, June, September and December in each year (each such quarterly dividend period is referred to as a "Quarterly Floating Rate Period"), in the amount per share determined by multiplying the "Floating Quarterly Dividend Rate" (which means, for any Quarterly Floating Rate Period, the annual rate of interest, (expressed as a percentage and rounded to the nearest one hundred-thousandth of one per cent), equal to the sum of the T-Bill Rate (which means, the average yield expressed as an annual rate on the 90-day Government of Canada treasury bill, as reported by the Bank of Canada, for the most recent treasury bills auction preceding the applicable Floating Rate Calculation Date) on the applicable date and 3.10 per cent) for such Quarterly Floating Rate Period by $25.00 and multiplying that product by a fraction, the numerator of which is the actual number of days in such Quarterly Floating Rate Period and the denominator of which is 365 or 366, depending upon the actual number of days in the applicable year (less any tax that we are required to deduct and withhold). If any such date is not a business day, the dividend will be paid on the next succeeding business day. The Floating Quarterly Dividend Rate will be the annual rate of interest equal to the sum of the T-Bill Rate on the applicable Floating Rate Calculation Date plus a spread of 3.10 per cent. This spread will apply to both the Series C Shares described above and the Series D Shares and will remain unchanged over the life of the Series D Shares. The most recently declared Annual Dividend Rate for Series D Shares is 8.142 per cent.
Redemption of Series D Shares
The Series D Shares are redeemable by TransAlta, at its option, in whole or in part, on June 30, 2027, and on June 30 in every fifth year thereafter by the payment of an amount in cash for each share to be redeemed equal to $25.00 plus all accrued and unpaid dividends thereon to but excluding the date fixed for redemption (less any tax that we are required to deduct and withhold).
If we give notice to the holders of the Series D Shares of the redemption of all of the Series D Shares, the right of a holder of Series D Shares to convert such Series D Shares shall terminate and we shall not be required to give notice to the registered holders of the Series D Shares of an Annual Fixed Dividend Rate, a Floating Quarterly Dividend Rate or the conversion right of holders of Series D Shares.
TransAlta Corporation • Annual Information Form        69

Conversion of Series D Shares into Series C Shares
The holders of the Series D Shares have the right to convert all or any of their shares into cumulative redeemable fixed rate first preferred shares, Series C Shares, subject to certain conditions, on June 30, 2027, and on June 30 in every fifth year thereafter.
The Series C Shares and Series D Shares are series of shares in the same class. The conversion right entitles holders to elect periodically which of the two series they wish to hold and does not entitle holders to receive a different class or type of securities. Other than the different dividend rights and redemption rights attached thereto, the Series C Shares and Series D Shares are identical in all material respects.
Voting Rights
The holders of the Series D Shares are not entitled to any voting rights or to receive notice of or to attend shareholders' meetings unless dividends on the Series D Shares are in arrears to the extent of six quarterly dividends, whether or not consecutive. Until all arrears of dividends have been paid, holders of Series D Shares will be entitled to receive notice of and to attend all shareholders' meetings at which directors are to be elected (other than separate meetings of holders of another class or series of shares) and to one vote in respect of each Series D Share held on all matters in respect of which shareholders vote, and additionally, the right of all series of first preferred shares, voting as a combined class, to elect two directors of the Company if the Board of Directors then consists of less than 16 directors, or three directors if the Board of Directors consists of 16 or more directors. Otherwise, except as required by law, the holders of first preferred shares shall not be entitled to vote or to receive notice of or attend any meeting of the shareholders of the Company.
Modification
The provisions attaching to the Series D Shares as a class may be amended with the written approval of all the holders of Series D Shares outstanding or by at least two-thirds of the votes cast at a meeting of the holders of such shares duly called for such purpose and at which a quorum is present.
Series E Shares
On Aug. 10, 2012, nine million cumulative redeemable rate reset first preferred shares, Series E (the "Series E Shares") were issued for gross proceeds of $225 million. Certain provisions of the Series E Shares are discussed below.
Dividends on Series E Shares
The holders of Series E Shares are entitled to receive, as and when declared by the Board of Directors out of moneys of TransAlta properly applicable to the payment of dividends, fixed cumulative preferential cash dividends payable quarterly on the last day of March, June, September, and December in each year (less any tax that we are required to deduct and withhold). If any such date is not a business day, the dividend will be paid on the next succeeding business day.
For each five-year period after the Initial Fixed Rate Period (each a "Subsequent Fixed Rate Period"), the holders of Series E Shares shall be entitled to receive, as and when declared by the Board of Directors, fixed cumulative preferential cash dividends, payable quarterly on the last day of March, June, September and December in each year, in the amount per share determined by multiplying one-quarter of the Annual Fixed Dividend Rate for such Subsequent Fixed Rate Period by $25.00 (less any tax that we are required to deduct and withhold). The Annual Fixed Dividend Rate for the ensuing Subsequent Fixed Rate Period will be determined by the Company on the Fixed Rate Calculation Date (30th day prior to the first day of such Subsequent Fixed Rate Period) and will be equal to the sum of the Government of Canada Yield (yield to maturity of a Government of Canada non-callable five-year bond) on the Fixed Rate Calculation Date plus a spread of 3.65 per cent. This spread will apply to both the Series E Shares and the cumulative redeemable floating rate first preferred shares, Series F ("Series F Shares") described below, and will remain unchanged over the life of the Series E Shares. The most recently declared Annual Dividend Rate for Series E Shares is 6.894 per cent.
TransAlta Corporation • Annual Information Form        70

Redemption of Series E Shares
The Series E Shares were redeemable by the Company, at its option, in whole or in part, on Sept. 30, 2017, and on Sept. 30, 2022, and will be redeemable on September 30 in every fifth year thereafter by the payment of an amount of $25.00 in cash for each share to be redeemed plus all accrued and unpaid dividends thereon to but excluding the date fixed for redemption (less any tax that we are required to deduct and withhold). On Sept. 30, 2017 and Sept. 30, 2022, none of the Class E Shares were redeemed.
If we give notice to the holders of the Series E Shares of the redemption of all of the Series E Shares, the right of a holder of Series E Shares to convert such Series E Shares shall terminate and we shall not be required to give notice to the registered holders of the Series E Shares of an Annual Fixed Dividend Rate, a Floating Quarterly Dividend Rate or the conversion right of holders of Series E Shares.
Conversion of Series E Shares into Series F Shares
The holders of the Series E Shares had the right to convert all or any of their shares into Series F Shares, subject to certain conditions, on Sept. 30, 2017, and on Sept. 30, 2022, and will again have the right to convert on Sept. 30 in every fifth year thereafter. The holders of the Series F Shares will be entitled to receive, as and when declared by the Board of Directors, quarterly floating rate cumulative preferential cash dividends payable on the last day of March, June, September, and December in each year (each such quarterly dividend period is referred to as a "Quarterly Floating Rate Period"), in the amount per share determined by multiplying the "Floating Quarterly Dividend Rate" (which means, for any Quarterly Floating Rate Period, the annual rate of interest (expressed as a percentage and rounded to the nearest one hundred-thousandth of one per cent), equal to the sum of the T-Bill Rate on the applicable date and 3.65 per cent) for such Quarterly Floating Rate Period by $25.00 and multiplying that product by a fraction, the numerator of which is the actual number of days in such Quarterly Floating Rate Period and the denominator of which is 365 or 366, depending upon the actual number of days in the applicable year (less any tax that we are required to deduct and withhold). If any such date is not a business day, the dividend will be paid on the next succeeding business day. The Floating Quarterly Dividend Rate will be the annual rate of interest equal to the sum of the T-Bill Rate on the applicable Floating Rate Calculation Date plus a spread of 3.65 per cent.
The Series E Shares and Series F Shares are series of shares in the same class. The conversion right entitles holders to elect periodically which of the two series they wish to hold and does not entitle holders to receive a different class or type of securities. Other than the different dividend rights and redemption rights attached thereto, the Series E Shares and Series F Shares are identical in all material respects.
On Sept. 15, 2017, 133,969 Series E Shares were tendered for conversion into Series F Shares, which is less than the one million shares required to give effect to conversions into Series F Shares. As a result, none of the Series E Shares were converted into Series F Shares on Sept. 30, 2017.
On Sept. 15, 2022, 89,945 Series E Shares were tendered for conversion into Series F Shares, which is less than the one million shares required to give effect to conversions into Series F Shares. As a result, none of the Series E Shares were converted into Series F Shares on Sept. 30, 2022.
Voting Rights
The holders of the Series E Shares are not entitled to any voting rights or to receive notice of or to attend shareholders' meetings unless dividends on the Series E Shares are in arrears to the extent of six quarterly dividends, whether or not consecutive. Until all arrears of dividends have been paid, holders of Series E Shares will be entitled to receive notice of and to attend all shareholders' meetings at which directors are to be elected (other than separate meetings of holders of another class or series of shares) and to one vote in respect of each Series E Share held on all matters in respect of which shareholders vote, and additionally, the right of all series of first preferred shares, voting as a combined class, to elect two directors of the Company if the Board of Directors then consists of less than 16 directors, or three directors if the Board of Directors consists of 16 or more directors. Otherwise, except as required by law, the holders of first preferred shares shall not be entitled to vote or to receive notice of or attend any meeting of the shareholders of the Company.
TransAlta Corporation • Annual Information Form        71

Modification
The provisions attaching to the Series E Shares as a class may be amended with the written approval of all the holders of Series E Shares outstanding or by at least two-thirds of the votes cast at a meeting of the holders of such shares duly called for the purpose and at which a quorum is present.
Series G Shares
On Aug. 15, 2014, 6.6 million cumulative redeemable rate reset first preferred shares, Series G ("Series G Shares") were issued for gross proceeds of $165 million. Certain provisions of the Series G Shares are discussed below.
Dividends on Series G Shares
The holders of Series G Shares are entitled to receive, as and when declared by the Board of Directors out of moneys of TransAlta properly applicable to the payment of dividends, fixed cumulative preferential cash dividends payable quarterly on the last day of March, June, September and December in each year (less any tax that we are required to deduct and withhold). If any such date is not a business day, the dividend will be paid on the next succeeding business day.
For each five-year period after the Initial Fixed Rate Period (each a "Subsequent Fixed Rate Period"), the holders of Series G Shares shall be entitled to receive, as and when declared by the Board of Directors, fixed cumulative preferential cash dividends, payable quarterly on the last day of March, June, September and December in each year, in the amount per share determined by multiplying one quarter of the Annual Fixed Dividend Rate for such Subsequent Fixed Rate Period by $25.00 (less any tax that we are required to deduct and withhold). The Annual Fixed Dividend Rate for the ensuing Subsequent Fixed Rate Period will be determined by the Company on the Fixed Rate Calculation Date (30th day prior to the first day of such Subsequent Fixed Rate Period) and will be equal to the sum of the Government of Canada Yield (yield to maturity of a Government of Canada non-callable five-year bond) on the Fixed Rate Calculation Date plus a spread of 3.80 per cent. This spread will apply to both the Series G Shares and the cumulative redeemable floating rate first preferred shares, Series H ("Series H Shares") described below, and will remain unchanged over the life of the Series G Shares. The most recently declared Annual Dividend Rate for Series G Shares is 4.988 per cent.
Redemption of Series G Shares
The Series G Shares were redeemable by the Company, at its option, in whole or in part, on Sept. 30, 2019, and will be redeemable on September 30 in every fifth year thereafter by the payment of an amount of $25.00 in cash for each share to be redeemed plus all accrued and unpaid dividends thereon to but excluding the date fixed for redemption (less any tax that we are required to deduct and withhold).
If we give notice to the holders of the Series G Shares of the redemption of all of the Series G Shares, the right of a holder of Series G Shares to convert such Series G Shares shall terminate and we shall not be required to give notice to the registered holders of the Series G Shares of an Annual Fixed Dividend Rate, a Floating Quarterly Dividend Rate or the conversion right of holders of Series G Shares.
TransAlta Corporation • Annual Information Form        72

Conversion of Series G Shares into Series H Shares
The holders of the Series G Shares had the right to convert all or any of their shares into Series H Shares, subject to certain conditions, on Sept. 30, 2019, and will again have the right to convert on September 30 in every fifth year thereafter. The holders of the Series H Shares will be entitled to receive, as and when declared by the Board of Directors, quarterly floating rate cumulative preferential cash dividends payable on the last day of March, June, September and December in each year (each such quarterly dividend period is referred to as a "Quarterly Floating Rate Period"), in the amount per share determined by multiplying the "Floating Quarterly Dividend Rate" (which means, for any Quarterly Floating Rate Period, the annual rate of interest (expressed as a percentage and rounded to the nearest one hundred thousandth of one per cent), equal to the sum of the T-Bill Rate on the applicable date and 3.80 per cent) for such Quarterly Floating Rate Period by $25.00 and multiplying that product by a fraction, the numerator of which is the actual number of days in such Quarterly Floating Rate Period and the denominator of which is 365 or 366, depending upon the actual number of days in the applicable year (less any tax that we are required to deduct and withhold). If any such date is not a business day, the dividend will be paid on the next succeeding business day. The Floating Quarterly Dividend Rate will be the annual rate of interest equal to the sum of the T-Bill Rate on the applicable Floating Rate Calculation Date plus a spread of 3.80 per cent.
The Series G Shares and Series H Shares are series of shares in the same class. The conversion right entitles holders to elect periodically which of the two series they wish to hold and does not entitle holders to receive a different class or type of securities. Other than the different dividend rights and redemption rights attached thereto, the Series G Shares and Series H Shares are identical in all material respects.
On Sept. 17, 2019, 140,730 Series G Shares were tendered for conversion into Series H Shares, which is less than the one million shares required to give effect to conversions into Series H Shares. As a result, none of the Series G Shares were converted into Series H Shares on Sept. 30, 2019.
Voting Rights
The holders of Series G Shares are not entitled to any voting rights or to receive notice of or to attend shareholders' meetings unless dividends on the Series G Shares are in arrears to the extent of six quarterly dividends, whether or not consecutive. Until all arrears of dividends have been paid, holders of Series G Shares will be entitled to receive notice of and to attend all shareholders' meetings at which directors are to be elected (other than separate meetings of holders of another class or series of shares) and to one vote in respect of each Series G Share held on all matters in respect of which shareholders vote, and additionally, the right of all series of first preferred shares, voting as a combined class, to elect two directors of the Company if the Board of Directors then consists of less than 16 directors, or three directors if the Board of Directors consists of 16 or more directors. Otherwise, except as required by law, the holders of first preferred shares shall not be entitled to vote or to receive notice of or attend any meeting of the shareholders of the Company.
Modification
The provisions attaching to the Series G Shares as a class may be amended with the written approval of all the holders of Series G Shares outstanding or by at least two-thirds of the votes cast at a meeting of the holders of such shares duly called for such purpose and at which a quorum is present.
Series I Shares
The cumulative redeemable first preferred shares, Series I ("Series I Shares") are issued to an affiliate of Brookfield Renewable Partners ("Brookfield") and have a perpetual term and rank pari passu to all existing series of first preferred shares of the Company with respect to dividends and liquidation preferences. The Series I Shares are entitled to a seven per cent cumulative dividend payable quarterly in cash.
Under the Investment Agreement with Brookfield, redemption of the Series I Shares will be satisfied through the Hydro Equity Interest (as defined below), or in some cases cash, based on their redemption price. The redemption price payable is equal to the subscription price paid by Brookfield together with all accrued but unpaid dividends thereon (the “Redemption Price”). Upon the occurrence of an Optional Redemption, as defined and described below, or a Cash Acceleration Event, as defined and described below, the Company will pay the Redemption Price in cash (the “Cash Redemption Amount”).
TransAlta Corporation • Annual Information Form        73

Except in the case of an Optional Redemption by the Company or a Cash Acceleration Event, as described below, the Series I Shares will be exchangeable into interests (“Hydro Equity Interest”) in the equity (the “Hydro Equity”) of TA Alberta Hydro LP (“Hydro Assets Owner”), a special purpose vehicle formed by the Company. At any time after Dec. 31, 2024, but prior to Dec. 31, 2028, Brookfield will be entitled to exchange all, but not less than all, of the Series I Shares requiring the Company to redeem or exchange all of the Series I Shares held by Brookfield (minus the number of Series I Shares that have been redeemed pursuant to an Optional Redemption) (the “Exchange Right”).
Prior to any Optional Redemption by the Company, the exercise of the Exchange Right or the occurrence of an Equity Acceleration Event, as defined and described below, will entitle Brookfield to receive that percentage of a Hydro Equity Interest that is equal to the aggregate Redemption Price for all Series I Shares issued to Brookfield divided by the tax-affected equity value of the Hydro Assets Owner, as further described in the Investment Agreement (“Equity Redemption Amount”). The maximum Hydro Equity Interest issuable to Brookfield upon the exercise of the Exchange Right is 49 per cent of the total Hydro Equity. The balance of the Redemption Price will be paid by the Company in cash.
If, at the time the Exchange Right is exercised, the Equity Redemption Amount is insufficient to permit Brookfield to acquire 49 per cent of the Hydro Equity, Brookfield has a one-time top-up option, exercisable until Dec. 31, 2028, to acquire an additional amount of Hydro Equity. As long as Brookfield holds at least 8.5 per cent of the Company's issued and outstanding common shares, Brookfield may purchase: (a) if the 20-day volume weighted average price (“VWAP”) of the common shares is not less than $14, up to an additional 10 per cent of Hydro Equity, to a maximum interest of 49 per cent of the Hydro Equity; or (b) if the 20-day VWAP of the common shares is not less than $17, the additional percentage required that would bring Brookfield’s ownership level up to but not exceeding 49 per cent of the Hydro Equity. If the Exchange Right is exercised and the Equity Redemption Amount is insufficient to permit Brookfield to acquire at least 25 per cent of the Hydro Equity, Brookfield will have an option to acquire that additional percentage of Hydro Equity that would result in Brookfield having 25 per cent of the Hydro Equity upon payment in cash. If Brookfield exercises its top-up option, the cash amount payable by Brookfield is calculated as the same price as in the case of an exchange for the Hydro Equity Interest; however, in such a case, the price is based on the equity value of the Hydro Assets Owner without any reduction for the tax deficiency value associated with certain tax pools. Exercise of this top-up option triggers a lock-up obligation of Brookfield for a further period of 18 months following its exercise.
At any time after Dec. 31, 2028, the Company may redeem the Series I Shares and the related debentures, in whole or in part, at the Redemption Price (the “Optional Redemption”) provided that the minimum proceeds to Brookfield for each such redemption (other than the final redemption) may not be less than $100,000,000 and further provided that all Series I Shares and related debentures must be redeemed by the Company within 36 months of the date of the first Optional Redemption.
The Investment Agreement also provides for certain acceleration events. In the event of bankruptcy or a breach of certain material covenants by the Company (each, an “Equity Acceleration Event”), Brookfield will be entitled to give notice and will be entitled to the Equity Redemption Amount. If an Equity Acceleration Event occurs before Dec. 31, 2024, a true-up payment will be made by Brookfield to the Company or by the Company to Brookfield to account for the difference between $1.95 billion and the tax-affected value of the Hydro Equity Interest calculated as of a date (to be determined by Brookfield) within the period commencing Jan. 1, 2025, and ending Dec. 31, 2027. Any difference in favour of Brookfield between the true-up value and the value of the Hydro Equity Interest issued to Brookfield is to be satisfied by delivery of additional Hydro Equity. If the Company does not obtain the requisite regulatory approvals for the exchange of Hydro Equity contemplated by the Exchange Right or the Equity Redemption Amount or a final order is made that enjoins the completion of the Exchange Right (“Cash Acceleration Event”), then Brookfield will be entitled to the Cash Redemption Amount.
TransAlta Corporation • Annual Information Form        74

Share Capital
The following table outlines the Company's common shares and preferred shares issued and outstanding:

	Number of shares (millions)
As at	Feb. 22, 2024	Dec. 31, 2023	Dec. 31, 2022
Common shares issued and outstanding, end of period	307.1	308.6	268.1
Preferred shares
Series A	9.6	9.6	9.6
Series B	2.4	2.4	2.4
Series C	10.0	10.0	10.0
Series D	1.0	1.0	1.0
Series E	9.0	9.0	9.0
Series G	6.6	6.6	6.6
Preferred shares issued and outstanding in equity	38.6	38.6	38.6
Series I - Exchangeable Securities	0.4	0.4	0.4
Preferred shares issued and outstanding	39.0	39.0	39.0
Related-Party Articles Provisions
The articles of the Company contain provisions restricting the ability of the Company to enter into a "Specified Transaction" with a "Major Shareholder." A Specified Transaction requires the approval of a majority of the votes cast by holders of voting shares of the Company, as well as the approval of a majority of the votes cast by holders of such voting shares, excluding any Major Shareholder. A Major Shareholder generally means the beneficial owner of more than 20 per cent of the outstanding voting shares of the Company. The articles contain a broad definition of beneficial ownership, and in particular, a person is considered to beneficially own shares owned by their associates and affiliates, as those terms are defined in the articles. Transactions that are considered to be Specified Transactions include the following: a merger or amalgamation of the Company with a Major Shareholder; the furnishing of financial assistance by the Company to a Major Shareholder; certain sales of assets or provision of services by the Company to a Major Shareholder or vice versa; certain issuances of securities by the Company that increase the proportionate voting interest of a Major Shareholder; a reorganization or recapitalization of the Company that increases the proportionate voting interest of a Major Shareholder; and the creation of a class or series of non-voting shares of the Company that has a residual right to participate in earnings of the Company and assets of the Company upon dissolution or winding up.
Shareholder Rights Plan
The Company implemented a shareholder rights plan ("Rights Plan") pursuant to a Shareholder Rights Plan Agreement ("Rights Plan Agreement") dated as of Oct. 13, 1992, as amended and restated as of April 28, 2022, between the Company and Computershare Trust Company of Canada. The Shareholder Rights Plan was last confirmed at our annual and special meeting of shareholders on April 28, 2022, and will expire at the close of business on the date of our 2025 Annual Meeting of Shareholders, unless ratified and extended by a further vote of the shareholders. For further particulars, reference should be made to the Rights Plan Agreement, as amended and restated. A copy of the Rights Plan Agreement may be obtained by contacting the Corporate Secretary, TransAlta Corporation, TransAlta Place, Suite 1400, 1100 1 St SE, Calgary, Alberta T2G 1B1; telephone: (403) 267-7110; or by email: corporate_secretary@transalta.com. A copy of the Rights Plan Agreement is also available electronically on SEDAR+ under our profile, which can be accessed at www.sedarplus.ca, and on the SEC's EDGAR system at www.sec.gov.
TransAlta Corporation • Annual Information Form        75

Credit Facilities
In 2023, we renewed our syndicated credit agreement ("Syndicated Facility") giving us access to a $1.25 billion committed credit facility. The Syndicated Facility is fully committed and expires in 2027. The Syndicated Facility is subject to a number of customary covenants and restrictions in order to maintain access to the funding commitments. The cost of borrowing of the Syndicated Facility is aligned to our GHG emission reductions and gender diversity targets, which are part of our overall ESG strategy, and will result in a cumulative pricing adjustment to the borrowing costs on the Syndicated Facility as well as a corresponding adjustment to the standby fee. The Syndicated Facility has been made available for general corporate purposes, including financing ongoing working capital requirements, providing financing for construction capital, pursuing growth opportunities and repaying outstanding borrowings.
On Oct. 5, 2023, the Syndicated Facility was further amended to effectively consolidate the TransAlta Renewables syndicated credit facility and non-committed demand facility into the TransAlta Syndicated Facility. The TransAlta Renewables credit facilities were then terminated. This resulted in the TransAlta Syndicated Facility increasing by $700 million to approximately $2.0 billion. See Note 24 of our audited consolidated financial statements for the year ended Dec. 31, 2023, which financial statements are incorporated by reference herein. Also, see the "Documents Incorporated by Reference" section of this AIF for further details.
During the third quarter of 2022, the Company closed a two-year $400 million floating rate term facility ("Term Facility") with its banking syndicate with a maturity date of Sept. 7, 2024. The Term Facility has interest rates that vary depending on the option selected (e.g. Canadian prime and bankers' acceptances). We are required to meet certain specific and customary affirmative and negative financial covenants under the Term Facility, including the maintenance of certain financial ratios. As of Dec. 31, 2023, the full $400 million remained drawn under the Term Facility and proceeds were used for general corporate purposes.
Long-Term Debt
The long-term debt of the Company consists of $251 million face value of debentures outstanding as at Dec. 31, 2023, which bear interest at fixed rates ranging from 6.9 per cent to 7.3 per cent and have maturity dates ranging from 2029 to 2030. In addition, we have US$700 million face value in senior notes outstanding that bear interest at fixed rates of 6.5 and 7.8 per cent and mature in 2029 and 2040. See Note 24 of our audited consolidated financial statements for the year ended Dec. 31, 2023, which financial statements are incorporated by reference herein. Also, see the "Documents Incorporated by Reference" section of this AIF for further details.
Non-Recourse Debt and Restrictions on Debt
The Company has non-recourse debt outstanding in an amount equal to approximately $1.7 billion face value, which is represented by bonds and debentures that bear fixed interest at rates ranging from 3.41 per cent to 4.51 per cent and a variable interest rate bond at 9.40 per cent and have maturity dates ranging from 2028 to 2043. See Note 24 of our audited consolidated financial statements for the year ended Dec. 31, 2023, which financial statements are incorporated by reference herein. Also, see the "Documents Incorporated by Reference" section of this AIF for further details.
On Sept. 14, 2023, the Company closed a non-recourse bond financing for approximately $39 million ("Pingston bond") as a replacement for the non-recourse bond that matured on May 8, 2023. The Pingston bond is secured by a first ranking charge over all the respective assets of the Company's subsidiaries that issued the bonds, amortizes and bears interest at a rate of 6.145 per cent per annum, payable semi-annually, and matures on May 8, 2043. The Pingston bond is subject to customary financing conditions and covenants that may restrict the Company's ability to access funds generated by the facility's operations.
The Melancthon Wolfe Wind LP, TAPC Holdings LP, New Richmond Wind LP, Kent Hills Wind LP, TEC Hedland Pty Ltd., Windrise Wind LP and TransAlta OCP LP non-recourse bonds are subject to customary financing conditions and covenants that may restrict the Company’s ability to access funds generated by the facilities’ operations. Upon meeting certain distribution tests, typically performed once per quarter, the funds are able to
TransAlta Corporation • Annual Information Form        76

be distributed by the subsidiary entities to their respective parent entity. These conditions include meeting a debt service coverage ratio prior to distribution, which was met by these entities in the fourth quarter of 2023, with the exception of Kent Hills Wind LP, which cannot make any distributions to its partners until the foundation replacement work has been completed (see the "General Development of the Business" section of this AIF for further details), and TAPC Holdings LP, which has been impacted by higher interest rates in 2023. The funds in these entities that have accumulated since the fourth quarter test will not be capable of being distributed until the next debt service coverage ratio is calculated in the first quarter of 2024. At Dec. 31, 2023, $79 million (Dec. 31, 2022 – $50 million) could not be distributed due to these financial restrictions. Additionally, certain non-recourse bonds require that reserve accounts be established and funded through cash held on deposit and/or by providing letters of credit.
In addition, our syndicated credit facilities include a number of customary covenants and restrictions in order to maintain access to the funding commitments.
Exchangeable Securities
On March 22, 2019, we entered into the Investment Agreement, whereby Brookfield invested $750 million in the Company through the purchase of Exchangeable Securities, which are exchangeable into an equity ownership interest of TA Alberta Hydro LP. See the "Capital and Loan Structure - Series I Shares" section of this AIF for further details.
Investment Agreement and E&O Agreement
The following description of certain provisions of the Investment Agreement and the E&O Agreement is a summary only, it is not comprehensive and is qualified in its entirety by reference to the full text of each of the Investment Agreement and E&O Agreement, copies of which can be found on SEDAR+ under our profile at www.sedarplus.ca and on EDGAR under our profile at www.sec.gov.
Under the terms of the Investment Agreement, Brookfield committed to purchase TransAlta common shares on the open market to increase its share ownership in TransAlta to not less than ### per cent by May 1, 2021. As of Dec. 31, 2023, Brookfield, through its affiliates, held, owned or had control over an aggregate of 35,489,201 common shares, representing 11.6 per cent of the issued and outstanding common shares, calculated on an undiluted basis. In connection with the Investment Agreement, Brookfield is entitled to nominate two directors for election to the Board.
The Investment Agreement contemplates that the Exchangeable Securities will be a long-term investment and therefore may not be transferred except by Brookfield to one of its affiliates. Brookfield has agreed to be the sole representative of all of its permitted transferees for the purpose of the Investment Agreement.
The Investment Agreement included certain standstill commitments by Brookfield that are extended for so long as Brookfield has nominees on the Board of Directors, including restrictions on Brookfield's ability to solicit proxies from the Company's shareholders or making a shareholder proposal.
In accordance with the terms of the Investment Agreement, TransAlta formed a hydro assets operating committee consisting of two representatives from Brookfield and two representatives from TransAlta to provide advice and recommendations in connection with the operation and value maximization of the Alberta hydro assets. In connection with this, the Company committed to pay Brookfield an annual management fee of $1.5 million for six years commencing on May 1, 2019.
Registration Rights Agreement
The following description of certain provisions of the registration rights agreement entered into between Eagle Hydro II (an affiliate of Brookfield) and the Company on May 1, 2019 (“Registration Rights Agreement”) is a summary only, it is not comprehensive and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, a copy of which can be found on SEDAR+ under our profile at www.sedarplus.ca.
The Registration Rights Agreement provides that Eagle Hydro II and any affiliate of Brookfield that becomes party to the Registration Rights Agreement (each a “Holder”) may, at any time and from time to time, make a written request (“Demand Registration”) to the Company to file a Prospectus Supplement with the securities
TransAlta Corporation • Annual Information Form        77

commissions or similar authorities in each of the provinces of Canada in respect of the distribution of all or part of the common shares then held by the Holder (“Registrable Securities”), subject to certain restrictions set forth in the Registration Rights Agreement. Upon receipt by the Company of a Demand Registration, the Company will promptly file a Prospectus Supplement in order to permit the offer and sale or other disposition or distribution in Canada of all or any portion of the Registrable Securities held, directly or indirectly, by the Holder (a “Demand Offering”). The Company will not be obligated to effect: (a) more than three Demand Offerings in total during the term of the Registration Rights Agreement; or (b) a Demand Offering if the Registrable Securities have an aggregate market price of less than $50 million.
If at any time the Company proposes to file a prospectus supplement with respect to the distribution of any TransAlta common shares to the public, then the Company will give notice of the proposed distribution to each Holder not less than five business days in advance of the anticipated filing date of the prospectus supplement (or, in the case of a “bought deal” or another public offering that is not expected to include a road show, such notice as is practicable under the circumstances), which notice will offer each Holder the opportunity to qualify for distribution such number of Registrable Securities as such Holder may request. The Company will use commercially reasonable efforts to include in such Prospectus Supplement such Registrable Securities (a “Piggy Back Offering”), unless the Company’s managing underwriter or underwriters determine, in good faith, that including such Registrable Securities in the distribution would, in their opinion, adversely affect the Company’s distribution or sales price of the securities being offered by the Company.
The Demand Offerings and Piggy Back Offerings are subject to various conditions and limitations. The Company is entitled to defer any Demand Offering in certain circumstances, including during a regular annual and quarterly blackout period in respect of the release of its financial results.
The Registration Rights Agreement includes provisions providing for each of the Company and the Holders to indemnify each other for losses or claims caused by the applicable party’s inclusion of a misrepresentation in disclosure included in any prospectus and for breaches of applicable securities laws.
In the case of a prospectus supplement filed in connection with a Demand Offering or Piggy Back Offering, the Company will pay all applicable fees and expenses incidental to the Company’s performance of, or compliance with, the terms of such offering, provided that in the event any Registrable Securities are freely tradeable at the time the Company receives the offering request, the Company and the Holders will be jointly and severally responsible for the proportionate share of registration fees and expenses of any Holders based on the total offering price of the freely tradeable securities sold by the Holders to the total offering price of all the Securities sold by the Company in such offering. The Company and the Holders will be jointly and severally responsible for paying all selling expenses (including fees or commissions payable to an underwriter, investment banker, manager or agent and any transfer taxes attributable to the sale of Registrable Securities) with respect to Registrable Securities sold by the Holders and the Company will pay all selling expenses with respect to any Securities sold for the account of the Company. The Company and the Holders will be solely responsible on a joint and several basis for all out-of-pocket expenses incurred by any Holders in connection with a Demand Offering or Piggy Back Offering.
If a Holder ceases to be affiliated with the Company, the Holder will cease to have any rights or obligations under the Registration Rights Agreement. The Registration Rights Agreement will terminate when Brookfield, together with its affiliates, beneficially owns in the aggregate less than three per cent of the issued and outstanding common shares.
Additional details about the Brookfield Investment can be found in our material change report dated March 26, 2019, available electronically on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov. Copies of the Investment Agreement, together with copies of the exchangeable debenture, the E&O Agreement and the Registration Rights Agreement are also available on SEDAR+ and on EDGAR. Shareholders are encouraged to read these documents in their entirety.
TransAlta Corporation • Annual Information Form        78

Tax Equity
As of Dec. 31, 2023, $110 million in tax equity remains outstanding.
In 2023, US tax laws were amended to allow entities to monetize certain clean energy tax credits, including PTCs, by transferring (selling) them to third-party taxpayers, in exchange for cash consideration.
In November 2021, the Company assumed US$16 million in tax equity financing as part of the acquisition of the North Carolina Solar portfolio.
In December 2020, coinciding with the commercial operation of the Skookumchuck wind facility, approximately US$121 million was raised from a tax equity partner in respect of the Skookumchuck project entity, which had the effect of lowering the cost of TransAlta's 49 per cent investment in the Skookumchuck wind facility from approximately US$125 million to approximately US$66 million.
In December 2019, coinciding with the Big Level and Antrim wind projects achieving commercial operation, TransAlta received funding of approximately US$126 million from a tax equity partner.
The Company also assumed US$24 million in tax equity financing as part of the acquisition of the Lakeswind wind facility in 2015.
Under IFRS, tax equity financings are included as debt in our consolidated financial statements. See Note 24 of our audited consolidated financial statements for the year ended Dec. 31, 2023, which financial statements are incorporated by reference herein. Also, see the "Documents Incorporated by Reference" section of this AIF for further details.
Credit Ratings
Credit ratings provide information relating to our financing costs, liquidity and operations and affect our ability to obtain short-term and long-term financing and/or the cost of such financing. Maintaining a strong balance sheet also allows our commercial team to contract the Company’s portfolio with a variety of counterparties on terms and prices that are favourable to our financial results and provides us with better access to capital markets through commodity and credit cycles. We remain focused on maintaining a strong balance sheet and financial position with strong cash flow coverage ratios in order to access sufficient financial capital. Our credit ratings as at Dec. 31, 2023, are as follows:

	Morningstar DBRS	Moody's	S&P Global Ratings
Issuer Rating	BBB (low)	Not applicable	BB+
Corporate Family Rating	Not applicable	Ba1	Not applicable
Preferred Shares	Pfd-3 (low)(1)	Not applicable	P-4(High)
Unsecured Debt/MTNs	BBB (low)	Ba1/LGD4	BB+
Rating Outlook	Stable	Stable	Stable
(1)    The outstanding Preferred Shares all have the same rating.
In 2023, Moody’s reaffirmed the Company's long term rating of Ba1 with a stable outlook. Morningstar DBRS ("DBRS") reaffirmed the Company’s issuer rating and unsecured debt/medium-term notes rating of BBB (low) and the Company's preferred shares rating of Pfd-3 (low), all with stable outlook. In addition, S&P Global Ratings reaffirmed the Company’s senior unsecured debt rating and issuer credit rating of BB+ with stable outlook.
TransAlta Corporation • Annual Information Form        79

DBRS
DBRS' corporate rating analysis begins with evaluation of the fundamental creditworthiness of the issuer and also takes the issuer's business and financial risks into account, which is reflected in an "issuer rating." Issuer ratings address the overall credit strength of the issuer. Unlike ratings on individual securities or classes of securities, issuer ratings are based on the entity itself and do not include consideration for security or ranking. Ratings that apply to actual securities (secured or unsecured) may be higher, lower or equal to the issuer rating for a given entity. As at Dec. 31, 2023, our issuer rating was BBB (low) with a stable outlook from DBRS. A BBB rating is the fourth highest out of 10 categories.
The DBRS preferred share rating scale is used in the Canadian securities market and is meant to give an indication of the risk that a borrower will not fulfil its full obligations in a timely manner, with respect to both dividend and principal commitments. Every DBRS rating is based on quantitative and qualitative considerations relevant to the borrowing entity. Each rating category is denoted by the subcategories "high" and "low." The absence of either a "high" or "low" designation indicates the rating is in the middle of the category. Preferred shares rated Pfd-3 are of adequate credit quality. While protection of dividends and principal is still considered acceptable, the issuing entity is more susceptible to adverse changes in financial and economic conditions, and there may be other adverse conditions present that detract from debt protection. Each of the Series A Shares, Series B Shares, Series C Shares, Series D Shares, Series E Shares and Series G Shares have been rated Pfd-3 (low) (stable) by DBRS. The Pfd-3 rating is the third highest out of six categories.
The DBRS long-term rating scale provides an opinion on the risk of default, which is the risk that an issuer will fail to satisfy its financial obligations in accordance with the terms under which an obligation has been issued. Ratings are based on quantitative and qualitative considerations relevant to the issuer, and the relative ranking of claims. All rating categories other than AAA and D also contain subcategories "high" and "low". The absence of either a "high" or "low" designation indicates the rating is in the middle of the category. Debt securities rated BBB are of adequate credit quality. The capacity for the payment of financial obligations is considered acceptable, but may be vulnerable to future events.
Moody's
Moody's Corporate Family Ratings (CFRs) are long-term ratings that reflect the relative likelihood of a default on a corporate family's debt and debt-like obligations and the expected financial loss suffered in the event of default. A CFR is assigned to a corporate family as if it had a single class of debt and a single consolidated legal entity structure. A CFR does not reference an obligation or class of debt and thus does not reflect priority of claim. As at Dec. 31, 2023, our Corporate Family Rating was Ba1 with a stable outlook from Moody's. Obligations rated Ba are judged to have speculative elements and are subject to substantial credit risk. Moody's appends the numerical modifiers 1, 2 and 3 to each generic rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category, the modifier 2 indicates a mid-range ranking, and the modifier 3 indicates a ranking in the lower end of that generic rating category. The Ba rating category is the fifth-highest rating out of nine rating categories.
Moody's long-term ratings are assigned to issuers or obligations with an original maturity of one year or more and reflect both on the likelihood of a default on contractually promised payments and the expected financial loss suffered in the event of default. As at Dec. 31, 2023, our senior unsecured long-term debt is rated Ba1/LGD4 by Moody's. The Ba rating category is the fifth-highest rating out of nine rating categories. Obligations rated Ba are judged to have speculative elements and are subject to substantial credit risk.
Moody's Loss Given Default ("LGD") assessments are opinions about expected loss given default expressed as a per cent of principal and accrued interest at the resolution of the default. One of the six LGD assessments are assigned to individual loan, bond and preferred stock issues. The firm-wide or enterprise expected LGD rate generally approximates a weighted average of the expected LGD rates on the firm's liabilities (excluding preferred stock), where the weights equal each obligation's expected share of the total liabilities at default. As at Dec. 31, 2023, our LGD assessment from Moody's was LGD4, which represents a loss range of greater than or equal to 50 per cent and less than 70 per cent. LGD4 is the fourth-highest assessment category out of six categories.
TransAlta Corporation • Annual Information Form        80

S&P Global Ratings
The S&P Global Ratings issue credit rating is a forward-looking opinion about the creditworthiness of an obligor with respect to a specific financial obligation, a specific class of financial obligations or a specific financial program (including ratings on medium-term note programs and commercial paper programs). It takes into consideration the creditworthiness of guarantors, insurers or other forms of credit enhancement on the obligation and takes into account the currency in which the obligation is denominated. The opinion reflects S&P Global Ratings' view of the obligor's capacity and willingness to meet its financial commitments as they come due, and may assess terms, such as collateral security and subordination, which could affect ultimate payment in the event of default. As at Dec. 31, 2023, our issuer credit rating was BB+ with a stable outlook with S&P. This is the fifth highest of 11 ratings categories. The ratings from AA to CCC may be modified by the addition of a plus (+) or minus (-) sign to show relative standing within the major rating categories.
The S&P Global Ratings Canadian preferred share rating scale serves issuers, investors and intermediaries in the Canadian financial markets by expressing preferred share ratings (determined in accordance with global rating criteria) in terms of rating symbols that have been actively used in the Canadian market over a number of years. The S&P Global Ratings preferred share rating on the Canadian scale is a forward-looking opinion about the creditworthiness of an obligor with respect to a specific preferred share obligation issued in the Canadian market, relative to preferred shares issued by other issuers in the Canadian market. There is a direct correspondence between the specific ratings assigned on the Canadian preferred share scale and the various rating levels on the global debt rating scale of S&P Global Ratings. Each of our outstanding Preferred Shares Series has been rated P-4 (High) by S&P. The P-4 (High) rating is the fourth highest of eight categories. A P-4 (High) rating corresponds to a B+ rating on the global preferred share rating scale. Obligors rated BB, B, CCC, CC and C are regarded as having significant speculative characteristics, of which BB indicates the least degree of speculation and C the highest. While some obligors will likely have some quality and protective characteristics, these may be outweighed by large uncertainties or major exposures to adverse conditions. An obligor rated B is less vulnerable in the near term than other lower-rated obligors. However, it faces major ongoing uncertainties and exposure to adverse business, financial or economic conditions that could impair the obligor's capacity or willingness to meet its financial commitments.
We are focused on maintaining a strong financial position and cash flow coverage ratios to support our business. Our available credit facilities, funds from operations and debt financing options provide us with financial flexibility.
Note Regarding Credit Ratings
Credit ratings are intended to provide investors with an independent measure of the credit quality of an issue of securities. The credit ratings accorded to our outstanding securities by DBRS, Moody's and S&P Global Ratings, as applicable, are not recommendations to purchase, hold or sell such securities. There is no assurance that the ratings will remain in effect for any given period or that a rating will not be revised or withdrawn entirely by DBRS, Moody's or S&P Global Ratings in the future if, in its judgement, circumstances so warrant.
We have paid fees for rating services to DBRS, Moody's and S&P Global Ratings during the last two years. We have also paid fees to S&P Global Ratings, DBRS and Kroll Bond Rating Agency for certain other services provided to the Company during the last two years.

TransAlta Corporation • Annual Information Form        81

Dividends
Common Shares
Dividends on our common shares are paid at the discretion of the Board of Directors. In determining the payment and level of future dividends, the Board of Directors considers our financial performance, results of operations, cash flow and needs, with respect to financing our ongoing operations and growth, balanced against returning capital to shareholders. The Board of Directors continues to focus on building sustainable earnings and cash flow growth.
TransAlta has declared and paid the following dividends per share on its outstanding common shares for the past three years:

Period		Dividend per Common Share
2021	First Quarter	$0.0450
	Second Quarter	$0.0450
	Third Quarter	$0.0450
	Fourth Quarter	$0.0500
2022	First Quarter	$0.0500
	Second Quarter	$0.0500
	Third Quarter	$0.0500
	Fourth Quarter	$0.0550
2023	First Quarter	$0.0550
	Second Quarter	$0.0550
	Third Quarter	$0.0550
	Fourth Quarter	$0.0550
2024	First Quarter(1)	$0.0600
(1)    Dividends have been declared but not yet paid.
Preferred Shares
TransAlta has declared and paid the following dividends per share on its outstanding preferred shares for the past three years:
Series A Shares

Period		Dividend per Series A Share
2021	First Quarter	$0.16931
	Second Quarter	$0.17981
	Third Quarter	$0.17981
	Fourth Quarter	$0.17981
2022	First Quarter	$0.17981
	Second Quarter	$0.17981
	Third Quarter	$0.17981
	Fourth Quarter	$0.17981
2023	First Quarter	$0.17981
	Second Quarter	$0.17981
	Third Quarter	$0.17981
	Fourth Quarter	$0.17981
2024	First Quarter(1)	$0.17981
(1)    Dividends have been declared but not yet paid.
TransAlta Corporation • Annual Information Form        82

Series B Shares

Period		Dividend per Series B Share
2021	First Quarter	$0.13186
	Second Quarter	$0.13108
	Third Quarter	$0.13479
	Fourth Quarter	$0.13970
2022	First Quarter	$0.13309
	Second Quarter	$0.16505
	Third Quarter	$0.22099
	Fourth Quarter	$0.33700
2023	First Quarter	$0.37991
	Second Quarter	$0.41100
	Third Quarter	$0.41545
	Fourth Quarter	$0.45288
2024	First Quarter(1)	$0.43958
(1)    Dividends have been declared but not yet paid.
Series C Shares

Period		Dividend per Series C Share
2021	First Quarter	$0.25169
	Second Quarter	$0.25169
	Third Quarter	$0.25169
	Fourth Quarter	$0.25169
2022	First Quarter	$0.25169
	Second Quarter	$0.25169
	Third Quarter	$0.36588
	Fourth Quarter	$0.36588
2023	First Quarter	$0.36588
	Second Quarter	$0.36588
	Third Quarter	$0.36588
	Fourth Quarter	$0.36588
2024	First Quarter(1)	$0.36588
(1)    Dividends have been declared but not yet paid.
Series D Shares

Period		Dividend per Series D Share
2022	Third Quarter	$0.28841
	Fourth Quarter	$0.40442
2023	First Quarter	$0.45578
	Second Quarter	$0.47769
	Third Quarter	$0.48287
	Fourth Quarter	$0.52030
2024	First Quarter(1)	$0.50609
(1)    Dividends have been declared but not yet paid.
TransAlta Corporation • Annual Information Form        83

Series E Shares

Period		Dividend per Series E Share
2021	First Quarter	$0.32463
	Second Quarter	$0.32463
	Third Quarter	$0.32463
	Fourth Quarter	$0.32463
2022	First Quarter	$0.32463
	Second Quarter	$0.32463
	Third Quarter	$0.32463
	Fourth Quarter	$0.43088
2023	First Quarter	$0.43088
	Second Quarter	$0.43088
	Third Quarter	$0.43088
	Fourth Quarter	$0.43088
2024	First Quarter(1)	$0.43088
(1)    Dividends have been declared but not yet paid.
Series G Shares

Period		Dividend per Series G Share
2021	First Quarter	$0.31175
	Second Quarter	$0.31175
	Third Quarter	$0.31175
	Fourth Quarter	$0.31175
2022	First Quarter	$0.31175
	Second Quarter	$0.31175
	Third Quarter	$0.31175
	Fourth Quarter	$0.31175
2023	First Quarter	$0.31175
	Second Quarter	$0.31175
	Third Quarter	$0.31175
	Fourth Quarter	$0.31175
2024	First Quarter(1)	$0.31175
(1)    Dividends have been declared but not yet paid.
Series I Shares
TransAlta also declared an aggregate cash dividend in respect to the issued and outstanding Series I Shares for the period starting from and including Dec. 31, 2022, up to but excluding Dec. 31, 2023. The Series I Shares are entitled to a seven per cent cumulative dividend payable quarterly in cash.
TransAlta Corporation • Annual Information Form        84

Market for Securities
Common Shares
Our common shares are listed on the TSX under the symbol "TA" and on the NYSE under the symbol "TAC". The following table sets forth the reported high and low trading prices and trading volumes of our common shares as reported by the TSX for the periods indicated:

	Price ($)
Month	High	Low	Volume
2023
January	13.64	11.85	10,563,874
February	12.87	11.02	13,935,699
March	11.93	10.60	14,287,018
April	12.47	11.65	10,688,815
May	13.48	12.04	12,229,463
June	13.45	12.02	11,660,760
July	13.68	11.54	11,732,249
August	13.97	12.92	13,230,445
September	13.24	11.76	14,112,624
October	12.00	10.11	23,842,700
November	11.68	10.02	17,583,646
December	11.22	10.20	14,301,948
2024
January	11.17	9.72	16,050,874
February 1-22	9.89	9.16	8,843,459
TransAlta Corporation • Annual Information Form        85

Preferred Shares
Series A Shares
Our Series A Shares are listed on the TSX under the symbol "TA.PR.D".

Date of Issuance	Number of Securities(1)(2)	Issue Price per Security	Description of Transaction
Dec. 10, 2010(1)	12,000,000 Series A Shares	$25.00	Public Offering
March 31, 2021(2)	871,871 Series A Shares	N/A	Conversion of Series B Shares
(1)    Series A Shares were issued pursuant to a public offering by way of a prospectus supplement dated Dec. 3, 2010, to a short form base shelf prospectus dated Oct. 19, 2009.
(2)    On March 31, 2016, 1,824,620 of the Series A Shares were converted into Series B Shares on a one-for-one basis. On March 31, 2021, 1,417,338 of the Series A Shares were converted into Series B Shares on a one-for-one basis, and 871,871 Series B Shares were converted to Series A Shares on a one-for-one basis.

	Price ($)
Month	High	Low	Volume
2023
January	14.17	13.11	57,996
February	14.17	13.54	104,594
March	13.95	12.81	123,624
April	12.98	12.67	195,787
May	12.99	12.30	55,875
June	12.51	12.05	73,649
July	12.30	12.00	80,427
August	12.28	11.51	860,451
September	11.95	11.52	100,471
October	11.91	11.35	69,987
November	12.67	11.67	94,725
December	12.82	11.70	139,058
2024
January	13.97	12.16	111,246
February 1-22	14.30	13.33	58,871
TransAlta Corporation • Annual Information Form        86

Series B Shares
Our Series B Shares are listed on the TSX under the symbol "TA.PR.E".

Date of Issuance	Number of Securities(1)(2)	Issue Price per Security	Description of Transaction
March 31, 2016(1)	1,824,620 Series B Shares	N/A	Conversion of Series A Shares
March 31, 2021(2)	1,417,338 Series B Shares	N/A	Conversion of Series A Shares
(1)    On March 31, 2016, 1,824,620 of the Series A Shares were converted into Series B Shares on a one-for-one basis.
(2)    On March 31, 2021, 1,417,338 of the Series A Shares were converted into Series B Shares on a one-for-one basis. Also, on March 1, 2021, 871,871 of the Series B Shares were converted into Series A Shares on a one-for-one basis.

	Price ($)
Month	High	Low	Volume
2023
January	16.94	15.20	24,040
February	16.95	16.20	19,346
March	16.71	15.81	11,575
April	16.29	15.32	6,438
May	15.95	15.07	20,696
June	15.34	14.90	32,390
July	15.43	14.95	18,212
August	15.43	14.83	68,244
September	14.90	13.55	31,294
October	15.00	13.60	76,142
November	15.35	14.21	72,928
December	15.40	14.25	83,476
2024
January	16.23	14.34	85,144
February 1-22	16.71	16.00	37,358

TransAlta Corporation • Annual Information Form        87

Series C Shares
Our Series C Shares are listed on the TSX under the symbol "TA.PR.F".

Date of Issuance	Number of Securities(1)(2)	Issue Price per Security	Description of Transaction
Nov. 30, 2011(1)	11,000,000 Series C Shares	$25.00	Public Offering
June 30, 2022(2)	9,955,701 Series C Shares	N/A	Conversion of Series D Shares
(1)    Series C Shares were issued pursuant to a public offering by way of a prospectus supplement dated Nov. 23, 2011, to a short form base shelf prospectus dated Nov. 15, 2011.
(2)    On June 30, 2022, 1,044,299 of the Series C Shares were converted into Series D Shares on a one-for-one basis.

	Price ($)
Month	High	Low	Volume
2023
January	21.13	18.94	122,303
February	20.89	19.87	33,135
March	20.20	18.46	94,206
April	19.00	18.60	56,167
May	18.92	17.86	109,117
June	18.78	17.92	33,155
July	18.40	17.90	60,132
August	18.32	17.32	76,745
September	17.71	16.25	153,207
October	16.88	15.88	84,963
November	18.47	16.45	99,711
December	18.14	17.45	89,476
2024
January	18.68	17.85	105,265
February 1-22	18.70	18.24	61,931

TransAlta Corporation • Annual Information Form        88

Series D Shares
Our Series D Shares are listed on the TSX under the symbol "TA.PR.G".

Date of Issuance	Number of Securities(1)	Issue Price per Security	Description of Transaction
June 30, 2022(1)	1,044,299 Series E Shares	N/A	Conversion of Series C Shares
(1)    On June 30, 2022, 1,044,299 of the Series C Shares were converted into Series D Shares on a one-for-one basis.

	Price ($)
Month	High	Low	Volume
2023
January	23.40	21.35	2,150
February	22.50	21.65	4,700
March	22.50	20.65	1,015
April	21.00	19.40	3,250
May	21.00	19.40	3,250
June	20.00	19.00	10,100
July	20.00	19.10	2,900
August	20.00	18.20	15,100
September	18.90	17.50	5,916
October	19.79	17.19	1,800
November	19.99	17.51	7,585
December	19.65	17.75	4,500
2024
January	20.10	18.40	6,770
February 1-22	21.00	19.25	5,288
TransAlta Corporation • Annual Information Form        89

Series E Shares
Our Series E Shares are listed on the TSX under the symbol "TA.PR.H".

Date of Issuance	Number of Securities(1)	Issue Price per Security	Description of Transaction
Aug. 10, 2012(1)	9,000,000 Series E Shares	$25.00	Public Offering
(1)    Series E Shares were issued pursuant to a public offering by way of a prospectus supplement dated Aug. 3, 2012, to a short form base shelf prospectus dated Nov. 15, 2011.

	Price ($)
Month	High	Low	Volume
2023
January	23.36	22.08	139,424
February	23.68	22.70	69,503
March	23.09	21.71	72,576
April	21.86	21.17	79,646
May	21.74	20.80	81,612
June	21.44	20.80	48,456
July	21.56	20.80	91,039
August	21.74	20.00	64,826
September	20.40	19.60	63,719
October	19.85	18.25	81,082
November	22.00	18.52	115,144
December	21.83	20.45	199,707
2024
January	21.99	21.17	97,836
February 1-22	21.78	21.33	52,931
TransAlta Corporation • Annual Information Form        90

Series G Shares
Our Series G Shares are listed on the TSX under the symbol "TA.PR.J".

Date of Issuance	Number of Securities(1)	Issue Price per Security	Description of Transaction
Aug. 15, 2014(1)	6,600,000 Series G Shares	$25.00	Public Offering
(1)    Series G Shares were issued pursuant to a public offering by way of a prospectus supplement dated Aug. 8, 2014, to a short form base shelf prospectus dated Dec. 9, 2013.

	Price ($)
Month	High	Low	Volume
2023
January	21.48	20.04	57,218
February	21.98	21.22	66,452
March	21.89	20.04	72,473
April	20.38	19.89	51,270
May	20.10	19.01	49,851
June	19.55	18.99	59,824
July	19.96	18.92	88,652
August	20.11	18.90	99,684
September	20.49	18.60	68,908
October	19.18	18.18	63,364
November	20.30	18.50	158,554
December	19.75	18.60	103,796
2024
January	21.48	19.60	96,742
February 1-22	21.49	20.61	35,569
Series I Shares
On Oct. 30, 2020, the Company issued 400,000 redeemable first preferred shares, Series I ("Series I Shares"), at a price of $1,000 per Series I Share, for aggregate proceeds of $400 million. The Series I Shares were issued to Brookfield under the Investment Agreement and are not listed or quoted on a marketplace.
TransAlta Corporation • Annual Information Form        91

Directors and Officers
The name, province or state and country of residence of each of our directors as at Feb. 22, 2024, their respective position and office and their respective principal occupation during the five preceding years, are set out below. The year in which each director was appointed to serve on the Board of Directors is also set out below. Each director is appointed to serve until the next annual meeting of TransAlta or until his or her successor is elected or appointed.

Name, Province (State) and Country of Residence	Year First Became Director	Principal Occupation
Rona H. Ambrose Alberta, Canada	2017
The Honourable Rona Ambrose is Chair of the Governance, Safety and Sustainability Committee. Ms. Ambrose is the Deputy Chairwoman of TD Securities. She was the former Leader of Canada's Official Opposition in the House of Commons and former leader of the Conservative Party of Canada until 2017. As a key member of the federal cabinet for a decade, she solved problems as a minister of the Crown across nine government departments, including serving as Vice Chair of the Treasury Board for several years and Chair of the cabinet committee for public safety, justice and Aboriginal issues. As the former environment minister responsible for the GHG regulatory regime across several industrial sectors, she understands the challenges facing the fossil fuel industry. Ms. Ambrose was personally responsible for the development of several federal policies, ranging from industrial strategies in military procurement to health innovation and improvements to sexual assault laws. She is a passionate advocate for women in Canada and around the world and led the global movement to create the "International Day of the Girl" at the United Nations. She was also responsible for ensuring that Aboriginal women in Canada were granted equal matrimonial rights. She successfully fought for the creation of a Canadian refugee program to bring Yazidi women and girls who have been sexually enslaved by ISIS to safety in Canada. She is Chair of Plan International Canada Inc., a charity dedicated to girls rights globally which is working in 80 countries presently. She is a Global Fellow at the Wilson Centre's Canada Institute in Washington, DC, serves on the advisory board of the Canadian Global Affairs Institute and is a director of Andlauer Healthcare Group. She has a Bachelor of Arts from the University of Victoria and a Master of Arts from the University of Alberta. She is also a graduate of the Harvard Kennedy School of Government Senior Leaders Program. Ms. Ambrose brings to the Company and the Board an extensive track record of strong leadership acquired through a wide range of experience at the most senior levels of the Canadian government.

TransAlta Corporation • Annual Information Form        92

Name, Province (State) and Country of Residence	Year First Became Director	Principal Occupation
John P. Dielwart Alberta, Canada	2014
Mr. Dielwart is the Chair of the Board of Directors. He was formerly Chief Executive Officer of ARC Resources Ltd., overseeing the growth of the company from a start-up in 1996 to a company with a total capitalization of approximately $10 billion at the time of his retirement in 2013. After his retirement from ARC Resources, Mr. Dielwart re-joined ARC Financial Corp. as Vice-Chair and Partner. ARC Financial is Canada's leading energy-focused private equity manager. In 2020, Mr. Dielwart resigned from the Board of ARC Financial but remained as Partner and a member of ARC Financial's Investment Committee. He is currently representing ARC Financial on the board of Aspenleaf Energy Limited. He is a past-Chair of the Board of Governors of the Canadian Association of Petroleum Producers and a member of the Association of Professional Engineers and Geoscientists of Alberta. Mr. Dielwart has a Bachelor of Science with distinction (civil engineering) from the University of Calgary. The Board believes that Mr. Dielwart is a diligent, independent director who provides the Company with a wealth of experience in leadership, finance and entrepreneurship along with a strong understanding of the commodity markets in which we operate, specifically the oil and gas markets.

Alan J. Fohrer California, US	2013
Mr. Fohrer is the former Chair and Chief Executive Officer of Southern California Edison Company, a subsidiary of Edison International ("Edison") that is one of the largest electric utilities in the US. Mr. Fohrer served as President and Chief Executive Officer of Edison Mission Energy ("EME") from 2000 to 2001, a former subsidiary of Edison that owned and operated independent power facilities. During his tenure at EME, Mr. Fohrer restructured a number of international projects, which enhanced the value of the assets sold in subsequent years. Mr. Fohrer also served as Vice-President, Senior Vice-President, Executive Vice-President and Chief Financial Officer of both Edison and Southern California Edison from 1991 to 2000. After 37 years with Edison, Mr. Fohrer retired in December 2010. Mr. Fohrer is currently an independent member of the board of PNM Resources, Inc., a publicly traded energy holding company. He is also a member of the Viterbi School of Engineering Board of Councilors for the University of Southern California and on the Board of the California Science Center Foundation. Mr. Fohrer has served on boards of directors of the Institute of Nuclear Power Operations, the California Chamber of Commerce, Duratek, Inc., Osmose Utilities Services, Inc., MWH, Inc., Blue Shield of California and Synagro. Mr. Fohrer holds a Master of Science in civil engineering from the University of Southern California, Los Angeles, as well as a Master of Business Administration from California State University in Los Angeles. Mr. Fohrer brings to the Company and the Board experience in accounting, finance, dam safety and the power industry from both a regulated and unregulated market perspective.

TransAlta Corporation • Annual Information Form        93

Name, Province (State) and Country of Residence	Year First Became Director	Principal Occupation
Laura W. Folse Texas, US	2021
Ms. Folse was the Chief Executive Officer of BP Wind Energy North America Inc. until 2016. As Chief Executive Officer for BP Wind Energy she led a business with over 500 employees and contractors that consisted of 14 wind farms across eight states with an operating capacity of over 2.5 gigawatts. Prior to her role as Chief Executive Officer of BP Wind Energy, she served at BP p.l.c. as Executive Vice President, Science, Technology, Environment and Regulatory Affairs, in which she led the operational, scientific and technological programs within the multi-billion dollar cleanup and restoration effort in response to the 2010 BP Macondo well explosion off the coast of Louisiana. At its peak, the cleanup project team that she led consisted of over 45,000 people working across the US Gulf and Mexico. She successfully negotiated with federal, state and local government officials to implement and conclude the offshore and onshore cleanup efforts. Prior thereto, she held numerous leadership roles with increasing responsibility and complexity within BP p.l.c. Ms. Folse is currently an independent member of the Board of Directors of Enerflex Ltd., a publicly traded energy services company and she is an independent member of the Board of Directors of Pacolet Milliken, a private investment company operating in real estate and power and infrastructure. Ms. Folse is a Board member for the Auburn University College of Arts and Sciences and was a Board member for the American Wind Energy Association from 2016 to 2019. Ms. Folse has a Master of Management in Business from Stanford University, a Master of Science in Geology from the University of Alabama and a Bachelor of Science in Geology from Auburn University. Ms. Folse brings to the Company and the Board experience in corporate risk management, large-scale crisis management, leveraging data analysis, leading large and complex organizations, and driving cultural change while realizing improvements in safety, operational and financial performance.

TransAlta Corporation • Annual Information Form        94

Name, Province (State) and Country of Residence	Year First Became Director	Principal Occupation
Harry A. Goldgut Ontario, Canada	2019
Mr. Goldgut is Vice Chair of Brookfield's Infrastructure and Renewable Power and Transition groups and provides strategic advice related to Brookfield's open-ended Infrastructure Fund. He is also one of two Brookfield nominees to the Board. Mr. Goldgut was the Chief Executive Officer or Co-CEO and Chair of Brookfield Renewable Power Inc., from 2000 to 2008, and thereafter, until 2015, he was Chair of Brookfield's Power and Utilities Group. From 2015 to 2018, he served as Executive Chair of Brookfield's Infrastructure and Renewable Power groups. He joined Brookfield in 1997 and led the expansion of Brookfield's renewable power and utilities operations. He had primary responsibility for strategic initiatives, acquisitions and senior regulatory relationships. He was responsible for the acquisition of the majority of Brookfield's renewable power assets. He also played a role in the restructuring of the electricity industry in Ontario as a member of several governmental committees, including the Electricity Market Design Committee, the Minister of Energy's Advisory Committee, the Clean Energy Task Force, the Ontario Energy Board Chair's Advisory Roundtable and the Ontario Independent Electricity Operator CEO Roundtable on Market Renewal. Mr. Goldgut also serves on the board of directors of Isagen S.A. ESP, the third-largest power generation company in Colombia, and the Princess Margaret Cancer Foundation in Toronto. He holds a Bachelor of Laws degree from Osgoode Hall Law School at York University. Mr. Goldgut brings to the Company and the Board extensive experience in regulatory and government affairs, as well as experience in acquiring and operating renewable energy assets. Mr. Goldgut's background in renewable energy provides important insight to the Board.

John H. Kousinioris Alberta, Canada	2021
Mr. Kousinioris is President and Chief Executive Officer of TransAlta. Prior to his appointment as President and CEO in 2021, Mr. Kousinioris served as Chief Operating Officer of the Company. As Chief Operating Officer, he was responsible for overseeing operations, shared services, commercial, trading, customer solutions, hedging and optimization at the Company. Prior thereto, Mr. Kousinioris was TransAlta's Chief Growth Officer and Chief Legal and Compliance Officer. Mr. Kousinioris’ prior leadership roles have provided him with responsibility for almost every aspect of the Company’s business. He was also the President of TransAlta Renewables Inc. until Feb. 5, 2021. Prior to joining TransAlta, Mr. Kousinioris was a partner and co-head of the corporate commercial department at Bennett Jones LLP with 30 years of experience in securities law, mergers and acquisitions and corporate governance matters. He is also Vice Chair of the Board of Governors of Bow Valley College and a member of the Board of Directors of the Calgary Stampede Foundation. Mr. Kousinioris has a Bachelor of Arts degree in Honors Business Administration from the Ivey Business School at the University of Western Ontario, a Master of Business Administration degree from York University and a Bachelor of Laws degree from Osgoode Hall Law School at York University. He has attended the Advanced Management Program at Harvard University. Mr. Kousinioris is responsible for the overall stewardship of the Company, including providing strategic leadership. Mr. Kousinioris has demonstrated outstanding vision and leadership with an unwavering commitment to the Company's long-term success.

TransAlta Corporation • Annual Information Form        95

Name, Province (State) and Country of Residence	Year First Became Director	Principal Occupation
Candace J. MacGibbon Ontario, Canada	2023
Ms. MacGibbon is the former Chief Executive Officer and Director of INV Metals Inc., a TSX-listed mining company, from 2015 to 2021, where she was responsible for determining and implementing corporate strategy. Prior thereto, Ms. MacGibbon was the former President and Chief Financial Officer of INV Metals Inc. from 2008 to 2015, responsible for financial and regulatory reporting and for the company's treasury, financial strength and investment policy. Ms. MacGibbon previously held roles within global mining institutional equity sales with RBC Capital Markets and in base metals research as an equity research associate with BMO Capital Markets. Ms. MacGibbon was a former manager at Deloitte LLP and cost analyst with Inco Limited. She is also a board member of Osisko Gold Royalties and a member of Osisko Gold Royalties Audit and Human Resources Committees. Ms. MacGibbon is the president-elect of the Canadian Institute of Mining, Petroleum and Metallurgy. She is a Chartered Professional Accountant with over 25 years’ experience in the mining sector and capital markets. She holds a Bachelor of Arts degree in Economics from the University of Western Ontario and a Diploma in Accounting from Sir Wilfred Laurier University. Ms. MacGibbon brings to the Board attributes and skills focused on leadership, collaboration and integrity, which she has demonstrated through her prior successful senior leadership roles, including as a chief executive officer and a chief financial officer of INV Metals Inc. Ms. MacGibbon provides the Company and the Board energy and motivation with a focus on delivering results, which is complemented by her expertise in strategy, risk management, finance and accounting.

TransAlta Corporation • Annual Information Form        96

Name, Province (State) and Country of Residence	Year First Became Director	Principal Occupation
Thomas M. O'Flynn New Jersey, US	2021
Mr. O’Flynn was the Chief Executive Officer and Chief Investment Officer, AES Infrastructure Advisors. Prior thereto, until 2019, he was Executive Vice President and Chief Financial Officer at AES Corporation and responsible for all aspects of global finance and merger and acquisition teams across six global regions. During his tenure, Mr. O’Flynn helped lead AES through a significant transformation, including strategic exits of non-core markets, which resulted in improved financial stability and allowed for the redeployment of cash to primary growth markets. AES's total shareholder return increased 54 per cent during his tenure and its credit rating improved significantly. Mr. O’Flynn was also a key driver in initiating a major transition to renewables and green energy to significantly improve AES’s growth profile and reduce its carbon footprint. Mr. O'Flynn is the Lead Operating Director of Dimension Renewable Energy, a community solar company. He is a Director of Exus Management Partners, a renewables management and development company. Mr. O'Flynn is a Senior Advisor with Energy Impact Partners, a private energy technology fund investing in high-growth companies in the energy, utility and transportation industries. Mr. O’Flynn was Chief Financial Officer of Powin Energy from December 2021 until December 2022, a battery energy storage company in which Energy Impact Partners is a significant investor. Mr. O’Flynn was with The Blackstone Group Inc. where he was Senior Advisor, Power and Utility Sector, and Chief Operating Officer and Chief Financial Officer of Transmission Developers Inc., a Blackstone-controlled entity that develops innovative power transmission projects in an environmentally responsible manner. Prior thereto he was Executive Vice President and Chief Financial Officer at Public Service Enterprise Group Incorporated and was Head of North American Power at Morgan Stanley. Mr. O’Flynn has a Bachelor of Arts in Economics from Northwestern University and a Master of Business Administration in Finance from the University of Chicago. He is also an adjunct professor at Northwestern University for a master’s program at the Institute for Sustainability and Energy. He has led successful organizational transformations, including by focusing on acquisitions and greenfield development. Mr. O’Flynn provides the Company and Board with demonstrated ability to realize shareholder value through his significant senior executive experience at large electricity companies.

TransAlta Corporation • Annual Information Form        97

Name, Province (State) and Country of Residence	Year First Became Director	Principal Occupation
Bryan D. Pinney Alberta, Canada	2018
Mr. Pinney has over 30 years of experience serving many of Canada's largest corporations, primarily in energy and resources and construction. Mr. Pinney served as Calgary Managing Partner of Deloitte LLP from 2002 through 2007 and as National Managing Partner of Audit & Assurance from 2007 to 2011 and Vice-Chair until June 2015. Mr. Pinney was a past member of Deloitte LLP's Board of Directors. He was a partner at Andersen LLP and served as Calgary Managing Partner from 1991 through May 2002. Mr. Pinney is currently the lead director for North American Construction Group Ltd. (NYSE, TSX) and a director of SNDL Inc. (NASDAQ). Mr. Pinney is the former chair of the Board of Governors of Mount Royal University and has served on a number of non-profit boards. He is a Fellow of the Institute of Chartered Accountants, a Chartered Business Valuator and is a graduate of the Ivey Business School at the University of Western Ontario with an undergraduate honours degree in Business Administration. He is also a graduate of the Canadian Institute of Corporate Directors. Mr. Pinney's extensive leadership accomplishments, financial expertise, knowledge of regulatory and compliance matters and diverse range of industry experience make him an important contributor to the Board.

James Reid Alberta, Canada	2021
Mr. Reid is a former Managing Partner of Brookfield Asset Management Inc. who led Brookfield's Private Equity Group in Calgary, Alberta, until 2021. In that role he was responsible for originating, evaluating and structuring investments and financings in the energy sector and overseeing operations in Brookfield's private equity energy segment. Prior to moving into the private equity group, Mr. Reid was the Chief Investment Officer, Energy for Brookfield’s Infrastructure Group. He established Brookfield’s Calgary office in 2003 after spending several years as Chief Financial Officer for two oil and gas exploration and production companies in Western Canada. Mr. Reid is also one of two Brookfield nominees to the Board pursuant to the Investment Agreement. Mr. Reid obtained his Chartered Accountant designation at PricewaterhouseCoopers in Toronto and holds a Bachelor of Arts in commerce from the University of Toronto. Mr. Reid brings to the Company and the Board considerable experience in leadership, finance, mergers and acquisitions and organizational change. His wealth of knowledge in the energy sector and his former role with Brookfield, our long-term shareholder, makes him an important addition to the Board.

TransAlta Corporation • Annual Information Form        98

Name, Province (State) and Country of Residence	Year First Became Director	Principal Occupation
Manjit K. Sharma Ontario, Canada	2023
Ms. Sharma has over 30 years of experience that spans a variety of industries (power generation, oil and gas, financial services, manufacturing, engineering services and others). Until 2021, she was the Chief Financial Officer of WSP Canada Inc. In this role, she was responsible for leading the finance, real estate, procurement, tax and shared services functions across Canada. She is a former member of the national executive team of General Electric Canada ("GE Canada"), serving as Chief Financial Officer from 2016 to 2019. From 1999 to 2016, she held various senior positions with GE Canada, with responsibilities that spanned business strategy development and execution, business product and services development, mergers and acquisitions, tax oversight, risk, governance, key components of human resources strategy (including compensation, union negotiations, pension and benefits), and diversity and inclusion. Ms. Sharma currently serves as a board member of each of Vermilion Energy Inc., Finning International Inc. and Export Development Canada. Ms. Sharma holds a Bachelor of Commerce degree (with Honours) from the University of Toronto, is a Fellow Chartered Accountant and holds the ICD.D Directors designation and the GCB.D Global Competent Boards designation. Ms. Sharma provides the Company and Board with diverse board experience, including executive, finance and leadership within different industries and businesses.

TransAlta Corporation • Annual Information Form        99

Name, Province (State) and Country of Residence	Year First Became Director	Principal Occupation
Sandra R. Sharman Ontario, Canada	2020
Ms. Sharman is the Senior Vice President and Group Head, People, Culture and Brand of Canadian Imperial Bank of Commerce ("CIBC"). In this role, she leads the Human Resources, Communications, Marketing and Enterprise Real Estate teams at CIBC, supporting execution of business strategy, transforming to a purpose-driven bank and enabling a world-class culture. Ms. Sharman and her team are responsible for developing and delivering the Global Human Capital Strategy designed to challenge conventional thinking, drive business solutions and shape the culture of the bank. Her key areas of accountabilities also include workplace transformation, compensation and benefits, employee relations, policy and governance, talent management, marketing, corporate real estate, including the bank’s new global headquarters, CIBC Square, and all aspects of internal and external communications and public affairs, including government relations and awards. Ms. Sharman is a proven business leader with over 30 years of human resources and financial services experience in both Canada and the US, and she has played a leading role in shaping an inclusive and collaborative culture at CIBC, focused on empowering and enabling employees to reach their full potential. Ms. Sharman assumed the leadership of Human Resources at CIBC in 2014 and added accountability for communications and public affairs in 2017. Since then, her portfolio has expanded to encompass purpose, brand, marketing and, most recently, corporate real estate. Ms. Sharman earned her Master of Business Administration from Dalhousie University. Ms. Sharman provides the Company and Board with executive experience, diversity and inclusion related competencies and leadership accomplishments within an international and complex business.

Sarah A. Slusser Washington, US	2021
Ms. Slusser is the Chief Executive Officer of Cypress Creek Renewables, LLC ("Cypress Creek"), a solar and storage independent power producer that develops, owns and operates projects in the US. She joined Cypress Creek as Chief Executive Officer in 2019 to reposition the company for sustainable growth. Prior to this, she founded Point Reyes Energy Partners LLC, a solar and energy storage advisory and development company, where she provided strategic advice to a number of large companies in the renewable sector until 2016. She remains a founding partner of Point Reyes Energy Partners. Prior to this, she co-founded GeoGlobal Energy LLC, a geothermal company in the US, Chile and Germany, which was sold to its cornerstone investor in 2015. Before co-founding GeoGlobal Energy, Ms. Slusser worked at AES for 21 years, where she advanced into increasingly significant leadership roles, ultimately being appointed Senior Vice President and Managing Director reporting directly to the Chief Executive Officer and leading the corporate group. She was President of one of eight divisions of AES that was responsible for all development, construction and operations in the Caribbean, Mexico and Central America. Ms. Slusser is a member of the Board of Directors of the Redwood Foundation, a family foundation promoting education and the environment and Our Food Chain, a non-profit promoting healthy eating. Ms. Slusser holds a Bachelor of Arts (cum laude) in geology from Harvard University and a Master of Business Administration from the Yale School of Management. Ms. Slusser’s brings to the Company and the Board a broad range of experience in the electricity sector at innovative, competitive renewable and electricity companies and provides the Board with significant capital allocation and M&A expertise.

TransAlta Corporation • Annual Information Form        100

Officers
The name, province or state and country of residence of each of our executive officers as at Feb. 22, 2024, their respective position and office and their respective principal occupation are set out below.

Name	Principal Occupation	Residence
John H. Kousinioris	President and Chief Executive Officer	Alberta, Canada
Todd J. Stack	Executive Vice President, Finance and Chief Financial Officer	Alberta, Canada
Jane N. Fedoretz	Executive Vice President, People, Culture and Chief Administrative Officer	Alberta, Canada
Kerry L. O'Reilly Wilks	Executive Vice President, Growth and Energy Marketing	Alberta, Canada
Christopher D. Fralick	Executive Vice President, Generation	Alberta, Canada
Blain M. van Melle	Executive Vice President, Commercial and Customer Relations	Alberta, Canada
Aron J. Willis	Executive Vice President, Project Delivery and Construction	Alberta, Canada
Scott T. Jeffers	Acting Executive Vice President, Legal and Corporate Secretary	Alberta, Canada
Brent V. Ward	Senior Vice President, M&A, Strategy and Treasurer	Alberta, Canada
David C. Little	Senior Vice President, Growth	California, USA
All of the executive officers of TransAlta have held their present principal occupation or position for the past five years, except for the following:
•On April 1, 2021, Mr. Kousinioris was appointed President and Chief Executive Officer. Prior to April 2021, Mr. Kousinioris was Chief Operating Officer of TransAlta. Prior to September 2019, Mr. Kousinioris was Chief Growth Officer of TransAlta.
•Prior to February 2021, Mr. Stack was Chief Financial Officer of TransAlta. Prior to May 2019, Mr. Stack was Managing Director and Corporate Controller of TransAlta.
•Prior to November 2023, Ms. Fedoretz was Executive Vice President, People, Talent and Transformation of TransAlta. Prior to February 2021, Ms. Fedoretz was Chief Talent and Transformation Officer of TransAlta.
•Prior to November 2023, Ms. O'Reilly Wilks was Executive Vice President, Legal, Commercial and External Affairs of TransAlta. Prior to February 2021, Ms. O'Reilly Wilks was Chief Officer, Legal, Regulatory and External Affairs of TransAlta. Prior to August 2019, Ms. O'Reilly Wilks was Chief Legal and Compliance Officer of TransAlta.
•Prior to September 2022, Mr. Fralick was President and Chief Executive Officer of Atura Power, a Canadian power generation company. Prior to 2020, Mr. Fralick was Chief Operating Officer of Ontario Power Generation.
•Prior to November 2023, Mr. van Melle was Executive Vice President, Alberta Business of TransAlta. Prior to February 2021, Mr. van Melle was Senior Vice President, Trading and Commercial of TransAlta. Prior to August 2019, Mr. van Melle was Managing Director and Head Trader of TransAlta.
•Prior to November 2023, Mr. Willis was Executive Vice President, Growth of TransAlta. Prior to February 2021, Mr. Willis was Senior Vice President, Growth of TransAlta. Prior to August 2019, Mr. Willis was Senior Vice President, Growth and Commercial of TransAlta. Prior to April 2019, Mr. Willis was Senior Vice President, Commercial, Gas and Renewables Operations of TransAlta.
•Prior to November 2023, Mr. Jeffers was Vice President and Corporate Secretary of TransAlta. Prior to September 2021, Mr. Jeffers was Managing Director and Corporate Secretary of TransAlta.
•Prior to February 2021, Mr. Ward was Managing Director and Treasurer of TransAlta.
•Prior to November 2023, Mr. Little was Vice President and Managing Director - USA of Innergex Renewable Energy Inc. Prior to July 2021, Mr. Little was Senior Director and Head of USA of Innergex Renewable Energy Inc.
TransAlta Corporation • Annual Information Form        101

As of Feb. 22, 2024, the directors and executive officers of TransAlta, as a group, beneficially owned, directly or indirectly, or exercised control or direction over less than one per cent of our outstanding common shares.
Interests of Management and Others in Material Transactions
No director or executive officer of TransAlta, no person or company that is the direct or indirect beneficial owner of, or who exercises control or direction over more than 10 per cent of our common shares, and no associate or affiliate of any of them, has or has had any material interest, direct or indirect, in any transaction involving TransAlta within the three most recently completed financial years or to date in 2024 or in any proposed transactions that have materially affected or will materially affect TransAlta.
In connection with the Brookfield Investment, Mr. James Reid and Mr. Harry Goldgut were initially nominated by Brookfield and elected to the Board of Directors on May 4, 2021, and April 26, 2019, respectively. See the "Directors and Officers" section of this AIF for further details. Brookfield is also entitled to receive certain funding fees, management fees and interest and dividends on its $750 million investment.
Indebtedness of Directors, Executive Officers and Senior Officers
Since Jan. 1, 2023, there has been no indebtedness outstanding to TransAlta from any of our directors, executive officers, senior officers or associates of any such directors, executive officers or senior officers.
Corporate Cease Trade Orders, Bankruptcies or Sanctions
Corporate Cease Trade Orders and Bankruptcies
Except as noted below, no director, executive officer or controlling security holder of the Company is, as at the date of this AIF, or has been, within the past 10 years before the date hereof, a director or executive officer of any other issuer that, while that person was acting in that capacity:
•Was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation for a period of more than 30 consecutive days; or
•Was subject to an event that resulted, after the person ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation for a period of more than 30 consecutive days; or
•Within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.
Mr. Reid is a director of Second Wave Petroleum Inc. ("SWP"), a private oil and gas exploration and production company. On June 30, 2017, SWP made an assignment into bankruptcy pursuant to the Bankruptcy and Insolvency Act (Canada) ("BIA"). On Sept. 7, 2017, SWP made a proposal under the BIA and on Oct. 5, 2017, the proposal was approved by the Court of Queen's Bench of Alberta and the bankruptcy was annulled.
Mr. Dielwart was Chair of the board of directors of Denbury Resources Inc., which filed for bankruptcy protection in the US on July 29, 2020, under a prepackaged reorganization plan with its bondholders. Denbury emerged from Chapter 11 on Sept. 18, 2020, at which time the board of directors was reconstituted and Mr. Dielwart ceased being a director.
TransAlta Corporation • Annual Information Form        102

Personal Bankruptcies
No director, executive officer or controlling security holder of the Company has, within the 10 years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or became subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold such person's assets.
Penalties or Sanctions
No director, executive officer or controlling security holder of the Company has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, other than penalties for late filing of insider reports; or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.
Material Contracts
Other than contracts entered into in the ordinary course of business, the Company believes that the following are material contracts, the particulars of which are disclosed elsewhere in this AIF, to which the Company or its subsidiaries are a party:
•Investment Agreement – See the "Capital and Loan Structure – Investment Agreement and E&O Agreement" section of this AIF for further details.
•E&O Agreement – See the "Capital and Loan Structure – Investment Agreement and E&O Agreement" section of this AIF for further details.
•Registration Rights Agreement – See the "Capital Structure – Registration Rights Agreement" section of this AIF for further details.
•Off-Coal Agreement – See the "Business of TransAlta – Gas Segment – Off-Coal Agreement" section of this AIF for further details.
Conflicts of Interest
Circumstances may arise where members of the Board of Directors serve as directors or officers of corporations that are in competition with the interests of TransAlta. No assurances can be given that opportunities identified by such member of the Board of Directors will be provided to us. However, our policies provide that each director and executive officer must comply with the disclosure requirements of the CBCA regarding any material interest. If a declaration of material interest is made, the declaring director shall not vote on the matter if put to a vote of the Board of Directors. In addition, the declaring director may be requested to recuse himself or herself from the meeting when such matter is being discussed.
Legal Proceedings and Regulatory Actions
TransAlta is occasionally named as a party in claims and legal proceedings that arise during the normal course of its business. We review each of these claims, including the nature of the claim, the amount in dispute or claimed and the availability of insurance coverage. There can be no assurance that any particular claim will be resolved in our favour or that such claim may not have a material adverse effect on TransAlta. For further information, refer to our audited consolidated financial statements for the year ended Dec. 31, 2023, which financial statements are incorporated by reference herein. Also, see the "Documents Incorporated by Reference" section of this AIF for further details.
TransAlta Corporation • Annual Information Form        103

Brazeau Facility – Claim against the Government of Alberta
On Sept. 9, 2022, the Company filed a Statement of Claim against the Alberta Government in the Alberta Court of King’s Bench seeking a declaration that: (a) granting mineral leases within five kilometres of the Brazeau facility is a breach of the 1960 agreement between the Company and the Alberta Government; and (b) the Alberta Government is required to indemnify the Company for any costs or damages that result from the risks of hydraulic fracturing near the Brazeau facility. On Sept. 29, 2022, the Alberta Government filed its Statement of Defence, which asserts, among other things, that the Company: (a) is trying to usurp the jurisdiction of the AER; and (b) is out of time under the Limitations Act (Alberta). The trial was scheduled for two weeks starting Feb. 26, 2024. The parties to the matter, along with Cenovus Energy Inc., sought an adjournment when AER Proceeding 379 was adjourned. The trial is scheduled to resume in February 2025 in the event the parties are unable to resolve the dispute prior to such date.
Brazeau Facility – Well Licence Applications to Consider Hydraulic Fracturing
The Alberta Energy Regulator ("AER") issued a subsurface order on May 27, 2019, which does not permit any hydraulic fracturing within three kilometres of the Brazeau facility but permits hydraulic fracturing in all formations (except the Duvernay) within three to five kilometres of the Brazeau facility. Subsequently, two oil and gas operators submitted applications to the AER for 10 well licences (which include hydraulic fracturing activities) within three to five kilometres of the Brazeau facility.
The Company's position, based on independent expert analysis commissioned by the Government of Alberta, is that hydraulic fracturing activities within five kilometres of the Brazeau facility pose an unacceptable risk and that the applications should be denied. The regulatory hearing to consider these applications - Proceeding 379 - was adjourned to April 2025. The other parties to the hearing, including the Company, have supported the adjournment.
Garden Plain
Garden Plain I LP, a wholly owned subsidiary of the Company, retained a third-party contractor to construct the Garden Plain wind project near Hanna, Alberta. The contractor experienced scheduling delays, challenges with construction and significant cost overruns, resulting in overdue deadlines, and has asserted a claim for $49 million in damages. The Company disputes this claim in its entirety and asserts a counterclaim. The parties have initiated the dispute resolution procedure, and the arbitration hearing is set down for three weeks starting April 14, 2025.
Hydro Power Purchase Arrangement Emission Performance Credits
The Balancing Pool claimed entitlement to 1,750,000 EPCs earned by the Alberta Hydro facilities as a result of TransAlta opting those facilities into the Carbon Competitiveness Incentive Regulation and Technology Innovation and Emissions Reduction Regulation from 2018-2020 inclusive. The EPCs under dispute had no recorded book value as they were internally generated. The Balancing Pool claimed ownership of the EPCs because it believed the change-in-law provisions under the Hydro PPA required the EPCs to be passed through to the Balancing Pool. TransAlta disputed this claim. The parties have reached a confidential settlement and this matter is now resolved.
Sundance A Decommissioning
TransAlta filed an application with the Alberta Utilities Commission seeking payment from the Balancing Pool for TransAlta’s decommissioning costs for Sundance A, including its proportionate share of the Highvale mine. The Balancing Pool and Utilities Consumer Advocate are participating as interveners because they take issue with the decommissioning costs claimed by TransAlta. The application is being heard in the first quarter of 2024 with a decision expected to be rendered in the third quarter of 2024.
TransAlta Corporation • Annual Information Form        104

Transfer Agent and Registrar
The transfer agent and registrar for our common shares and Series A Shares, Series B Shares, Series C Shares, Series D Shares, Series E Shares and Series G Shares is Computershare Investor Services Inc. Common shares are transferable in Vancouver, Calgary, Toronto, Montréal and Halifax. Series A Shares, Series B Shares, Series C Shares, Series D Shares, Series E Shares and Series G Shares are transferable in Calgary and Toronto. The transfer agent and registrar for our common shares in the US is Computershare Trust Company at its principal office in Jersey City, New Jersey.
Interests of Experts
The Company's auditors are Ernst & Young LLP, Chartered Professional Accountants, 2200, 215 – 2nd Street, S.W., Calgary, Alberta, T2P 1M4.
Our auditors, Ernst & Young LLP, are independent with respect to the Company in the context of the Rules of Professional Conduct of the Chartered Professional Accountants of Alberta and in compliance with Rule 3520 of the Public Company Accounting Oversight Board.
Additional Information
Additional information in relation to TransAlta may be found on our website at www.transalta.com and under TransAlta's profile on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov.
Additional information, including directors' and officers' remuneration and indebtedness, principal holders of our securities and securities authorized for issuance under equity compensation plans (all where applicable) is contained in our Management Proxy Circular for the most recent annual meeting of shareholders that involved the election of directors and can be obtained upon request from our Investor Relations department, or as filed on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov.
Additional financial information is provided in our audited consolidated financial statements as at and for the year ended Dec. 31, 2023, and in the related annual Management's Discussion and Analysis, each of which is incorporated by reference in this AIF. See the "Documents Incorporated by Reference" section of this AIF.
Audit, Finance and Risk Committee
General
The members of TransAlta's Audit, Finance and Risk Committee ("AFRC") satisfy the requirements for independence under the provisions of the Canadian Securities Administrators, National Instrument 52-110 – Audit Committees, Section 303A of the NYSE Rules and Rule 10A-3 under the US Securities and Exchange Act of 1934. The AFRC's Charter requires that it be made up of a minimum of three independent directors. The AFRC currently consists of five independent members: Bryan D. Pinney (Chair), Alan J. Fohrer, Thomas M. O'Flynn, Manjit K. Sharma and Candace J. MacGibbon.
All members of the committee are financially literate pursuant to both Canadian and US securities requirements and each member of the AFRC has also been determined by the Board of Directors to be an "audit committee financial expert," within the meaning of Section 407 of the US Sarbanes-Oxley Act of 2002.

TransAlta Corporation • Annual Information Form        105

Mandate of the Audit, Finance and Risk Committee
The AFRC provides assistance to the Board of Directors in fulfilling its oversight responsibilities with respect to:
•The integrity of the Company's financial statements and financial reporting process;
•The systems of internal financial controls and disclosure controls established by management;
•The risk identification and assessment process conducted by management, including the programs established by management to respond to such risks;
•The internal audit function;
•Financings and financing strategy;
•Compliance with financial, legal and regulatory requirements; and
•The external auditors' qualifications, independence and performance.
In so doing, it is the AFRC's responsibility to maintain an open avenue of communication between it and the external auditors, the internal auditors and management of the Company.
The function of the AFRC is oversight. Management is responsible for the preparation, presentation and integrity of the interim and annual financial statements and related disclosure documents. Management of the Company is also responsible for maintaining appropriate accounting and financial reporting policies and systems of internal controls and disclosure controls and procedures to comply with accounting standards, applicable laws and regulations that provide reasonable assurance that the assets of the Company are safeguarded and transactions are authorized, executed, recorded and properly reported.
While the AFRC has the responsibilities and powers set forth herein, it is not the duty of the AFRC to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management and the external auditors.
The AFRC must also designate at least one member as an "audit committee financial expert." The designation of a member or members as an "audit committee financial expert" is based on that individual's education and experience, which the individual will bring to bear in carrying out his or her duties on the AFRC. Designation as an "audit committee financial expert" does not impose on such person any duties, obligations and liability that are greater than the duties, obligations and liability imposed on another member of the AFRC and Board of Directors in the absence of such designation.
Management is also responsible for the identification and management of the Company's risks and the development and implementation of policies and procedures to mitigate such risks. The AFRC's role is to provide oversight in order to ensure that the Company's assets are protected and safeguarded within reasonable business limits. The AFRC reports to the Board of Directors on its risk oversight responsibilities.
Audit, Finance and Risk Committee Charter
The Charter of the AFRC is attached as Appendix "A".
Relevant Education and Experience of Audit, Finance and Risk Committee Members
The following is a brief summary of the education or experience of each member of the AFRC that is relevant to the performance of his or her responsibilities as a member of the AFRC, including any education or experience that has provided the member with an understanding of the accounting principles that we use to prepare our annual and interim financial statements.
TransAlta Corporation • Annual Information Form        106

Name of AFRC Member	Relevant Education and Experience
Bryan D. Pinney (Chair)	Mr. Pinney has 40 years of experience in financial auditing, valuation and advising companies in energy and natural resources. He is an independent director of North American Construction Group Ltd. and chair of its Audit and Finance Committee. He is also an independent director of SNDL, Inc. and chair of its Audit and Finance Committee. He served as a member of Deloitte’s Board of Directors and chair of the Finance and Audit Committee. He was the recent Chair and a member of the Board of Governors of Mount Royal University and has previously served on a number of non-profit boards. He has been a Chartered Accountant since December 1978, a Fellow of the Chartered Professional Accountants of Alberta since January 2009 and a Chartered Business Valuator of Canada since December 1990. Mr. Pinney obtained a Bachelor of Arts in business administration from the University of Western Ontario in 1975 and also completed the Directors Education Program offered by the Institute of Corporate Directors in Canada in 2012.
Alan J. Fohrer
Prior to his retirement in December 2010, Mr. Fohrer was Chair and Chief Executive Officer of Southern California Edison Company, a subsidiary of Edison and one of the largest electric utilities in the US. Prior to that, Mr. Fohrer served as Vice-President, Senior Vice-President, Executive Vice-President and Chief Financial Officer of both Edison and Southern California Edison Company. Mr. Fohrer also serves on the audit committee of PNM Resources Inc., a public company. Mr. Fohrer holds a Master of Business Administration from California State University in Los Angeles.

Thomas M. O'Flynn
Mr. O'Flynn was the Chief Financial Officer of Powin Energy, an entity in which Energy Impact Partners LP (a private energy technology fund) is a major investor. Prior thereto, Mr. O'Flynn was Chief Executive Officer and Chief Investment Officer at the AES Corporation, Executive Vice President and Chief Financial Officer at Public Service Enterprise Group Incorporated and Head of North American Power at Morgan Stanley. Mr. O'Flynn has a Bachelor of Arts in economics from Northwestern University and a Master of Business Administration, Finance from the University of Chicago.

Manjit K. Sharma
Ms. Sharma was the Chief Financial Officer of WSP Canada Inc. Prior to WSP Canada Inc., she was on the National Executive Team of General Electric Canada (GE Canada), serving as Chief Financial Officer from 2016 to 2019. Ms. Sharma currently serves as a board member of each of Vermilion Energy Inc., Finning International Inc. and Export Development Canada. Ms. Sharma holds a Bachelor of Commerce degree (with honours) from the University of Toronto, is a Fellow Chartered Accountant and holds the ICD.D Directors designation and the GCB.D Global Competent Boards designation.

Candace J. MacGibbon(1)
Ms. MacGibbon was the former Chief Executive Officer and Chief Financial Officer of INV Metals Inc. Prior to this, she was a former manager at Deloitte LLP and held roles within RBC Capital Markets and BMO Capital Markets. Ms. MacGibbon currently serves as a board member of each of Carbon Streaming Corp. and Osisko Gold Royalties, and she is a member of the Audit of Human Resources Committees of Osisko Gold Royalties. Ms. MacGibbon holds a Bachelor of Arts degree in economics from the University of Western Ontario and is a Chartered Professional Accountant with over 25 years of experience in the mining sector and capital markets.

(1)    Ms. MacGibbon was appointed to the AFRC on April 28, 2023.

TransAlta Corporation • Annual Information Form        107

Other Board Committees
In addition to the AFRC, TransAlta has three other standing committees: the Governance, Safety and Sustainability Committee, the Human Resources Committee and the Investment Performance Committee. The members of these committees as at Dec. 31, 2023, are:

Governance, Safety and Sustainability Committee	Human Resources Committee
Chair: Rona H. Ambrose	Chair: Sandra R. Sharman
Alan J. Fohrer	Rona H. Ambrose
Laura W. Folse	Bryan D. Pinney
Sandra R. Sharman	Sarah A. Slusser
Candace J. MacGibbon	Manjit K. Sharma

Investment Performance Committee
Chair: Laura W. Folse
Thomas M. O'Flynn
Harry A. Goldgut
James Reid
Sarah A. Slusser
Mr. John P. Dielwart also attends each of the Committee meetings in his capacity as Chair of the Board of Directors.
Charters of the Governance, Safety and Sustainability Committee, the Human Resources Committee and the Investment Performance Committee may be found on our website under Governance, Board Committees at www.transalta.com. Further information about the Board of Directors and our corporate governance may also be found on our website or in our Management Proxy Circular, which is filed on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov.
Fees Paid to Ernst & Young LLP
For the years ended Dec. 31, 2023, and Dec. 31, 2022, Ernst & Young LLP and its affiliates billed $4,788,655 and $4,608,258, respectively, as detailed below.

Ernst & Young LLP
Year Ended Dec. 31	2023	2022
Audit Fees	$3,368,977	$2,873,395
Audit-related fees(1)	1,374,803	1,618,751
Tax fees	5,850	116,112
All other fees	39,025	—
Total	$4,788,655	$4,608,258
(1)    Included in the audit-related fees are $504,522 (2022 – $966,515) of fees billed to TransAlta Renewables.
No other audit firms provided audit services in 2023 or 2022.
TransAlta Corporation • Annual Information Form        108

The nature of each category of fees is described below:
Audit Fees
Audit fees are for professional services rendered for the audit and review of our financial statements or services provided in connection with statutory and regulatory filings and providing comfort letters associated with securities documents.
Audit-Related Fees
Assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not included in the Audit Fees. Audit-related fees include statutory audits, pension audits and other compliance audits.
Tax Fees
Tax fees are tax-related services for the review of tax returns, assistance with questions on tax audits and tax planning.
All Other Fees
Products and services provided by the Company's auditor other than those services reported under Audit Fees, Audit-Related Fees and Tax Fees. This includes fees related to training services provided by the auditor.
Pre-Approval Policies and Procedures
The AFRC has considered whether the provision of services other than audit services is compatible with maintaining the auditors' independence. In May 2002, the AFRC adopted a policy that prohibits TransAlta from engaging the auditors for "prohibited" categories of non-audit services and requires pre-approval of the AFRC for other permissible categories of non-audit services, such categories being determined under the Sarbanes Oxley Act of 2002. This policy also provides that the Chair of the AFRC may approve permissible non-audit services during the quarter and report such approval to the AFRC at its next regularly scheduled meeting.
TransAlta Corporation • Annual Information Form        109

Appendix "A"
TransAlta Corporation (the “Corporation”)
Audit, Finance and Risk Committee Charter
A.    Establishment of Committee and Procedures
1.    Composition of Committee
The Audit, Finance and Risk Committee ("Committee") of the board of directors ("Board") of TransAlta Corporation ("Corporation") shall consist of not less than three directors. All members of the Committee shall be determined by the Board to be independent as required under the provisions of Canadian Securities Regulators' Multilateral Instrument 52-110 Audit Committees, Section 303A of the New York Stock Exchange rules and Rule 10A-3 of the US Securities and Exchange Act of 1934, as such rules apply to audit committee members. All members of the Committee must be financially literate pursuant to both Canadian and US securities requirements and at least one member must be determined by the Board to be an "audit committee financial expert" within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley Act"). Determinations as to whether a particular director satisfies the requirements for membership on the Committee shall be made by the Board at the recommendation of the Governance, Safety and Sustainability Committee ("GSSC") of the Board.
2.    Appointment of Committee Members
Members of the Committee shall be appointed from time to time by the Board, on the recommendation of the GSSC, and shall hold office until the next annual meeting of shareholders, or until their successors are earlier appointed, or until they cease to be directors of the Corporation.
3.    Vacancies
Where a vacancy occurs at any time in the membership of the Committee, it may be filled by the Board and on the recommendation of the GSSC. The Board shall fill any vacancy if the membership of the Committee is less than three directors.
4.    Committee Chair
The Board shall appoint a Chair for the Committee on the recommendation of the GSSC.
5.    Absence of Committee Chair
If the Chair of the Committee is not present at any meeting of the Committee, one of the members of the Committee who is present at the meeting shall be chosen by the Committee to preside at the meeting.
6.    Secretary of Committee
The Committee shall appoint a Secretary who need not be a director of the Corporation.
7.    Meetings
The Chair of the Committee may call a regular meeting of the Committee. The Committee shall meet at least quarterly and at such other time during each year as it deems appropriate to fulfil its responsibilities. In addition, the Chair of the Committee or any two members may call a special meeting of the Committee at any time.
The Committee shall also meet in separate executive session.
TransAlta Corporation • 2023 Annual Information Form        A-1

8.    Quorum
A majority of the members of the Committee, present in person or by telephone or other telecommunication device that permits all persons participating in the meeting to speak to each other shall constitute a quorum.
9.    Notice of Meetings
Notice of the time and place of every meeting shall be given in writing (including by way of written facsimile communication or email) to each member of the Committee at least 48 hours prior to the time fixed for such meeting, provided, however, that a member may in any manner waive notice of a meeting; and attendance of a member at a meeting constitutes a waiver of notice of the meeting, except where a member attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called. Notice of every meeting shall also be provided to the external and internal auditors.
10.    Attendance at Meetings
At the invitation of the Chair of the Committee, other Board members, the President and Chief Executive Officer ("CEO") of the Corporation, other officers or employees of the Corporation, the external auditors, and other experts or consultants may attend a meeting of the Committee.
11.    Procedure, Records and Reporting
Subject to any statute or the articles and by-laws of the Corporation, the Committee shall fix its own procedures at meetings, keep records of its proceedings and report to the Board generally not later than the next scheduled meeting of the Board.
12.    Review of Charter and Evaluation of Committee
The Committee shall evaluate its performance and review and assess the adequacy of its Charter at least annually or otherwise, as it deems appropriate. All changes proposed by the Committee are reviewed and approved by the GSSC and the Board.
13.    Outside Experts and Advisors
In consultation with the Board, the Committee Chair, on behalf of the Committee or any of its members, is authorized, at the expense of the Corporation, when deemed necessary or desirable, to retain independent counsel, outside experts and other advisors to advise the Committee independently on any matter. The retention of such counsel, expert or advisor in no way requires the Committee to act in accordance with the recommendations of such counsel, expert or advisor.
B.    Duties and Responsibilities of the Chair
The fundamental responsibility of the Chair of the Committee is to effectively manage the duties of the Committee.
The Chair is responsible for:
1.    Chairing meetings of the Committee and ensuring that the Committee is properly organized so that it functions effectively and meets its obligations and responsibilities.
2.    Establishing the frequency of Committee meetings, duly convening the same and confirming that quorum is present when required.
3.    Working with the CEO, the Executive Vice President, Finance and Chief Financial Officer (the "CFO") of the Corporation, and the Corporate Secretary of the Corporation, as applicable, on the development of agendas and related materials for the meetings.
4.    Providing leadership to the Committee and assisting the Committee in ensuring the proper and timely discharge of its responsibilities.
5.    Reporting to the Board on the recommendations and decisions of the Committee.
TransAlta Corporation • 2023 Annual Information Form        A-2

The Chair of the Committee shall review all expense accounts and perquisites of the Chair of the Board and the CEO not less than quarterly to ensure compliance with the Corporation’s policies, and shall report to the Committee on an annual basis.
C.    Mandate of the Committee
The Committee provides assistance to the Board in fulfilling its oversight responsibilities with respect to: i) the integrity of the Corporation's financial statements and financial reporting process; ii) the systems of internal financial controls and disclosure controls established by management of the Corporation ("Management"); iii) the risk identification and assessment process conducted by Management including the programs established by Management to respond to such risks; iv) the internal audit function; v) compliance with financial, legal and regulatory requirements; and vi) the external auditors' qualifications, independence and performance. In so doing, it is the Committee's responsibility to maintain an open avenue of communication between it and the external auditors, the internal auditors and Management.
The function of the Committee is oversight. Management is responsible for the preparation, presentation and integrity of the interim and annual financial statements and related disclosure documents. Management is also responsible for maintaining appropriate accounting and financial reporting policies and systems of internal controls and disclosure controls and procedures to comply with accounting standards, applicable laws and regulations that provide reasonable assurance that the assets of the Corporation are safeguarded and transactions are authorized, executed, recorded and properly reported.
While the Committee has the responsibilities and powers set forth herein, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of Management and the external auditors.
The Committee must also designate at least one member as an "audit committee financial expert." The designation of a member or members as an "audit committee financial expert" is based on that individual's education and experience, which the individual will bring to bear in carrying out his or her duties on the Committee. Designation as an "audit committee financial expert" does not impose on such person any duties, obligations and liability that are greater than the duties, obligations and liability imposed on another member of the Committee and Board in the absence of such designation.
Management is also responsible for the identification and management of the Corporation's risks and the development and implementation of policies and procedures to mitigate such risks. The Committee's role is to provide oversight in order to ensure that the Corporation's assets are protected and safeguarded within reasonable business limits. The Committee reports to the Board on its risk oversight responsibilities.
D.    Duties and Responsibilities of the Committee
1.    Financial Reporting, External Auditors and Financial Planning
A)    Duties and Responsibilities Related to Financial Reporting and the Audit Process
(a)    Review with Management and the external auditors the Corporation's financial reporting process the work to be conducted in conjunction with the annual audit and the preparation of the financial statements, including, without limitation, the annual audit plan of the external auditors, the judgment of the external auditors as to the quality, not just the acceptability, of and the appropriateness of the Corporation's accounting principles as applied in its financial reporting and the degree of aggressiveness or conservatism of the Corporation's accounting principles and underlying estimates;
(b)    Review with Management and the external auditors the Corporation's audited annual financial statements, including the notes thereto, "Management's Discussion and Analysis," the related earnings release, and recommend their approval to the Board for release to the public;
TransAlta Corporation • 2023 Annual Information Form        A-3

(c)    Review with Management and the external auditors the Corporation's interim financial statements, including the notes thereto, "Management's Discussion and Analysis," the related earnings release, and approve their release to the public as required;
(d)    In reviewing the financial statements and related financial disclosure, the Committee shall review and discuss with Management and the external auditors:
(i)    any changes in accounting principles, practices or policies considering their applicability to the business and financial impact;
(ii)    Management's processes for formulating sensitive accounting estimates and the reasonableness of the estimates;
(iii)    the use of "pro forma" or "non-comparable" information and the applicable reconciliation;
(iv)    alternative treatments of financial information within generally accepted accounting principles that have been discussed between Management and the auditors, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the external auditors; and
(v)    disclosures made to the Committee by the CEO and CFO during their certification process for the relevant periodic/annual report filed with securities regulators to ensure that information required to be disclosed is recorded, processed, summarized and reported within the time periods specified for the reporting period. Obtain assurances from the CEO and CFO as to the adequacy and effectiveness of the Corporation's disclosure controls and procedures and systems of internal control over financial reporting and that any fraud involving Management or other employees who have a significant role in the Corporation's internal controls is reported to the Committee.
(e)    In reviewing the financial statements and related financial disclosure, the Committee shall also, with the external auditors:
(i)    discuss the cooperation they received from Management during the course of their review and their access to all records, data and information requested; and
(ii)    satisfy itself that there are no unresolved issues between Management and the external auditors that could reasonably be expected to materially affect the financial statements.
(f)    Review quarterly with senior Management, the Executive Vice President, Legal and Corporate Secretary (or, as necessary, outside legal advisors) of the Corporation, and the Corporation's internal and external auditors, the effectiveness of the Corporation's internal controls to ensure the Corporation is in compliance with legal and regulatory requirements and the Corporation's policies;
(g)    Review with Management and the external auditors the processes relating to the assessment of potential fraud, programs and controls to mitigate the risk of fraud, and the processes put in place for monitoring the risks within the targeted areas; and
(h)    Discuss with Management and the external auditors any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Corporation's financial statements or accounting policies.
B)    Duties and Responsibilities Related to the External Auditors
(a)    The Committee shall have direct responsibility for the compensation and oversight of the external auditors including nominating the external auditors to the Board for appointment by the shareholders at the Corporation's general annual meeting. In performing its function, the Committee shall:
TransAlta Corporation • 2023 Annual Information Form        A-4

(i)    review and approve annually the external auditors audit plan;
(ii)    review and approve the basis and amount of the external auditors' fees and ensure the Corporation has provided appropriate funding for payment of compensation to the external auditors;
(iii)    subject to the delegation granted to the Chair of the Committee, pre-approve all audit related services including all non-prohibited non-audit services provided by the external auditors; the Chair of the Committee is authorized to approve all audit related services including non-prohibited non-audit services provided by the external auditors, and shall report all such approvals to the Committee at its next scheduled meeting;
(iv)    review and discuss annually with the external auditors all relationships that the external auditors and their affiliates have with the Corporation and its affiliates in order to determine the external auditors' independence, including, without limitation, (a) requesting, receiving and reviewing, at least annually, a formal written statement from the external auditors delineating all relationships that may reasonably be thought to bear on their independence with the Corporation; (b) discussing with the external auditors any relationships or services that the external auditors believe may affect their objectivity and professional skepticism; (c) reviewing with the external auditors the experience and qualifications of the senior personnel who are providing audit services to the Corporation; (d) reviewing the quality control procedures of the external auditors, including obtaining confirmation that the external auditors are in compliance with Canadian and US regulatory registration requirements; and (e) evaluating the communication and interaction with the external auditor including quality of service considerations;
(v)    in the year preceding the change of the lead (or coordinating) audit partner (having primary responsibility for the audit), and in any event not less than every five years, perform a comprehensive review of the external auditor which takes into consideration (a) the impact of the tenure of the audit firm on audit quality, trends in the audit firm's performance and expertise in the industry, incidences of independence threats and the effectiveness of safeguards to mitigate those threats, (b) the responsiveness of the audit firm to changes in the entity's business and suggestions for improvement from regulators, the audit committee and/or management, (c) the consistency and rigour of the professional skepticism applied by the external auditor, and the quality of the engagement team and its communications, review of Canadian Public Accountability Board (CPAB) inspection findings since the previous comprehensive review and how the audit firm responded to these findings, and following this comprehensive review, determine whether the audit firm should be nominated to the Board as the external auditors for appointment by the shareholders at the Corporation's next general annual meeting;
(vi)    inform the external auditors and Management that the external auditors shall have direct access to the Committee at all times, as well as the Committee to the external auditors;
(vii)    instruct the external auditors that they are ultimately accountable to the Committee as representatives of the shareholders of the Corporation; and
(viii)    at least annually, obtain and review the external auditors' report with respect to the auditing firm's internal quality-control procedures, any material issues raised by the most recent internal quality-control review or peer review of the auditing firm, any inquiry or investigation by governmental or professional authorities within the preceding five years undertaken respecting one or more independent audits carried out by the external auditors, and any steps taken to deal with any such issues.
TransAlta Corporation • 2023 Annual Information Form        A-5

C)    Duties and Responsibilities Related to Financial Planning
(a)    Review and recommend to the Board for approval the Corporation's issuance and redemption of securities (including the review of all public filings to effect any of the issuances or redemptions), financial commitments and limits, and any material changes underlying any of these commitments;
(b)    Review annually the Corporation's annual tax plan;
(c)    Receive regular updates with respect to the Corporation's financial obligations, loans, credit facilities, credit position and financial liquidity;
(d)    Review annually with Management the Corporation's overall financing plan in support of the Corporation's capital expenditure plan and overall budget/medium range forecast; and
(e)    Review with Management at least annually the approach and nature of earnings guidance and financial information to be disclosed to analysts and rating agencies.
2.    Internal Audit
(a)    Approve whether the internal audit function should be outsourced and if outsourced, approve the audit firm to perform such internal audit service; provided that in no event shall the external auditor be retained to also perform the internal audit function;
(b)    Review and consider, as appropriate, any significant reports and recommendations made by internal audit relating to internal audit issues, together with Management's response thereto;
(c)    Review annually the scope and plans for the work of the internal audit group, the adequacy of the group's resources, the internal auditors' access to the Corporation's records, property and personnel;
(d)    Recognize and advise senior Management that the internal auditors shall have unfettered access to the Committee, as well as the Committee to the internal auditors;
(e)    Meet separately with Management, the external auditors and internal auditors to review issues and matters of concern respecting audits and financial reporting;
(f)    Review with the senior financial members of Management and the internal audit group the adequacy of the Corporation's systems of internal control and procedures; and
(g)    Recommend to the Human Resources Committee of the Board the appointment, termination or transfer of the lead individual responsible for internal audit, provided that if the internal audit function has been, or is being, outsourced to an audit firm, the Committee itself shall approve the appointment, termination or transfer of such audit firm.
3.    Risk Management
The Board is responsible for ensuring that the Corporation has adopted processes and key policies for the identification, assessment and management of its principal risks. The Board has delegated to the Committee the responsibility for the oversight of Management's identification, and evaluation, of the Corporation's principal risks, and the implementation of appropriate policies, processes and systems to manage or mitigate the risks within the Corporation's risk appetite. The Committee reports to the Board thereon.
The Committee shall:
(a)    Review, at least quarterly, Management's assessment of the Corporation's principal risks; discuss with Management the processes for the identification of these risks and the efficacy of the policies and procedures for mitigating and/or addressing these risks;
(b)    Receive and review Managements' quarterly risk update including an update on residual risks;
(c)    Review the Corporation's enterprise risk management framework and reporting methodology;
(d)    Review annually the Corporation's Financial and Commodity Exposure Management Policies and approve changes to such policies;
TransAlta Corporation • 2023 Annual Information Form        A-6

(e)    Review and approve the Corporation's strategic hedging program, guidelines and risk tolerance;
(f)    Review and monitor quarterly results of financial and commodity exposure management activities, including foreign currency and interest rate risk strategies, counterparty credit exposure and the use of derivative instruments;
(g)    Review the Corporation's annual insurance program, including the risk retention philosophy, potential exposure and corporate liability protection programs;
(h)    Periodically consider the respective roles and responsibilities of the external auditor, the internal audit department, internal and external counsel concerning risk management and review their performance in relation to such roles and responsibilities; and
(i)    Annually, together with Management, report and review with the Board:
(i)    the Corporation's principal risks and overall risk appetite/profile;
(ii)    the Corporation's strategies in addressing its risk profile;
(iii)    the processes, policies, procedures and controls in place to manage or mitigate the principal risks; and
(iv)    the overall effectiveness of the enterprise risk management process and program.
4.    Governance
A)    Public Disclosure, Legal and Regulatory Reporting
(a)    On behalf of the Committee, the Chair shall review all public disclosure inclusive of material financial information extracted or derived from the Corporation's financial statements prior to dissemination to the public;
(b)    Review quarterly with the Executive Vice President, Legal and Corporate Secretary, and, if necessary, outside legal advisors, significant legal, compliance or regulatory matters that may have a material effect on the Corporation's financial statements;
(c)    Discuss with the external auditors their perception of the Corporation's financial and accounting personnel, any recommendations which the external auditors may have, including those contained in the Management letter, with respect to improving internal financial controls, choice of accounting principles or management reporting systems, and review all Management letters from the external auditors together with Management's written responses thereto;
(d)    Review with Management, the external auditors and internal legal counsel (external counsel if necessary), any litigation, claim or contingency, including tax assessments, that could have a material effect upon the financial position of the Corporation, and the manner in which these may be or have been disclosed in the financial statements;
(e)    Review annually the Insider Trading Policy and approve changes as required; and
(f)    Review annually the Corporation's Disclosure Policy and Social Media Policy to ensure continued applicability with the law and the Corporation's disclosure principles.
B)    Pension Plan Governance
(a)    Review annually the Annual Pension Report and financial statements of the Corporation's pension plans including the actuarial valuation, asset/liability forecast, asset allocation, manager performance and plan operating costs, and reporting thereon to the Board annually; and
(b)    Together with the Human Resources Committee of the Board, review annually, and as required, the overall governance of the Corporation's pension plans, approving the broad
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objectives of the plans, the statement of investment policy, the appointment of investment managers, and reporting thereon to the Board annually.
C)    Information Technology – Cybersecurity
(a)    Receive biannually a system status update with respect to the Corporation's core IT operating systems; and
(b)    Review annually the Corporation's cybersecurity programs and their effectiveness. Receive an update on the Corporation's compliance program for cyber threats and security.
D)    Administrative Responsibilities
(a)    Review the annual audit of expense accounts and perquisites of the directors, the CEO and the CEO's direct reports and their use of corporate assets;
(b)    Establish procedures for the receipt, retention and treatment of complaints relating to securities law, accounting, internal accounting controls, or auditing matters;
(c)    Review incidents, complaints or information reported through the Ethics Help Line addressed to the Committee or relating to securities law, accounting, internal accounting controls, or auditing matters;
(d)    Establish procedures for the investigation of complaints or allegations, and, in respect of potentially material complaints or allegations, report to the Board thereon and ensure that appropriate action is taken as necessary to address such matter;
(e)    Review and consider any related party transaction and to recommend, if necessary, the use of a standing committee or an ad hoc special committee to assist the Board in the evaluation of any such related party transaction;
(f)    Review and approve the Corporation's hiring policies for employees or former employees of the external auditors and monitor the Corporation's adherence to the policy; and
(g)    Report annually to shareholders on the work of the Committee during the year.
E.    Compliance and Powers of the Committee
(a)    The responsibilities of the Committee comply with applicable Canadian laws and regulations, such as the rules of the Canadian Securities Administrators, and with the disclosure and listing requirements of the Toronto Stock Exchange, as they exist on the date hereof. In addition, this Charter complies with applicable US laws, such as the Sarbanes-Oxley Act and the rules and regulations adopted thereunder, and with the New York Stock Exchange's corporate governance standards, as they exist on the date hereof.
(b)    The Committee may, at the request of the Board or on its own initiative, investigate such other matters as are considered necessary or appropriate in carrying out its mandate.

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Appendix "B"
Glossary of Terms
This Annual Information Form includes the following defined terms:
"AESO" – The independent system operator and regulatory authority for the Alberta Interconnected Electric System.
"ASPP" – Automatic share purchase plan.
"Arrangement Agreement" - An arrangement agreement between TransAlta and TransAlta Renewables under which TransAlta acquired all of the outstanding common shares of TransAlta Renewables not already owned, directly, or indirectly, by TransAlta and certain of its affiliates, resulting in TransAlta Renewables becoming a wholly owned subsidiary of TransAlta.
"air emissions" – Substances released to the atmosphere through industrial operations. For the fossil-fuel-fired power sector, the most common air emissions are sulphur dioxide, oxides of nitrogen, mercury, and GHGs.
"availability" – A measure of time, expressed as a percentage of continuous operation 24 hours a day, 365 days a year that a generating unit is capable of generating electricity, regardless of whether or not it is actually generating electricity.
"Balancing Pool" – The Balancing Pool was established in 1999 by the Government of Alberta to help manage the transition to competition in Alberta's electric industry. Their current obligations and responsibilities are governed by the Electric Utilities Act (effective June 1, 2003) and the Balancing Pool Regulation. For more information, go to www.balancingpool.ca.
"boiler" – A device for generating steam for power, processing or heating purposes, or for producing hot water for heating purposes or hot water supply. Heat from an external combustion source is transmitted to a fluid contained within the tubes of the boiler shell.
"Brookfield" – Brookfield Renewable Partners.
"capacity" – The rated continuous load-carrying ability, expressed in megawatts, of generation equipment.
"CBCA" – Canada Business Corporations Act.
"CO2e" – Carbon dioxide equivalent.
"cogeneration" – A generating facility that produces electricity and another form of useful thermal energy (such as heat or steam) used for industrial, commercial, heating, or cooling purposes.
"combined-cycle" – An electric generating technology in which electricity is produced from otherwise lost waste heat exiting from one or more gas (combustion) turbines. The exiting heat is routed to a conventional boiler or to a heat recovery steam generator for use by a steam turbine in the production of electricity. This process increases the efficiency of the electric generating unit.
"EBITDA" – Earnings before interest, taxes, depreciation, and amortization.
"ED&I" – Equity, Diversity and Inclusion.
"EPCs" – Emission Performance Credits.
"ESG" – Environment, Sustainability and Governance.
"FERC" – Federal Energy Regulatory Commission.
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"force majeure" – Literally means "greater force." These clauses excuse a party from liability if some unforeseen event beyond the control of that party prevents it from performing its obligations under the contract.
"FMG" - Fortescue Metals Group Ltd.
"GGPPA" – Greenhouse Gas Pollution Pricing Act (Canada).
"GHG" – Greenhouse gases that have the potential to retain heat in the atmosphere, including water vapour, carbon dioxide, methane, nitrous oxide, hydrofluorocarbons, and perfluorocarbons.
"GW" – Gigawatt, which is a measure of electric power equal to 1,000 MW.
"GWh" – Gigawatt-hour – A measure of electricity consumption equivalent to the use of 1,000 megawatts of power over a period of one hour.
"IESO" – Independent Electricity System Operator.
"IFRS" – International Financial Reporting Standards.
"IPPs" – Independent power producers
"LTC" – Long-term contract.
"M&A" - Mergers and Acquisitions.
"MW" – Megawatt – A measure of electric power equal to 1,000,000 watts.
"MSHA" – Mine Safety and Health Administration.
"MWh" – Megawatt-hour – A measure of electricity consumption equivalent to the use of 1,000,000 watts of power over a period of one hour.
"NCIB" – Normal Course Issuer Bid.
"NERC" – North American Electric Reliability Corporation.
"net capacity" – The maximum capacity or effective rating, modified for ambient limitations, that a generating unit or power plant can sustain over a specific period, less the capacity used to supply the demand of station service or auxiliary needs.
"NGTL" – NOVA Gas Transmission Ltd.
"NYSE" – New York Stock Exchange.
"Off-Coal Agreement" – Off-Coal Agreement dated Nov. 24, 2016, between, among others, TransAlta and Her Majesty the Queen in Right of Alberta.
"opt-in facility" – A facility that satisfies the eligibility criteria for an opted in facility under Section 4 of the TIER regulation and is voluntarily choosing to participate in the regulation for the purposes of being able to generate emission performance credits.
"PPA" – Power purchase agreement, also referred to as a long-term commercial agreement for the sale of electric energy to a buyer.
"RECs" – Renewable Energy Credits.
"SCE" – Southern Cross Energy Partnership.
"TA Cogen" – TransAlta Cogeneration LP.
"TIER" – Technology Innovation and Emission Reduction Regulation in Alberta.
"TransAlta Renewables" – TransAlta Renewables Inc.
"TSX" – Toronto Stock Exchange.
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